UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Mirati Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
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Mirati Therapeutics, Inc.
3545 Cray Court
San Diego, California 92121
November 2, 2023
Dear Mirati Therapeutics, Inc. Stockholder:
You are cordially invited to attend a special meeting of stockholders (which, together with any adjournments or postponements thereof, we refer to as the “Special Meeting”) of Mirati Therapeutics, Inc., a Delaware corporation (which we refer to as “Mirati,” “we,” “us” or “our”) to be held virtually via live webcast on December 13, 2023, at 9:00 a.m., Pacific time (unless the Special Meeting is adjourned or postponed). You may attend the Special Meeting virtually via the Internet at www.virtualshareholdermeeting.com/MRTX2023SM, where you will also be able to vote and submit your questions. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting. Formal notice of the Special Meeting, a proxy statement, and a proxy card accompany this letter.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated October 8, 2023, by and among Mirati, Bristol-Myers Squibb Company, a Delaware corporation (which we refer to as “BMS” or “Parent”), and Vineyard Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), including the form of contingent value rights agreement to be entered into at or immediately prior to the effective time of the Merger by Parent and a rights agent reasonably acceptable to Mirati (which we refer to as the “CVR Agreement”) (we refer to such proposal as the “Merger Proposal”). At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger (which we refer to as the “Compensation Proposal”) and a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).
Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Mirati (which we refer to as the “Merger”), with Mirati surviving the Merger as a wholly owned subsidiary of Parent. If you are a Mirati stockholder and the Merger is completed, each of your shares of Mirati common stock, par value $0.001 (which we refer to as the “common stock”), will be converted into the right to receive (A) $58.00 in cash, without interest (which we refer to as the “Closing Consideration”) and (B) one contingent value right (which we refer to as a “CVR”), which shall represent the right to receive the Milestone Payment (which we define in the section of this proxy statement captioned “Form of Contingent Value Rights Agreement”), without interest and subject to the terms and conditions set forth in the CVR Agreement (we refer to the consideration contemplated by (A) and (B), together, and in each case subject to any applicable withholding of taxes, as the “Merger Consideration”) (unless you have properly exercised, and not subsequently withdrawn, your appraisal rights under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”)).
Mirati’s board of directors (the “Board of Directors”), after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interest of, Mirati and its stockholders; (2) declared it advisable for Mirati to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Mirati of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (4) directed that the Merger Agreement be submitted to the Mirati stockholders for adoption; and (5) recommended that Mirati stockholders adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement) and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock.
If you have any questions or need assistance voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3507
Banks & Brokers May Call Collect: (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,
/s/ Charles M. Baum
Charles M. Baum, M.D., Ph.D.
Founder, President, Chief Executive Officer and Director
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated November 2, 2023, and, together with the enclosed form of proxy card, is first being mailed on or about November 7, 2023.

Mirati Therapeutics, Inc.
3545 Cray Court
San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON DECEMBER 13, 2023
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of Mirati Therapeutics, Inc., a Delaware corporation (which we refer to as “Mirati,” “we,” “us” or “our”), will be held on December 13, 2023, at 9:00 a.m., Pacific time (unless the Special Meeting is adjourned or postponed). Mirati stockholders will be able to attend the Special Meeting via the Internet virtually via live webcast at www.virtualshareholdermeeting.com/MRTX2023SM, where you will be also able to vote and submit your questions. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated October 8, 2023, by and among Mirati, Bristol-Myers Squibb Company, a Delaware corporation (which we refer to as “BMS” or “Parent”), and Vineyard Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (which we refer to as “Merger Sub”), including the form of contingent value rights agreement to be entered into at or immediately prior to the effective time of the Merger by Parent and a rights agent reasonably acceptable to Mirati (which we refer to as the “CVR Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Mirati (which we refer to as the “Merger”), with Mirati surviving the Merger as a wholly owned subsidiary of Parent (we refer to this proposal as the “Merger Proposal”);
2. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger (we refer to this proposal as the “Compensation Proposal”); and
3. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (we refer to this proposal as the “Adjournment Proposal”).
Only Mirati stockholders of record as of the close of business on November 7, 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the stockholders of at least a majority of the outstanding shares of our common stock.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record, and you attend the Special Meeting and vote online during the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
By the Order of the Board of Directors,
/s/ Charles M. Baum
Charles M. Baum, M.D., Ph.D.
Founder, President, Chief Executive Officer and Director
Dated: November 2, 2023

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED; (2) THROUGH THE INTERNET; OR (3) BY TELEPHONE. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you are a stockholder of record, voting online during the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares of our common stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Special Meeting.
If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3507
Banks & Brokers May Call Collect: (212) 750-5833

i

ii

SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Vineyard Merger Sub Inc. with and into Mirati Therapeutics, Inc., which we refer to as the “Merger,” and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, “Mirati,” “we,” “us” or “our” and similar words refer to Mirati Therapeutics, Inc., a Delaware corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Bristol-Myers Squibb Company, a Delaware corporation, as “BMS” or “Parent,” and Vineyard Merger Sub Inc., a Delaware corporation, as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated October 8, 2023, by and among Mirati, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement” and the form of contingent value rights agreement attached to the Merger Agreement to be entered into at or immediately prior to the effective time of the Merger by Parent and a rights agent reasonably acceptable to Mirati as the “CVR Agreement.” The Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement) is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger (see page 31)
Mirati Therapeutics, Inc.
Mirati is a commercial-stage targeted oncology company developing novel therapeutics to address the genetic drivers of cancer. We approach all of our programs with a singular focus: to translate our deep understanding of the molecular drivers of cancer into better therapies and better outcomes for patients. For more information on our company, please visit www.mirati.com.
Mirati’s common stock is listed on The Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “MRTX.”
Bristol-Myers Squibb Company
BMS was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company, as successor to a New York business started in 1887. In 1989, Bristol-Myers Company changed its name to Bristol-Myers Squibb Company as a result of a merger. BMS is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of innovative medicines that help patients prevail over serious diseases on a global basis, primarily in the following therapeutic areas: oncology, hematology, immunology, cardiovascular and neuroscience.
BMS’s principal executive offices are located at Route 206 & Province Line Road, Princeton, New Jersey 08543, and its telephone number is (609) 252-4621. BMS maintains a website at www.bms.com. Information included on or accessible through BMS’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.
BMS’s common stock, par value $0.10, is listed on the New York Stock Exchange under the symbol “BMY.”
For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”
Vineyard Merger Sub Inc.
Merger Sub is a wholly owned subsidiary of Parent and was formed on September 20, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

The Merger (see page 31)
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), if the Merger is completed, Merger Sub will merge with and into Mirati, and Mirati will continue as the surviving corporation as a wholly owned subsidiary of Parent (which we refer to as the “Surviving Corporation”). As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Mirati will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). In addition, all outstanding shares of our common stock (except for any shares owned by (1) Mirati, (2) Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or Merger Sub, (3) any wholly owned subsidiary of Mirati or (4) stockholders who are entitled to and who properly exercise (and do not subsequently withdraw) appraisal rights pursuant to Section 262 of the DGCL) will be cancelled and converted into the right to receive (A) $58.00 per share of our common stock in cash, without interest (which we refer to as the “Closing Consideration”) and (B) one contingent value right (which we refer to as a “CVR”), which shall represent the right to receive the Milestone Payment (which we define in the section of this proxy statement captioned “— Form of Contingent Value Rights Agreement”) without interest and subject to the terms and conditions set forth in the CVR Agreement (the consideration contemplated by (A) and (B), in each case subject to any applicable withholding of taxes, we refer to together as the “Merger Consideration”). We refer to the shares of our common stock described in the preceding clauses (1), (2) and (3) as “Excluded Shares” and we refer to the shares of our common stock described in the preceding clause (4) as “Dissenting Shares.” Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder, except that stockholders who properly exercise, and do not subsequently withdraw, their appraisal rights under Section 262 of the DGCL (which we refer to as “Section 262”) will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger — Appraisal Rights.”
The time at which the Merger becomes effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger) (which we refer to as the “Effective Time”).
For more information, see the section of this proxy statement captioned “The Merger.”
Form of Contingent Value Rights Agreement (see page 102)
The Merger Agreement requires that, at or immediately prior to the Effective Time, Parent and a rights agent reasonably acceptable to Mirati will enter into the CVR Agreement, substantially in the form attached as Exhibit B to the Merger Agreement that is attached to this proxy statement as Annex A, subject to such changes thereto as permitted under the Merger Agreement. The CVR Agreement will govern the terms of the CVRs, and is further described in the section captioned “Form of Contingent Value Rights Agreement.”
While no guarantee can be given that any proceeds will be received, each CVR represents a non-tradeable contractual contingent right to receive $12.00 in cash, without interest and subject to applicable tax withholdings (which we refer to as the “Milestone Payment”), upon (i) the submission of a New Drug Application (which we define in the CVR Agreement) filed with the United States Food and Drug Administration (which we refer to as the “FDA”) for the approval of MRTX1719 for the treatment of either locally advanced or metastatic non-small cell lung cancer that is indicated for use in patients who have received no more than two prior lines of systemic therapy (i.e., indicated for use in the first, second and/or third line settings) and (ii) the FDA’s confirmation of acceptance of the filing of such application ((i) and (ii) together, we refer to as the “CVR Product Milestone”), in each case, prior to the seventh anniversary of the date of the closing of the transactions contemplated by the Merger Agreement (which we refer to as the “CVR Product Milestone Achievement Outside Date”).
The CVRs are contractual rights only and are not transferable except under limited circumstances, specified in the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective affiliates or subsidiaries. No interest will accrue on any amounts payable on the CVRs.

If the CVR Product Milestone has occurred prior to the CVR Product Milestone Achievement Outside Date, then, on or prior to the date that is fifteen (15) business days following the achievement thereof, Parent will, among other things, deliver to the rights agent the aggregate amount necessary to pay each CVR holder the product of the Milestone Payment and the number of CVRs held by such CVR holder; provided that, in the case of CVR holders in respect of Mirati’s equity awards, Parent will pay such amount directly to the Surviving Corporation or any of its affiliates. After receipt of the funds from Parent, the rights agent will promptly (and in any event, within fifteen (15) business days) pay the CVR holders of record by check or wire as required under the CVR Agreement.
Parent is required to use Commercially Diligent Efforts (as defined in the section of this proxy statement captioned “— Form of Contingent Value Rights Agreement”) to achieve the CVR Product Milestone as promptly as practicable following the Effective Time. The use of Commercially Diligent Efforts, however, does not guarantee that Parent will achieve the milestone by a specific date or at all.
Except for the rights of the rights agent set forth in the CVR Agreement, only holders of not less than 50% of the outstanding CVRs as set forth in the register kept by the rights agent (the “Acting Holders”) will have the sole right, on behalf of all holders of CVRs, by virtue of or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder of CVRs or other group of holders will be entitled to exercise such rights. However, the CVR Agreement will not limit the ability of an individual CVR holder to seek the Milestone Payment upon the achievement of the CVR Product Milestone solely to the extent such payment amount has been finally determined in accordance with the terms of the CVR Agreement and has not been paid within the period contemplated by the CVR Agreement.
The CVR Agreement will be terminated, and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) the failure to achieve the CVR Product Milestone before the CVR Product Milestone Achievement Outside Date, (b) the mailing by the rights agent to the address of each CVR holder as reflected in the register kept by the rights agent the last of the Milestone Payment amounts (if any) required to be paid under the terms of the CVR Agreement, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the right of any Holder to receive the Milestone Payment with respect to the CVR Product Milestone, and any covenants and obligations of Parent (other than in relation to any undistributed Milestone Payments in accordance with the terms of the CVR Agreement), will be irrevocably terminated and extinguished if the CVR Product Milestone is not achieved before the CVR Product Milestone Achievement Outside Date or the Termination, whichever is earlier.
Voting Agreement (see page 104)
On October 8, 2023, in connection with the Merger Agreement, Parent entered into a voting and support agreement (which we refer to as the “Voting Agreement”) with Boxer Capital, LLC and MVA Investors, LLC (which we refer to, collectively, as the “Voting Support Stockholders”) pursuant to which the Voting Support Stockholders have agreed, among other things and subject to the conditions set forth in the Voting Agreement, to vote all shares of our common stock they beneficially own in favor of the adoption of the Merger Agreement and the approval of the Merger and any other proposal considered and voted upon at the Special Meeting necessary or desirable for the consummation of the Merger or the other transactions contemplated by the Merger Agreement.
Treatment of Company Options and Company RSUs (see page 15)
At the Effective Time, each compensatory option to purchase shares of our common stock (each, a “Company Option”) that is then outstanding and unexercised (whether or not vested) and which has a per share exercise price that is less than the Closing Consideration will be cancelled and converted into the right to receive a cash payment equal to (i) the excess of (a) the Closing Consideration over (b) the per share exercise price of such Company Option, multiplied by (ii) the total number of shares of our common stock subject to such Company Option, plus one CVR for each share of our common stock subject to such Company Option.
If and only if the Milestone Payments are made in respect of the CVRs, each Company Option which has a per share exercise price that equals or exceeds the Closing Consideration but is less than the sum of the Closing Consideration and the potential amount payable with respect to one CVR will be entitled to receive a cash payment equal to the amount by which the sum of the Closing Consideration and the potential amount payable with respect to one CVR exceeds the per share exercise price of such Company Option, multiplied by the number of shares of our common stock subject to such Company Option.

At the Effective Time, any Company Option not described in the two preceding paragraphs that is then outstanding and unexercised (whether or not vested) will be cancelled without consideration.
At the Effective Time, each then outstanding restricted stock unit with respect to shares of our common stock, including, to the extent provided pursuant to their terms, performance-vesting restricted stock units (all restricted stock units with respect to shares of our common stock, including performance-vesting restricted stock units with respect to shares of our common stock, being referred to herein as “Company RSUs”), will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the Closing Consideration and (ii) the number of shares of our common stock subject to such Company RSU, plus one CVR for each share of our common stock subject to the Company RSU. Performance-vesting Company RSUs which do not vest in connection with the Merger in accordance with their terms will, in accordance with their terms, be cancelled for no consideration at the Effective Time. Company RSUs which may be granted in 2024 if the Effective Time does not occur prior to January 10, 2024 will be converted at the Effective Time into a cash award equal to the product of (i) the number of shares of our common stock subject to such Company RSU granted in 2024 and (ii) the last trading price of a share of our common stock before the Effective Time, and such cash award will be subject to the same terms and conditions (including vesting) applicable to such converted Company RSU. No such converted Company RSUs described in the preceding sentence will be eligible to receive any CVRs.
For more information, please see the section of this proxy statement captioned “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger.”
Financing of the Merger (see page 66)
The Merger is not conditioned on any financing arrangements or contingencies. Parent and Merger Sub have represented in the Merger Agreement that Parent, as of the date of the Merger Agreement had and at all times through the Effective Time will have (and will make available to Merger Sub in a timely manner) immediately available funds in cash in an amount sufficient to carry out all of Parent and Merger Sub’s obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement by payment in cash of the aggregate Closing Consideration payable following the Effective Time and the aggregate amounts payable to holders of unexpired and unexercised issued and outstanding warrants to purchase shares of our common stock issued by or on behalf of Mirati (which we refer to as “Company Warrants”), Company Options and Company RSUs following the Effective Time pursuant to the Merger Agreement.
For more information, please see the section of this proxy statement captioned “The Merger — Financing of the Merger.”
Conditions to the Closing of the Merger (see page 95)
The obligations of Mirati, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions and as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), the following:
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders. For more information, please see the section of this proxy statement captioned “The Special Meeting”;
•
(1) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) and (2) the receipt of clearances or affirmative approvals required by the antitrust authorities in certain other jurisdictions and the expiration or termination of any mandatory waiting period related thereto (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger”);

•
the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction in a jurisdiction where Parent or any of its affiliates or Mirati or any of its subsidiaries operate their respective businesses or own any material assets;

•	the accuracy of the representations and warranties of Mirati, Parent and Merger Sub in the Merger Agreement, subject to specified materiality standards;

•	Mirati, Parent and Merger Sub having performed in all material respects their respective obligations under the Merger Agreement at or before the Effective Time;
•
since the date of the Merger Agreement, there not having occurred any Material Adverse Effect (which we define in the section of this proxy statement captioned “The Merger Agreement — Representations and Warranties”);

•
the receipt of certificates executed by Mirati’s Chief Executive Officer or Chief Financial Officer, on the one hand, and Parent’s Chief Executive Officer or another senior executive officer of Parent, on the other hand, certifying to the effect that the conditions described in the preceding three bullets have been satisfied; and

•	the execution and delivery of the CVR Agreement, such that it is in full force and effect.
For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”
Regulatory Approvals Required for the Merger (see page 76)
Under the Merger Agreement, the Merger cannot be completed until (i) the waiting period (or any extension thereof) applicable to the Merger under the HSR Act, or any commitment by the parties to the Merger Agreement not to consummate the transactions contemplated by the Merger Agreement before a certain date under a timing agreement, has expired or been terminated, and (ii) the receipt of any clearances or affirmative approvals by antitrust authorities in certain other jurisdictions, and any mandatory waiting period related thereto has expired or been terminated. For more information, please see the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger.”
Under the Merger Agreement, Mirati and Parent have agreed to use (and cause their respective affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under all applicable laws that may be asserted by any governmental body, subject to certain limitations, so as to enable the closing of the Merger to occur as promptly as practicable but in no case later than the End Date (which we define in the section of this proxy statement captioned “— Termination of the Merger Agreement”).
Parent, Merger Sub and their affiliates are not required under the Merger Agreement to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearances from any governmental body. Parent, Merger Sub and Mirati are not required to take or agree to take any action unless the effectiveness of such action is conditioned upon the closing, and Mirati is not permitted to take or propose to undertake any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion).
Parent will not commit to or agree with any governmental body to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable antitrust or foreign direct investment laws, or enter into any similar timing agreement, without Mirati’s prior written consent (which, in each case, will not be unreasonably withheld, conditioned or delayed).
Recommendation of the Board of Directors (see page 42)
Mirati’s Board of Directors (which we refer to as the “Board of Directors”), after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interest of, Mirati and its stockholders; (2) declared it advisable for Mirati to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Mirati of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (4) directed that the Merger Agreement be submitted to Mirati stockholders for adoption; and (5) recommended that Mirati stockholders adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement)

(which we refer to as the “Merger Proposal”); (2) “FOR” the proposal to approve, by non-binding, advisory vote to approve compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger (which we refer to as the “Compensation Proposal”); and (3) “FOR” the proposal to adjourn the Special Meeting if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).
Opinion of Mirati’s Financial Advisor – Centerview Partners LLC (see page 48)
Mirati retained Centerview Partners LLC, which is referred to in this proxy statement as “Centerview,” as financial advisor to the Board of Directors in connection with the proposed Merger and the other transactions contemplated by the Merger Agreement, which are collectively referred to as the “Transactions” throughout this section and the summary of Centerview’s opinion below under the caption “Opinion of Mirati’s Financial Advisor - Centerview Partners LLC.” In connection with this engagement, the Board of Directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of our common stock (other than (i) any shares of our common stock held immediately prior to the Effective Time by (x) Mirati (or held in Mirati’s treasury), (y) Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or Merger Sub and (z) any wholly owned subsidiary of Mirati and (ii) any Dissenting Shares (the shares referred to in clauses (i) and (ii), together with any shares of our common stock held by an affiliate of Mirati or Parent, the “Excluded Shares”)) of (x) the Closing Consideration, plus (y) one CVR per share of our common stock, in each case, without interest thereon (which (x) and (y) are collectively referred to as the “Consideration” throughout this section and the summary of Centerview’s opinion below under the caption “Opinion of Mirati’s Financial Advisor - Centerview Partners LLC”) proposed to be paid to such holders pursuant to the Merger Agreement. On October 8, 2023, Centerview rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated October 8, 2023 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration proposed to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated October 8, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of our common stock (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transactions and does not constitute a recommendation to any stockholder of Mirati or any other person as to how such stockholder or other person should vote with respect to the Merger Proposal or otherwise act with respect to the Transactions or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Interests of Mirati’s Directors and Executive Officers in the Merger (see page 58)
When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that Mirati’s stockholders approve the Merger Proposal, the Board of Directors was aware of and considered, among other matters, these interests (to the extent that they existed at that time). These interests include the following:

•
the accelerated vesting of Company Options and Company RSUs held by such individuals and the cancellation of such awards in exchange for upfront cash payments and contingent cash consideration from the CVR;

•
the eligibility of executive officers to receive severance payments and benefits under employment arrangements with Mirati in connection with a qualifying termination of employment following the Effective Time;

•	the possibility of continued employment of Mirati’s officers with the Surviving Corporation following the Effective Time; and
•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation following the Effective Time and for at least six years thereafter.
If the Merger Proposal is approved, the shares of our common stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of our common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger.”
Appraisal Rights (see page 66)
If the Merger is completed, record holders or beneficial owners of our common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock and otherwise comply fully with Section 262 will be entitled to appraisal rights in connection with the Merger.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.
Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously are the stockholders through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Mirati a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;
•
the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time); and

•
the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Your failure to follow exactly the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.
For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”
Certain U.S. Federal Income Tax Consequences of the Merger (see page 71)
The receipt of cash and CVRs by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty (as further discussed in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger”).
For more information, see the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Acquisition Proposals (see page 87)
Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, Mirati and its subsidiaries will not, and will cause their officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (which we refer to collectively as “Representatives”) not to, directly or indirectly:
•
continue any solicitation, knowing encouragement, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”);

•
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•
waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, or take any action to exempt any person (other than Parent, Merger Sub or their affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the organizational and other governing documents of Mirati, unless the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law.

Notwithstanding these restrictions, prior to the adoption of the Merger Agreement by our stockholders, Mirati may, under certain circumstances and pursuant to a confidentiality agreement meeting specified requirements, provide information (including non-public information) with respect to Mirati to, and engage or otherwise participate in discussions or negotiations with, a person who has made an Acquisition Proposal and the Representatives of such person regarding an Acquisition Proposal if such Acquisition Proposal was made after the execution of the Merger Agreement (and did not arise out of a breach of Mirati’s obligations described in the bullet points above or a breach of the Board of Directors’ obligation to recommend that our stockholders approve the Merger Proposal) and the Board of Directors determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such proposal is or would reasonably be expected to lead to a Superior Offer (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) and the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law. If the Board of Directors makes any determination or initially takes any action described in this paragraph, Mirati must notify Parent within 24 hours of such determination or action. For more information, see the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals.”
Company Adverse Recommendation Change (see page 89)
The Board of Directors has unanimously recommended that you vote “FOR” the Merger Proposal. The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting a Company Adverse Recommendation Change (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change”), except in certain specified circumstances relating to our receipt of a Superior Offer (as such term is defined in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) or the occurrence of an Intervening Event (as such term is defined in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change”). For more information, see the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change.”
Termination of the Merger Agreement (see page 97)
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders, in the following ways:
•	By mutual written consent of Mirati and Parent.
•	By either Mirati or Parent:
•
if the Merger is not consummated on or prior to midnight Eastern Time, on October 8, 2024 (which we refer to as the “End Date”); provided, however (1) if, on the End Date, all conditions to each party’s obligations to effect the Merger have been satisfied or waived, except for specified conditions relating to antitrust laws and foreign direct investment laws, then the End Date will automatically be extended by a period of 90 days (and all references to the End Date in the Merger Agreement will be as so extended); and (2) if, on the End Date (as extended), all conditions to each party’s obligations to effect the Merger have been satisfied or waived, except for specified conditions relating to antitrust laws and foreign direct investment laws, then the End Date will be further automatically extended by a period of 90 days (and all references to the End Date in the Merger Agreement will be as so further extended);

•
if any governmental body of competent jurisdiction in a jurisdiction where Parent or any of its affiliates or Mirati or any of its subsidiaries operate their respective businesses or own any material assets has issued any order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of shares of our common stock pursuant to the Merger or making the consummation of the Merger illegal, if such order, decree, ruling or other action is final and nonappealable; or

•	if our stockholders do not approve the Merger Proposal at the Special Meeting (at which a vote was taken), or any adjournment or postponement thereof (at which a vote was taken).

•	By Mirati:
•
at any time prior to the receipt of the requisite Mirati stockholder approval, in order to accept a Superior Offer and substantially concurrently with such termination enter into an agreement providing for the consummation of a transaction which the Board of Directors has determined, in good faith, constitutes a Superior Offer, pursuant to, and in accordance with, the Merger Agreement, provided that Mirati has paid the $168,000,000 termination fee immediately prior to or substantially concurrently with such termination; or

•
if there has been any breach of any representation or warranty or failure to perform any covenant or obligation in the Merger Agreement of Parent or Merger Sub, in each case, such that it would result in the failure to satisfy a closing condition, and cannot be cured by the End Date or is not cured within 30 days of the date Mirati provides notice of such breach or failure to perform (if capable of being cured in such time period).

•	By Parent:
•
if there has been any breach of any representation or warranty or failure to perform any covenant in the Merger Agreement of Mirati, which (1) would result in the failure to satisfy a closing condition and (2) cannot be cured by the End Date or is not cured within 30 days of the date Parent provides notice of such breach or failure to perform (if capable of being cured in such time period); or

•
at any time prior to the receipt of the requisite Mirati stockholder approval if (1) the Board of Directors has failed to include the Company Board Recommendation in this proxy statement when mailed or effects a Company Adverse Recommendation Change; (2) the Board of Directors fails to take specified actions to affirm the Company Board Recommendation (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) with respect to an Acquisition Proposal; or (3) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three business days after receipt of a written request by Parent to do so, subject to specified exceptions and terms.

For more information, please see the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement.”
Expenses; Termination Fees (see page 99)
Except in specified circumstances, whether or not the Merger is completed, Mirati, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Mirati will be required to pay to Parent a termination fee of $168,000,000 if the Merger Agreement is terminated under specified circumstances.
Parent will be required to pay to Mirati a reverse termination fee of $240,000,000 if the Merger Agreement is terminated under specified circumstances.
For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”
Effect on Mirati if the Merger is Not Completed (see page 32)
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock. Instead, Mirati will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, Mirati will be required to pay Parent a termination fee of $168,000,000, or Mirati may be entitled to receive from Parent a reverse termination fee of $240,000,000, in each case upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger — Effect on Mirati if the Merger is Not Completed.”

The Special Meeting (see page 23)
Date, Time and Place
A special meeting of stockholders of Mirati (which we refer to as the “Special Meeting”) will be held virtually via live webcast on December 13, 2023, at 9:00 a.m., Pacific time (unless the Special Meeting is adjourned or postponed). You may attend the Special Meeting via the Internet at www.virtualshareholdermeeting.com/MRTX2023SM, where you will also be able to vote and submit your questions. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting.
Record Date; Shares of our Common Stock Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Mirati common stock at the close of business on November 7, 2023 (which we refer to as the “Record Date”). You will have one vote at the Special Meeting for each share of our common stock that you owned at the close of business on the Record Date.
Purpose
At the Special Meeting, we will ask stockholders to vote on proposals to approve (1) the Merger Proposal; (2) the Compensation Proposal; and (3) the Adjournment Proposal.
Quorum
The stockholders of at least forty percent (40%) in voting power of shares of our common stock issued and outstanding and entitled to vote thereat, present at the Special Meeting virtually via the virtual meeting website or represented by proxy, will constitute a quorum at the Special Meeting. As of November 1, 2023, the most recent practicable date before this proxy statement was first mailed to our stockholders, there were 70,147,706 shares of our common stock outstanding and entitled to vote at the Special Meeting.
Required Vote
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of November 1, 2023, there were 70,147,706 shares of our common stock outstanding and entitled to vote on the Merger Proposal.
The approval of the Compensation Proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to completion of the Merger.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.
Share Ownership of Our Directors and Executive Officers
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Voting and Proxies
Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Special Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our common stock.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Investor Relations via e-mail at ir@mirati.com; or (4) attending the Special Meeting virtually and voting.
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
For more information, see the section of this proxy statement captioned “The Special Meeting.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement (including the form of CVR Agreement, which is an exhibit to the Merger Agreement) and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Special Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
On October 8, 2023, Mirati entered into a definitive agreement providing for the Merger of Merger Sub with and into Mirati, with Mirati surviving the Merger as a wholly owned subsidiary of Parent. The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of our common stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and two related proposals.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
1)
To adopt the Merger Agreement, including the form of CVR Agreement, pursuant to which Merger Sub will merge with and into Mirati, and Mirati will become a wholly owned subsidiary of Parent, which proposal we refer to as the “Merger Proposal”;

2)
To approve, by non-binding, advisory vote, compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger, which proposal we refer to as the “Compensation Proposal”; and

3)
To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, which proposal we refer to as the “Adjournment Proposal.”

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place on December 13, 2023, at 9:00 a.m., Pacific time (unless the Special Meeting is adjourned or postponed), virtually via live webcast. You may attend the Special Meeting via the Internet at www.virtualshareholdermeeting.com/MRTX2023SM, where you will also be able to vote and submit your questions. Please note that you will not be able to attend the Special Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our common stock on the Special Meeting website. If you are a registered stockholder, your control number is included on your proxy card. If you are a beneficial owner, you will need to register in advance for a control number in order to vote on the Special Meeting website. Otherwise, you may participate as a “Guest.” Instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around 8:45 a.m., Pacific time, on the day of the Special Meeting, and you should allow ample time for check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at the technical assistance phone number that will be listed on the log-in page for the virtual live webcast.

Q:	What constitutes a quorum for the Special Meeting?
A:
The holders of at least forty percent (40%) in voting power of the shares of our common stock issued and outstanding present or represented by proxy at the Special Meeting constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be present at the

Special Meeting will necessitate an adjournment or postponement and will subject Mirati to additional expense. As of November 1, 2023, the most recent practicable date before this proxy statement was first mailed to our stockholders, there were 70,147,706 shares of our common stock outstanding and entitled to vote at the Special Meeting.
Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of November 7, 2023, which is the Record Date, are entitled to notice of the Special Meeting and to vote at the Special Meeting (and at any adjournment or postponement thereof). Each holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of our common stock owned as of the close of business on the Record Date.

Q:	What is the proposed Merger and what effects will it have on Mirati?
A:
The proposed Merger is the acquisition of Mirati by Parent. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or otherwise waived, Merger Sub will merge with and into Mirati, with Mirati continuing as the Surviving Corporation. As a result of the Merger, Mirati will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded, and you will no longer have any interest in Mirati’s future earnings or growth. In addition, our common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of (i) $58.00 in cash, without interest, and (B) one CVR (in each case, subject to any required tax withholding), for each share of our common stock that you own, unless you have properly exercised and not subsequently withdrawn your appraisal rights under Section 262. For example, if you own 100 shares of our common stock, you will receive $5,800.00 in cash and 100 CVRs (subject to any required tax withholding) in exchange for your shares of our common stock.

Q:	What is a CVR and how does it work?
A:
While no guarantee can be given that any proceeds will be received, each CVR represents a non-tradeable contractual contingent right to receive $12.00 in cash, without interest and subject to applicable tax withholdings upon achievement of the CVR Product Milestone by the CVR Product Milestone Achievement Outside Date, as further described in the section captioned “Form of Contingent Value Rights Agreement,” beginning on page 102 of this proxy statement.

Q:	Is it possible that I will not receive any payment under the CVR?
A:
Yes. There can be no assurance that the CVR Product Milestone will be achieved by the CVR Product Milestone Achievement Outside Date or that Parent will be required to make the Milestone Payment to holders of CVRs.

Q:	Can I transfer my CVR?
A:
The CVRs are contractual rights only and cannot be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than (i) by will or intestacy upon the death of a holder of the CVR, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor, (iii) pursuant to a court order, (iv) by operation of law (including by consolidation or merger of a holder of the CVR) or without consideration in connection with the dissolution, liquidation or termination of any holder of the CVR that is a corporation, limited liability company, partnership or other entity, (v) in the case of CVRs held in book-entry or similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary, (vi) if the holder of the CVR is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), or (vii)

by transferring such CVR to Parent without consideration therefor. The CVRs will not be evidenced by a certificate or other instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective affiliates or subsidiaries. No interest will accrue on any amounts payable on the CVRs.
Q:	What will the holders of Company Options and Company RSUs receive in the Merger?
A:
At the Effective Time, each Company Option that is then outstanding and unexercised (whether or not vested) and which has a per share exercise price that is less than the Closing Consideration will be cancelled and converted into the right to receive a cash payment equal to (i) the excess of (a) the Closing Consideration over (b) the per share exercise price of such Company Option, multiplied by (ii) the total number of shares of our common stock subject to such Company Option, plus one CVR for each share of our common stock subject to such Company Option.

If and only if Milestone Payments are made in respect of each CVR, each Company Option which has a per share exercise price that equals or exceeds the Closing Consideration but is less than the sum of the Closing Consideration and the potential amount payable with respect to one CVR will be entitled to receive a cash payment equal to the amount by which the sum of the Closing Consideration and the potential amount payable with respect to one CVR exceeds the per share exercise price of such Company Option, multiplied by the number of shares of our common stock subject to such Company Option.
At the Effective Time, any other Company Option that is then outstanding and unexercised (whether or not vested) will be cancelled without consideration.
At the Effective Time, each then outstanding Company RSU, including, to the extent provided pursuant to their terms, performance-vesting Company RSUs, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the Closing Consideration and (ii) the number of shares of our common stock subject to such Company RSU, plus one CVR for each share of our common stock subject to the Company RSU. Performance-vesting Company RSUs which do not vest in connection with the Merger in accordance with their terms will be cancelled for no consideration at the Effective Time. Company RSUs which may be granted in 2024 if the Effective Time does not occur prior to January 10, 2024 will be converted at the Effective Time into a cash award equal to the product of (i) the number of shares of our common stock subject to such Company RSU granted in 2024 and (ii) the last trading price of a share of our common stock before the Effective Time, and such cash award will be subject to the same terms and conditions (including vesting) applicable to such converted Company RSU. No such converted Company RSUs described in the preceding sentence will be eligible to receive any CVRs.
Q:	How does the Merger Consideration compare to the market price of the common stock?
A:
The $58.00 Closing Consideration represents a premium of approximately 35% to the closing price of $42.89 per share of our common stock on October 4, 2023, the last trading day prior to media speculation of a potential transaction involving Mirati, a premium of approximately 51% over the volume-weighted average closing share price over the 30-calendar day period preceding October 4, 2023, and a premium of approximately 109% over the $27.80 price per share of our common stock in our last public offering which closed on August 11, 2023. In the event the CVR Product Milestone is achieved within the time period described in the CVR Agreement, the overall Merger Consideration would represent even higher premia to recent trading prices.

On November 1, 2023, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $56.15 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.
Q:	What do I need to do now?
A:
We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our common stock can be voted at the Special Meeting. A failure to vote your shares of Mirati common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our common stock. Please do not send your stock certificates with your proxy card.
Q:	Should I send in my stock certificates now?
A:
No. You should not return your stock certificates, if you hold stock certificates, or send in other documents evidencing ownership of our common stock now or with your proxy card. If the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your Mirati stock certificates to the Paying Agent (which we define in the section of this proxy statement captioned “The Merger Agreement — Exchange and Payment Procedures”) in order to receive the appropriate cash payment for the shares of our common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled.

Q:	What happens if I sell or otherwise transfer my shares of Mirati common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies Mirati in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?
A:
The Board of Directors, after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interest of, Mirati and its stockholders; (2) declared it advisable for Mirati to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Mirati of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (4) directed that the Merger Agreement be submitted to the Mirati stockholders for adoption; and (5) recommended that Mirati stockholders adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if the Merger is not completed?
A:	If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock.
Instead, Mirati will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Upon the termination of the Merger Agreement under specified circumstances, Mirati may be required to pay Parent a termination fee of $168,000,000, or Mirati may be entitled to receive from Parent a reverse termination fee of $240,000,000, in each case as further described in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”
Q:	What vote is required to approve the Merger Proposal?
A:
The affirmative vote of the stockholders of a majority of the outstanding shares of our common stock is required to approve the Merger Proposal. The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal?
A:
Approval of the Compensation Proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to completion of the Merger. Approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. Assuming a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Special Meeting will not have any effect on the Compensation Proposal and the Adjournment Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Compensation Proposal and the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal or the Adjournment Proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger?
A:
Section 14A of the Exchange Act requires Mirati to seek a non-binding, advisory vote regarding compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger. This advisory vote is different from the “say on pay” advisory vote in Mirati’s proxy statement for its 2023 annual meeting (which is not limited to Merger-related compensation), and you may vote on the Merger-related compensation described in this proxy statement independent of how you may have voted with respect to “say on pay” for our 2023 annual meeting.

Q:	What is the compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger for purposes of this advisory vote?
A:
The compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger is described in the section of this proxy statement captioned “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.”

Q:	What will happen if stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Mirati or Parent. If the Merger Proposal is approved by our stockholders and the Merger is completed, the compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger will or may be paid to Mirati’s named executive officers pursuant to the terms of the applicable arrangement even if stockholders fail to approve the Compensation Proposal.

Q:	What is the difference between holding shares of Mirati common stock as a stockholder of record and as a beneficial owner?
A:
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of our common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Mirati.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares of our common stock virtually at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:
•
You may vote over the Internet prior to the Special Meeting. You may vote your shares of our common stock over the Internet until 11:59 p.m. Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Special Meeting, you do not need to vote during the Special Meeting or by telephone or by mail.

•
You may vote by telephone prior to the Special Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Special Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•
You may vote by mail prior to the Special Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope, which must be received prior to the Special Meeting. If you vote by mail, you do not need to vote over the Internet or by telephone.

•
You may vote over the Internet during the Special Meeting. You may vote your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy will not be counted.
If your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	If my broker holds my shares of Mirati common stock in “street name,” will my broker vote my shares of Mirati common stock for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares of our common stock. Without instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Special Meeting, will have no effect on the Compensation Proposal and the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed proxy card or voted over the Internet or by telephone prior to the Special Meeting?
A:
Yes. After you have mailed your signed proxy card or voted over the Internet or by telephone prior to the Special Meeting, you may still change your vote and revoke your proxy by doing any one of the following things:

•	voting online at the Special Meeting;
•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Special Meeting;
•	submitting a new proxy over the Internet until 11:59 p.m., Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card;
•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Special Meeting; or
•	giving our Investor Relations team a written notice via email at ir@mirati.com prior to 11:59 p.m. Eastern Time on the day preceding the Special Meeting that you want to revoke your proxy.
Your attendance at the Special Meeting alone will not revoke your proxy.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our Board of Directors has designated Charles Baum, our Chief Executive Officer, and John Moriarty, our Chief Legal Officer and Corporate Secretary, and each of them, with full power of substitution, as the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares of Mirati common stock voted?
A:
Regardless of the method you choose to vote, the proxy holders will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a stockholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive, in order to vote all of our shares of common stock that you own.

Q:	Where can I find the voting results of the Special Meeting?
A:
If available, Mirati may announce preliminary voting results at the conclusion of the Special Meeting. Mirati intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Mirati files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Mirati common stock for cash and CVRs pursuant to the Merger?
A:
The receipt of cash and CVRs by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty (as further discussed in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger”).

Q:	What will happen to Mirati’s 2013 Employee Stock Purchase Plan (which we refer to as the “ESPP”) in connection with the Merger?
A:
The current offering period under the ESPP will be the final purchase period under the ESPP. To the extent necessary, the current offering period will be shortened so that the share purchase pursuant to that offering period will occur prior to the Merger, and each purchase right issued pursuant to the ESPP under the current purchase period will be required to be fully exercised not later than five business days prior to the Merger. Shares of our common stock purchased via the ESPP will be treated in the same manner as other outstanding shares of our common stock in the Merger. There will be no increase in the amount of participants’ payroll deduction elections or purchase elections under the ESPP during the current offering period and no new participants will be allowed to enroll in the ESPP.

Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first half of 2024. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is completed, our stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262 regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Do any of Mirati’s directors or officers have interests in the Merger that may differ from those of Mirati stockholders generally?
A:
Yes. In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that Mirati’s stockholders approve the Merger Proposal, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger.”

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
We have retained Innisfree M&A Incorporated, a proxy solicitation firm (which we refer to as the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $40,000, plus a success fee of $20,000 and expenses. The expense of soliciting proxies will be borne by Mirati. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	What is householding and how does it affect me?
A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

We will promptly deliver a separate copy of this proxy statement to any stockholder upon request submitted in writing to us at our principal offices at 3545 Cray Court, San Diego, California 92121 Attn: Investor Relations, or by email at ir@mirati.com. You may also orally submit your request by calling (844) 647-2841.
If two or more stockholders sharing the same address are currently receiving multiple copies of this proxy statement and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3507
Banks & Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
All statements in this proxy statement and any document referred to or incorporated by reference in this proxy statement, other than statements of historical fact, are statements that could be deemed “forward-looking statements”, regarding, among other things, the Merger, potential contingent consideration, and the development and commercialization of certain biological compounds, including the therapeutic and commercial potential of KRAZATI® (adagrasib), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA-cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), MRTX1133 (selective KRASG12D inhibitor), and Mirati’s other technologies and products in development. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to (i) the approval of Mirati’s stockholders of the Merger Proposal and the other proposals to be presented at the Special Meeting, which may be delayed or may not be obtained, (ii) whether the contingent consideration under the CVR will become payable, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the Merger Agreement, (v) any competing offers or acquisition proposals for Mirati, (vi) the possibility that various conditions to the consummation of the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, the response of business partners and competitors to the announcement of the proposed Merger and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger. In addition, the compounds described in any document referred to or incorporated by reference in this proxy statement are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. Forward-looking statements in this proxy statement should be evaluated together with the many uncertainties that affect BMS’ business, particularly those identified in the cautionary factors discussion in BMS’ Annual Report on Form 10-K for the year ended December 31, 2022, and Mirati’s business, particularly those identified in the cautionary factors discussion in Mirati’s Annual Report on Form 10-K for the year ended December 31, 2022, as well as other documents that may be filed by BMS or Mirati from time to time with the SEC. Neither BMS nor Mirati undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this proxy statement relate only to events as of the date on which the statements are made.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on December 13, 2023, at 9:00 a.m., Pacific time (unless the Special Meeting is adjourned or postponed). You can virtually attend, and vote and submit your questions in the Special Meeting by accessing a virtual live website using the Internet at www.virtualshareholdermeeting.com/MRTX2023SM. Please note that you will not be able to attend the Special Meeting physically in person. Instructions on how to attend and participate online are provided on the proxy card. We expect check-in to be available starting around 8:45 a.m., Pacific time, on the day of the Special Meeting, December 13, 2023, and you should allow ample time for online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at the technical assistance phone number that will be listed on the log-in page for the virtual live webcast.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by stockholders of record 10 days prior to the Special Meeting at our principal business offices at 3545 Cray Court, San Diego, California 92121 and during the entirety of the Special Meeting online at www.virtualshareholdermeeting.com/MRTX2023SM.
The stockholders of at least forty percent (40%) in voting power of the shares of our common stock issued and outstanding and entitled to vote thereat, present virtually at the Special Meeting or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
As of November 1, 2023, the most recent practicable date before this proxy statement was first mailed to our stockholders, there were 70,147,706 shares of our common stock outstanding and entitled to vote at the Special Meeting.
Vote Required; Abstentions and Broker Non-Votes
Each Mirati stockholder will be entitled to one vote for each share of our common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Special Meeting. The affirmative vote of the stockholders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. As of November 1, 2023, there were 70,147,706 shares of our common stock outstanding and entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the closing of the transactions contemplated by the Merger Agreement.
The approval of the Compensation Proposal, on an advisory, non-binding basis, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.

The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Mirati does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of our common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present at the Special Meeting, not have any effect on the Compensation Proposal or the Adjournment Proposal.
Shares of our Common Stock Held by Mirati’s Directors and Executive Officers
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Voting of Proxies
If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:
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You may vote over the Internet prior to the Special Meeting. You may vote your shares of our common stock over the Internet until 11:59 p.m., Eastern Time, on the day preceding the Special Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Special Meeting, you do not need to vote during the Special Meeting or by telephone or by mail.

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You may vote by telephone prior to the Special Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Special Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

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You may vote by mail prior to the Special Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Special Meeting.

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You may vote over the Internet during the Special Meeting. You may vote your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our common stock according to your directions.
Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy will not be counted.

Voting instructions are included on your proxy card. All shares of our common stock represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
If your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting online with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal but, assuming a quorum is present at the Special Meeting, will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	voting online at the Special Meeting;
•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on the day preceding the Special Meeting;
•	submitting a new proxy over the Internet until 11:59 p.m. Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card;
•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Special Meeting; or
•	giving our Investor Relations a written notice via email at ir@mirati.com prior to 11:59 p.m. Eastern Time on the day preceding the Special Meeting that you want to revoke your proxy.
If you have submitted a proxy, your appearance at the Special Meeting virtually, in the absence of voting online during the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, after careful consideration, including considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interest of, Mirati and its stockholders; (2) declared it advisable for Mirati to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Mirati of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (4) directed that the Merger Agreement be submitted to the Mirati stockholders for adoption; and (5) recommended that Mirati stockholders adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies
The expense of soliciting proxies will be borne by Mirati. We have retained Innisfree M&A Incorporated, a proxy solicitation firm (which we refer to as the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $40,000, plus a success fee of $20,000 and expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, we anticipate, but cannot guarantee, that the Merger will be consummated in the first half of 2024.
Appraisal Rights
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger so long as they comply fully with Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the stockholder must not vote in favor of the Merger Proposal;
•	the stockholder must deliver to Mirati a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;
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the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers such shares of our common stock before the Effective Time); and

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the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures.

Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 13, 2023
The proxy statement is available at https://ir.mirati.com/financials/sec-filings.
Householding of Special Meeting Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
We will promptly deliver a separate copy of this proxy statement to any stockholder upon request submitted in writing to us at our principal offices at 3545 Cray Court, San Diego, California 92121 Attn: Investor Relations, or by email at ir@mirati.com.
If two or more stockholders sharing the same address are currently receiving multiple copies of this proxy statement and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3507
Banks & Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Mirati, and Mirati will become a wholly owned subsidiary of Parent.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of our common stock voting in favor of this Merger Proposal. If you abstain from voting, fail to cast your vote, online during the Special Meeting or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger.”
We are asking stockholders to indicate their approval of the various items of compensation that may be paid or become payable by Mirati to its named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger — Golden Parachute Compensation,” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Mirati’s overall compensation program for our named executive officers.
Accordingly, we are seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the stockholders of Mirati Therapeutics, Inc. approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable by Mirati to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement captioned ‘The Merger — Interests of Mirati’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.’”
Stockholders should note that the approval of this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Mirati, the Board of Directors, Parent or the named executive officers. Further, certain payments under the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions of the underlying plans and agreements and the Merger Agreement.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting. If stockholders approve this Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Proposal and seek to convince the stockholders of those shares of our common stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by at least a majority of the outstanding shares of our common stock as of the Record Date.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER
This discussion of the Merger Agreement, the form of CVR Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, and the form of CVR Agreement, which is attached as Exhibit B to the Merger Agreement that is attached to this proxy statement as Annex A, each of which are incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger
Mirati Therapeutics, Inc.
3545 Cray Court
San Diego, California 92121
(858) 332-3410
Mirati is a commercial-stage targeted oncology company developing novel therapeutics to address the genetic drivers of cancer. We approach all of our programs with a singular focus: to translate our deep understanding of the molecular drivers of cancer into better therapies and better outcomes for patients. For more information on our company, please visit www.mirati.com.
Mirati’s common stock is listed on Nasdaq under the symbol “MRTX.”
Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08543
(609) 252-4621
BMS was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company, as successor to a New York business started in 1887. In 1989, Bristol-Myers Company changed its name to Bristol-Myers Squibb Company as a result of a merger. BMS is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of innovative medicines that help patients prevail over serious diseases on a global basis, primarily in the following therapeutic areas: oncology, hematology, immunology, cardiovascular and neuroscience.
BMS’s common stock, par value $0.10, is listed on the New York Stock Exchange under the symbol “BMY.”
Vineyard Merger Sub Inc.
c/o Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08543
(609) 252-4621
Merger Sub is a wholly owned subsidiary of Parent and was formed on September 20, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, Merger Sub will merge with and into Mirati, and Mirati will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act, and Mirati will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Mirati if the Merger is Not Completed
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Mirati will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Mirati operates and risks related to adverse economic conditions.
Upon termination of the Merger Agreement under specified circumstances, Mirati will be required to pay Parent a termination fee of $168,000,000, or Mirati may be entitled to receive from Parent a reverse termination fee of $240,000,000, in each case upon the termination of the Merger Agreement. For more information please see the section of this proxy statement captioned “The Merger Agreement — Expenses — Termination Fees.”
Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Mirati’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Mirati’s business, prospects or results of operation will not be adversely impacted.
Merger Consideration
At the Effective Time, each outstanding share of our common stock (other than the Excluded Shares and the Dissenting Shares) will be converted into the right to receive the Merger Consideration.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise, and do not subsequently withdraw, their appraisal rights will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “— Appraisal Rights”).
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Board of Directors, BMS, Mirati’s representatives, BMS’s representatives and other parties.
With the support of the Board of Directors, management of Mirati regularly meets with other biotechnology and pharmaceutical companies regarding a variety of potential partnerships, licensing arrangements, joint ventures, collaborations and other strategic transactions. The Board of Directors also periodically evaluates Mirati’s historical performance, future growth prospects and long-term strategic plan and considers various strategic opportunities available to Mirati as well as ways to enhance shareholder value and Mirati’s performance and prospects, including in light of the business, competitive, regulatory, financing and economic environment and developments in Mirati’s industry . These reviews have included discussions as to whether Mirati should continue to execute on its strategy as a stand-alone company, pursue various partnerships, collaborations or licensing arrangements, seek to improve its capital structure or pursue a sale of the entire company or part of the company.
In connection with exploratory discussions of potential strategic transactions, in October 2020, Mirati entered into confidentiality agreements with BMS and two other global pharmaceutical companies, Party A and Party D. Following entry into these confidentiality agreements, Mirati from time-to-time shared limited non-public due diligence information with each of these parties in response to requests, including through occasional discussions. However, none of these parties made a proposal to Mirati, other than the proposals by BMS described below. The standstill provisions in the confidentiality agreements with Party A and Party D either expired before the announcement of the transactions contemplated by the Merger Agreement or are no longer effective following the execution of the Merger Agreement and the announcement of the transactions contemplated by the Merger Agreement.
On March 23, 2022, Dr. Giovanni Caforio, Chief Executive Officer and Chairman of the Board of Directors of BMS, provided Mr. David Meek, Mirati’s Chief Executive Officer at the time, an oral preliminary non-binding proposal to acquire all of the outstanding shares of Mirati for a price of $125.00 per share in cash, which was subsequently confirmed in a non-binding written proposal (which we refer to as the “March 23, 2022 Proposal”), which was subject to BMS’s further due diligence. The one-day prior closing price of Mirati shares on March 22, 2022 was $85.49 per share.
On March 24, 2022, the Board of Directors held a meeting, attended by management of Mirati and representatives of Centerview Partners LLC (which we refer to as “Centerview”) and Skadden, Arps, Slate, Meagher and Flom LLP, Mirati’s outside M&A counsel (which we refer to as “Skadden”), to discuss the March 23, 2022 Proposal and other strategic parties that had expressed interest in Mirati and its programs, among other matters. A representative of Skadden discussed the fiduciary duties of the Board of Directors in connection with the review and evaluation of the March 23, 2022 Proposal. Following discussion, the Board of Directors determined that the March 23, 2022 Proposal was not sufficient to warrant granting BMS access to further due diligence information and instructed Centerview to convey this message to BMS. The Board of Directors also instructed Centerview to contact Party A, which had contacted Mirati from time to time and expressed interest in Mirati’s programs and potential opportunities for strategic collaborations.
On March 30, 2022, representatives of Centerview discussed with representatives of BMS the March 23, 2022 Proposal and, consistent with the Board of Directors’ instructions, conveyed that the March 23, 2022 Proposal was not sufficient to warrant granting BMS access to further due diligence information.
On March 31, 2022, at the direction of the Board of Directors, representatives of Centerview contacted representatives of Party A to discuss its potential interest in a strategic transaction involving Mirati.
On April 5, 2022, Dr. Caforio provided Mr. Meek a revised oral preliminary non-binding proposal, which was subsequently confirmed in a non-binding written proposal (which we refer to as the “April 5, 2022 Proposal”), to acquire all of the outstanding shares of Mirati for a price of $140.00 per share in cash, which proposal was subject to BMS’s further due diligence. The one-day prior closing price of Mirati shares on April 4, 2022 was $88.71 per share.
Also on April 5, 2022, a transaction committee of the Board of Directors (formed as a matter of convenience to facilitate efficient review and evaluation of a potential strategic transaction) (which we refer to as the “Transaction Committee”) held a meeting, attended by management of Mirati and representatives of Centerview and Skadden, to discuss the April 5, 2022 Proposal.
On April 8, 2022, the Board of Directors held a meeting, attended by management of Mirati and representatives of Centerview and Skadden, to discuss the April 5, 2022 Proposal, among other matters. After discussion, the Board of Directors determined that, while the April 5, 2022 Proposal was insufficient and needed to be improved, Mirati should provide BMS access to limited diligence materials and that Mirati should continue negotiations with BMS in order to obtain an improved proposal. Consistent with this instruction, Mirati provided representatives of BMS limited confidential due diligence materials focused on the latest clinical data available for adagrasib and Mirati’s other pipeline candidates.
On April 13, 2022, the Chief Executive Officer of Party A contacted Mr. Meek to communicate interest in pursuing a potential strategic transaction with Mirati.
On April 19, 2022, at the request of BMS, management of Mirati held a management presentation with representatives of BMS to discuss, among other topics, the latest clinical data available for adagrasib as well as the status of Mirati’s other pipeline candidates.

On April 20, 2022, at the request of Party A, management of Mirati held a management presentation with representatives of Party A to assist with its evaluation of Mirati, in connection with its submission of an initial proposal for a potential transaction involving Mirati. Following this presentation, Mirati provided representatives of Party A limited confidential due diligence materials focused on the latest clinical data available for adagrasib and Mirati’s other pipeline candidates.
On April 26, 2022, management of Mirati held a follow-up call with representatives of BMS to address additional questions from BMS.
On May 9, 2022, representatives of BMS communicated to representatives of Centerview that, while it remained interested in a potential strategic transaction involving Mirati, it was unable to submit a revised proposal. The representatives of BMS cited the need for additional regulatory clarity as to whether Mirati’s adagrasib product candidate (for which clinical data had been obtained using a capsule formulation) was likely to receive Food and Drug Administration (which we refer to as the “FDA”) approval based on a proposed tablet formulation, further information on the dosing strategy for adagrasib and more mature first-line non-small cell lung cancer (which we refer to as “NSCLC”) data, among other matters. Later that day, the Transaction Committee held a meeting, with representatives of Centerview and Skadden in attendance, to discuss the latest status of BMS’s and Party A’s respective interest in a strategic transaction with Mirati.
On May 27, 2022, representatives of Party A communicated to representatives of Centerview that it did not expect to make a proposal for a strategic transaction at the current time, citing a need for more mature data on adagrasib, but that Party A remained interested in pursuing a potential strategic transaction in the future.
On June 18, 2022, the Chief Executive Officer of Party D met with Mr. Meek to discuss potential ways the two companies could collaborate. Party D and Mirati had previously discussed potential opportunities for strategic collaborations.
On June 23, 2022, the Board of Directors held a meeting, attended by management of Mirati and representatives of Centerview, where Mr. Meek and representatives of Centerview provided the Board of Directors with summary feedback from discussions with BMS and Party A.
On November 22, 2022, Bloomberg published an article reporting that Mirati had received acquisition interest from large pharmaceutical companies and was weighing strategic options, including a potential sale.
During the course of October through December 2022, BMS and Party A held various discussions with representatives of Mirati to review Mirati’s business activities including the latest data available for adagrasib, and to revisit their potential interest in a strategic transaction. On November 30, 2022 and December 2, 2022, respectively, BMS and Party A were provided with the non-public data results described below as the December 5, 2022 Results, among other diligence items requested.
On December 4, 2022, Dr. Caforio provided to Mr. Meek an oral preliminary non-binding proposal to acquire all of the outstanding shares of Mirati for a price of $124.00 per share in cash, subject to BMS’s further due diligence, which was subsequently confirmed in a non-binding written proposal (which we refer to as the “December 4, 2022 Proposal”). The one-day prior closing price of Mirati shares on December 2, 2022 was $96.25 per share.
On December 5, 2022, the Board of Directors held a meeting, attended by management of Mirati and representatives of Centerview and Skadden, to discuss the December 4, 2022 Proposal. Following discussion, the Board of Directors instructed Centerview to communicate to Party A, which was in the process of reviewing certain non-public due diligence materials provided by Mirati, that Mirati had received a high level of interest from another party and wanted to clarify Party A’s status on its evaluation of a potential strategic transaction with Mirati. Representatives of Centerview subsequently contacted representatives of Party A to convey this message.
Following the December 5, 2022 meeting of the Board of Directors, representatives of Evercore Group LLC (which we refer to as “Evercore”) and Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”), financial advisors to BMS, contacted representatives of Centerview to confirm the Board of Directors’ receipt of the December 4, 2022 Proposal.
Later on December 5, 2022, Mirati published a press release with preliminary results from the KRYSTAL-7 Phase 2 trial and KRYSTAL-1 Phase 1b cohort evaluating adagrasib (400mg twice daily) concurrently combined with pembrolizumab in patients for the treatment of first-line NSCLC harboring a KRASG12C mutation across all PD-L1 subgroups (which we refer to as the “December 5, 2022 Results”), with the findings to be presented on December 7, 2022 at the 2022 ESMO Immuno-Oncology Annual Congress. Following the announcement of the December 5, 2022 Results, Mirati experienced a share price decline of 53% over the next three days, with shares closing at $43.85 per share as of the close of trading on December 8, 2022.
On December 7, 2022, Dr. Caforio informed Mr. Meek that, in light of recent events, BMS needed more time to evaluate Mirati and that BMS was no longer able to proceed with a transaction on the terms described in the December 4, 2022 Proposal. Also on December 7, 2022, representatives of Evercore and Morgan Stanley informed representatives of Centerview that BMS would need more time to evaluate Mirati.
On December 12, 2022, Mirati announced the FDA completed its review of Mirati’s NDA and granted accelerated approval for KRAZATI.
On December 14, 2022, representatives of Party A communicated to representatives of Centerview that it was not able to submit a proposal for a potential transaction involving Mirati at the current time.
Also on December 14, 2022, the Board of Directors held a meeting, attended by management of Mirati and representatives of Centerview and Skadden, during which, among other matters, the Board of Directors received an update that BMS and Party A did not intend to continue pursuing a potential transaction at the current time.
Beginning in December 2022, at the direction of the Board of Directors, members of management began outreach to select potential counterparties for an ex-U.S. partnership for adagrasib, including Party C. Following discussions with potential counterparties (none of which made a binding proposal), Mirati ultimately chose to not move forward with an ex-U.S. partnership. None of the confidentiality agreements entered into by Mirati in connection with a potential ex-U.S. partnership for adagrasib contained a standstill that remained effective following the execution of the Merger Agreement and the announcement of the transactions contemplated by the Merger Agreement, except for the standstills in three confidentiality agreements with counterparties who are permitted to make confidential proposals to the Board of Directors.
On December 21, 2022, BMS sent a letter to Mirati with a preliminary non-binding proposal to co-develop and co-commercialize adagrasib globally (ex-China) (which we refer to as the “BMS Collaboration Proposal”), which proposal was subject to BMS’s further due diligence. The BMS Collaboration Proposal contemplated that Mirati would receive a $500 million upfront payment plus up to $485 million in regulatory milestones and $450 million in sales-based milestones, and tiered royalties based on global net sales. The BMS Collaboration Proposal also contemplated that Mirati would issue shares representing 19.9% of its outstanding shares to BMS at a 30% premium to market. Following discussion with members of the Board of Directors, Mr. Hasnain communicated to Dr. Caforio that the Board of Directors did not view a global partnership for adagrasib as an attractive strategic option for maximizing value for Mirati’s stockholders at the current time.
In early January 2023, the Chief Financial Officer of Party B, a global pharmaceutical company, contacted Mr. Meek indicating potential strategic interest and proposed to schedule a meeting to review Mirati’s programs. On January 11, 2023, Mirati and Party B entered into a confidentiality agreement for purposes of discussing a potential strategic transaction, which confidentiality agreement was amended on February 25, 2023 to add a standstill provision, which ceased to be effective upon the execution of the Merger Agreement and the announcement of the transactions contemplated by the Merger Agreement.
On February 27, 2023, a representative of BMS contacted Mr. Meek to request a meeting to discuss the latest data available for adagrasib, in the context of revisiting BMS’s interest in a potential strategic transaction with Mirati.
On March 1, 2023, at Party B’s request, management of Mirati met with representatives of Party B and provided an overview of the latest data available for adagrasib and Mirati’s pipeline programs. At this meeting, Party B expressed its interest in a strategic transaction with Mirati.
Management of Mirati subsequently held discussions with representatives of BMS and Party B on March 3, 2023 and March 6, 2023, respectively, to provide an update on Mirati’s clinical data. In the days following discussions, representatives of BMS and Party B each communicated to representatives of Mirati that they remained interested in a potential strategic transaction involving Mirati, but that more mature data on the use of KRAZATI in patients with first-line NSCLC was needed.

The Board of Directors held a meeting on March 23, 2023, also attended by members of Mirati management and representatives of Centerview and Skadden. Among other matters, Mr. Meek discussed with the Board of Directors partnering plans for KRAZATI, including potential partners and timing for such process. Representatives of Centerview also provided an update on discussions with BMS and Party B concerning a potential acquisition of Mirati. The Board of Directors discussed that Party A was not likely to re-engage in discussions concerning a potential acquisition of Mirati given its recent internal strategic priorities.
On April 28, 2023, at the request of Party B, management of Mirati and representatives of Centerview held a follow-up discussion to provide an update on the latest data available for KRAZATI. In the days following this meeting, representatives of Party B communicated to representatives of Mirati that Party B was not prepared to make an offer to acquire Mirati.
On May 5, 2023, at the request of BMS, management of Mirati and representatives of Centerview met with representatives of BMS to provide an update on the latest data available for KRAZATI. In the days following this meeting, representatives of BMS communicated to representatives of Mirati that BMS was pausing in its consideration of a potential transaction given its internal view of valuation for Mirati relative to Mirati’s then current trading prices. The closing price of Mirati shares on May 5, 2023 was $45.96 per share.
On May 23, 2023, the Board of Directors held a meeting, attended by management of Mirati and representatives of Centerview and Skadden, during which, among other matters discussed, the Board of Directors received an update on recent feedback from Party B and BMS.
On May 24, 2023, Mirati announced that its SAPPHIRE study on sitravatinib, an investigational spectrum-selective kinase inhibitor, did not meet its primary endpoint of overall survival at the final analysis.
On July 21, 2023, Mirati announced that the European Medicine Agency’s Committee for Medicinal Products for Human Use issued a negative opinion on the Conditional Marketing Authorisation Application for KRAZATI (adagrasib) for treatment of patients with KRASG12C-mutated advanced NSCLC. Mirati also announced that it disagreed with the opinion and intended to request a formal re-examination. The closing price of Mirati shares on July 21, 2023 was $31.31 per share.
Following Mirati’s announcement on July 21, 2023, as part of the Board of Directors’ continuous evaluation and consideration of potential strategic opportunities for maximizing value for Mirati’s stockholders, the Board of Directors instructed management to begin the outreach for selecting potential counterparties for a global partnership for adagrasib, including potential counterparties previously contacted about an ex-U.S. partnership for adagrasib. BMS, Party A, Party C and Party D were included in this process. Party A declined to participate in this process, and Party D ultimately communicated that it would not pursue the process. Party B was not included in this process given that prior interactions with Party B focused on an acquisition of Mirati before Party B disengaged. No proposals were ultimately made by any of the potential counterparties contacted as part of this outreach (other than the BMS Collaboration Proposal that had been made by BMS prior to the process), although discussions remained active with a number of these parties until the execution of the Merger Agreement and announcement of the transactions contemplated by the Merger Agreement. None of the confidentiality agreements entered into by Mirati in connection with a potential global partnership for adagrasib contained a standstill that remained effective following the execution of the Merger Agreement and the announcement of the transactions contemplated by the Merger Agreement.
On August 8, 2023, Mirati announced that its Chief Executive Officer, David Meek, would depart the company, based on mutual agreement. Mr. Meek’s departure was not the result of a disagreement with Mirati on any matter related to Mirati’s operations, policies or practices. The Board of Directors appointed director Charles M. Baum, M.D., Ph.D., as Interim Chief Executive Officer of Mirati.
From June to August 2023, the Board of Directors reviewed a potential equity financing transaction to fund ongoing operations. On August 11, 2023, Mirati closed an underwritten public offering in which it sold 9,669,632 shares of its common stock and, to certain investors, pre-funded warrants to purchase 1,121,736 shares of its common stock. The offering price to the public was $27.80 per share and $27.799 per pre-funded warrant. Mirati senior management prepared long-term revenue information to assist the Board of Directors in its review and evaluation of this equity financing, which were provided to the Board of Directors during the period from June 2023 through early August 2023. For a description of the financial projections presented during this period, please see the description of the June 2023 Management Revenue Projections in the section entitled “— Certain Financial Projections.”
On August 27, 2023, Dr. Caforio contacted Mr. Hasnain and Dr. Baum to orally convey a non-binding proposal to acquire all of the outstanding shares of Mirati for a price of $64.00 per share in cash, which was subsequently confirmed in a non-binding written proposal on August 28, 2023 (which we refer to as the “August 28 Proposal”). In the August 28 Proposal, BMS also expressed its desire to announce the transaction within two weeks. The one-day prior closing price of Mirati shares on August 25, 2023 was $37.02 per share.
On August 28, 2023, the Board of Directors held a meeting, including Mr. John B. Moriarty, Jr., J.D., Chief Legal Officer and Corporate Secretary of Mirati, and representatives of Skadden, to form a new transaction committee comprised of all of the directors other than director Aaron Davis (the “New Transaction Committee”), who was at the time a director of another company developing a drug in a similar class to one of Mirati’s product candidates, and to delegate to the New Transaction Committee all power and authority of the Board of Directors with respect to evaluating recent developments; provided that any potential transaction involving Mirati would need to be approved by the full Board of Directors.
Following the August 28, 2023 meeting of the Board of Directors, the New Transaction Committee held a meeting on August 28, 2023, also attended by management of Mirati, and representatives of Centerview and Skadden, to discuss the August 28 Proposal. Representatives of Skadden discussed with the members of the New Transaction Committee their fiduciary duties in connection with the review and evaluation of the August 28 Proposal. Members of the New Transaction Committee discussed the need for the management of Mirati to develop a full set of long-term projections in order to review and evaluate the August 28 Proposal and any future proposals in comparison to Mirati’s prospects as a stand-alone enterprise, and directed the management of Mirati to create such long-term projections. The members of the New Transaction Committee also discussed BMS’s engagement history and prior proposals, as well as the risks and potential benefits of conducting outreach to a select number of additional parties to determine whether another interested party would emerge to compete with BMS. Following discussion of potentially interested counterparties (including parties involved in Mirati’s ongoing global partnering process for adagrasib) and the risk of leaks and market rumors that could be disruptive to interactions with BMS and disruptive to Mirati employees, the New Transaction Committee determined that Party A was unlikely to engage given its recent internal strategies priorities and authorized Centerview to contact Party B to communicate that Mirati was considering an acquisition proposal from another party. The Transaction Committee also authorized management of Mirati to communicate to BMS that Mirati anticipated responding to the August 28 Proposal the next week.
In accordance with the instructions of the New Transaction Committee, on August 29, 2023, a representative of Centerview met with the Chief Financial Officer of Party B and informed them that Mirati had received an acquisition proposal from another party.
On August 30, 2023 Mr. Hasnain informed Dr. Caforio that Mirati would respond to the August 28 Proposal the following week.
On August 31, 2023, a representative of Party B responded to a representative of Centerview that Party B was not interested in participating in a sale process for Mirati, citing Party B’s own internal strategic priorities.
Also on August 31, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. The Board of Directors determined that further review and evaluation of the August 28 Proposal and other strategic alternatives no longer required the use of the New Transaction Committee, as Mr. Davis had resigned from the board of directors of the company developing a drug in a similar class to one of Mirati’s product candidates, and that such review and evaluation could be conducted by the full Board of Directors. Representatives of Centerview updated the Board of Directors that Party B had informed representatives of Centerview that it did not intend to submit a proposal to acquire Mirati. After further discussion of the risk of leaks and market rumors that could be disruptive to interactions with BMS and disruptive to Mirati employees, and discussion of Mirati’s prior outreach during the ongoing partnering process for adagrasib, it was the consensus of the Board of Directors that additional outreach was not in the best interests of Mirati at such time.

On September 5, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. Prior to representatives of Centerview joining the meeting, representatives of Skadden reviewed with the Board of Directors the disclosures provided by Centerview with respect to BMS with respect to any potential conflicts of interest that could affect Centerview’s abilities to fulfill its responsibilities as financial advisor to Mirati, and members of management discussed the terms for the proposed engagement of Centerview. After joining the meeting, representatives of Centerview discussed with the members of the Board of Directors the August 28 Proposal, comparing the August 28 Proposal to current and recent trading prices as well as the offers made by BMS in the past. The Board of Directors reviewed the long-term financial projections prepared by Mirati management as directed by the New Transaction Committee at its August 28 meeting (which were the same as the Management Projections described in the section entitled“— Certain Financial Projections” and provided by Mirati to Centerview in connection with rendering its fairness opinion and performing related financial analyses), together with sensitivities based on a range of potential scenarios, reflecting different assumptions around key risks and opportunities facing Mirati. The Board of Directors discussed risks and opportunities for Mirati’s products and programs. The Board of Directors also discussed timing considerations for Mirati in engaging with BMS, such as the potential for positive data from competitors, Mirati’s upcoming results for the third quarter and Mirati’s ongoing global partnering discussions related to KRAZATI. The members of the Board of Directors also discussed with representatives of Centerview strategies for a response to BMS that would maximize the value that BMS would be willing to offer for Mirati. Following discussion, the Board of Directors instructed management of Mirati to convey to BMS that Mirati would be willing to engage with BMS if BMS improved its offer to $82.00 per share.
On September 6, 2023, Mr. Hasnain and Dr. Baum spoke with Dr. Caforio and, in accordance with instructions from the Board of Directors, indicated that Mirati would be willing to engage with BMS if BMS improved its offer to $82.00 per share (which we refer to as the “September 6 Counterproposal”). Dr. Caforio informed Mr. Hasnain and Dr. Baum that he would reconvene the board of directors of BMS and would likely respond in a few days.
Also on September 6, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden, during which Mr. Hasnain and Dr. Baum updated the Board of Directors on the conversation between Dr. Caforio, Mr. Hasnain, and Dr. Baum concerning the September 6 Counterproposal occurring earlier that day.
On September 12, 2023, Dr. Caforio conveyed to Mr. Hasnain and Dr. Baum BMS’s revised non-binding proposal (before sending a letter reflecting the same) to acquire all of the outstanding shares of Mirati for a price of $66.00 per share in cash as upfront payment plus two $5.00 per share CVRs, for a cumulative total of $10.00 per share, with respective milestone payments of $5.00 triggered by NDA acceptance of MRTX 1719 (PRMT5) in 2L+ NSCLC and by NDA acceptance of MRTX 1133 (G12D) in 2L+ PDAC (which we refer to as the “September 12 Proposal”). The September 12 Proposal also indicated that BMS was targeting a transaction announcement within two weeks.
On September 13, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. Members of the Board of Directors, Mirati management, and representatives of Centerview discussed the September 12 Proposal, the implied value of the two CVRs and potential strategies for responding to BMS. Members of the Board of Directors and Mirati management also discussed upcoming events that could impact discussions with BMS, including upcoming competitor data releases, Mirati’s upcoming release of third quarter results and the status of Mirati’s ongoing process to identify a global partner for adagrasib. Following discussion, the Board of Directors determined that Mirati management should respond to BMS with a counterproposal of $71.00 per share upfront plus one $5.00 per share CVR triggered by NDA acceptance of MRTX 1719 (PRMT5) in 2L+ NSCLC (which we refer to as the “September 13 Counterproposal”). Later that day, Mr. Hasnain and Dr. Baum spoke with Dr. Caforio and communicated the September 13 Counterproposal.
On September 15, 2023, Dr. Caforio spoke with Mr. Hasnain and Dr. Baum and communicated a revised offer by BMS to acquire all of the outstanding shares of Mirati for $68.00 per share upfront with no CVRs (which we refer to as the “September 15 Proposal”). Dr. Caforio also communicated BMS’s desire to announce a transaction by September 25, 2023.

Also on September 15, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. Mr. Hasnain and Dr. Baum updated the Board of Directors on the September 15 Proposal and that, in response to questions from Mr. Hasnain and Dr. Baum during the call with Dr. Caforio, Dr. Caforio indicated that he did not expect BMS would be able to increase its offer. The members of the Board of Directors discussed the September 15 Proposal and proposed timing with representatives of Centerview and Skadden, including the risks and opportunities for Mirati affecting potential valuation, the future dilution that would occur as a result of capital raising transactions to fund Mirati’s development plans and other near-term events that could affect BMS’s view of valuation or the trading prices for Mirati’s shares. Following discussion, the Board of Directors determined that Mr. Hasnain and Dr. Baum should respond to BMS to determine whether BMS would be willing to pay at least $70.00 per share if Mirati agreed to work toward a September 25, 2023 announcement.
Also on September 15, 2023, after the meeting of the Board of Directors, Mr. Hasnain discussed the September 15 Proposal with Dr. Caforio consistent with the instruction from the Board of Directors. Dr. Caforio indicated that $68.00 per share was the highest consideration that BMS expected to be able to provide.
On September 16, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. Mr. Hasnain updated the Board of Directors on his discussion with Dr. Caforio the day prior. Members of the Board of Directors discussed potential responses to the September 15 Proposal, weighing the potential risks and benefits of requesting a CVR in addition to upfront cash consideration. The Board of Directors discussed the delay and uncertainty associated with negotiating a CVR (even if BMS was willing to consider one) given the desire for a September 25, 2023 announcement. Next, representatives of Skadden discussed the material terms of the draft merger agreement to be provided to BMS’s counsel. Following discussion, the Board of Directors authorized Mr. Hasnain and Dr. Baum to respond to Dr. Caforio that Mirati was willing to proceed with confirmatory due diligence and the negotiation of a merger agreement on the basis of the September 15 Proposal with a targeted announcement date of September 25, 2023. Following this discussion, representatives of Centerview left the meeting and, after discussion of the proposed terms, the Board of Directors approved the engagement letter with Centerview.
Later on September 16, 2023, Skadden sent a draft merger agreement to Kirkland & Ellis LLP, BMS’s outside counsel (which we refer to as “Kirkland”). The draft merger agreement contemplated a one-step merger structure as requested by BMS in its August 28 Proposal.
On September 17, 2023, representatives of Mirati granted BMS access to Mirati’s virtual data room. Following admission to the virtual data room, representatives of BMS and Mirati held meetings and discussions from September 18, 2023 through the announcement of the transactions contemplated by the Merger Agreement as part of BMS’s due diligence process (other than during the period described below in which Mirati suspended due diligence and negotiations).
On September 20, 2023, Kirkland sent a revised draft of the Merger Agreement, following which, discussions and negotiations among representatives of Skadden and Kirkland continued through the announcement of the transactions contemplated by the Merger Agreement (other than during the period described below in which Mirati suspended due diligence and negotiations).
On September 23, 2023, representatives of BMS, management of Mirati and representatives of Centerview met to discuss the KRYSTAL-7 clinical trial design for the use of KRAZATI in patients with first-line NSCLC, feedback from the FDA pertaining to KRYSTAL-7 and the enrollment assumptions associated with KRYSTAL-7.
Following completion of BMS’s due diligence, on September 24, 2023, Dr. Caforio contacted Mr. Hasnain to explain that BMS was revising its acquisition proposal to $56.00 per share upfront with one CVR for $10.00 per share related to MRTX 1719 (PRMT5), payable upon NDA filing acceptance by the FDA for MRTX 1719 in second-line+ NSCLC, which was followed up with a non-binding written proposal (which we refer to as the “September 24 Proposal”). The letter for the September 24 Proposal explained that the proposal was affected by diligence findings that impacted BMS’s views on KRAZATI program timelines, as well as the status of one of Mirati’s early-stage pipeline programs. The September 24 Proposal indicated that BMS was targeting an announcement by September 26, 2023.
Later on September 24, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. Members of the Board of Directors, Mirati management and representatives of Centerview discussed the September 24 Proposal and discussed the two key areas of BMS’s due diligence raised in the September 24 Proposal, including the risk that these matters could also adversely affect the outcome of Mirati’s ongoing global partnering discussions for adagrasib, if Mirati chose to remain a stand-alone company. Following discussion, the Board of Directors determined that Mr. Hasnain should communicate to Dr. Caforio that Mirati was not prepared to engage further on the basis of the September 24 Proposal, and that Mirati should terminate virtual data room access for BMS.
Following this meeting, Mirati terminated virtual data room access for BMS and provided a written request to BMS on September 25, 2023 that BMS destroy all diligence materials.
On September 26, 2023, a representative of BMS and a representative of Centerview spoke. The BMS representative gave further explanation to the BMS position on the September 24 Proposal and inquired about the potential to shift to a partnership.
On September 28, 2023, the Board of Directors held a regularly scheduled quarterly meeting. As part of this meeting, the Board of Directors reviewed potential alternative scenarios for Mirati continuing as a stand-alone company. In connection with such discussions, the Board of Directors reviewed the September 2023 Management Revenue Projections, which were different from the revenue information reflected in the Management Projections, as further described in the section entitled “— Certain Financial Projections.” The members of the Board of Directors also discussed the September 26, 2023 BMS outreach to Centerview and potential counterproposals to BMS, and determined that Mirati should convey a counterproposal to BMS within the parameters discussed at the meeting, after seeking further advice from Centerview. Following this meeting, members of the Board of Directors met with representatives of Centerview and, after discussion of the parameters discussed by the Board of Directors, directed Centerview to convey a counterproposal to BMS consisting of $58.00 per share, one $10.00 per share CVR related to MRTX 1719 (PRMT5) and one $10.00 per share CVR related to KRAZATI, while remaining receptive to additional discussion of structures for CVRs.
On September 29, 2023, at the direction of the Board of Directors, representatives of Centerview proposed to a representative of BMS a counterproposal for BMS to acquire all of the outstanding shares of Mirati for $58.00 per share, one $10.00 per share CVR related to MRTX 1719 (PRMT5) and one $10.00 per share CVR related to KRAZATI, expressing a desire for nearer term CVR milestone triggers and offering to explore additional potential constructs for CVRs that would provide meaningful risk-adjusted value to Mirati shareholders (which we refer to as the “September 29 Counterproposal”).
On October 1, 2023, representatives of BMS, management of Mirati, and representatives of Centerview held a follow-up discussion on the KRYSTAL-7 clinical trial design feedback from the FDA pertaining to KRYSTAL-7 and the enrollment assumptions associated with KRYSTAL-7.
On October 2, 2023, a representative of BMS called Dr. Baum and informed him that BMS was unable to meaningfully increase the upfront cash consideration from the $56.00 offered in the September 24 Proposal, but was open to discussing the CVR component of the proposal.
Also on October 2, 2023, the Chief Executive Officer of Party C, which had actively participated in due diligence for a global partnering transaction, contacted Dr. Baum and expressed interest in a possible whole company transaction. Given the relative size of the two companies, a transaction with Party C would have required a significant stock component. Later that day, Dr. Baum contacted a representative of Party C and indicated that if Party C was interested in pursuing a whole company transaction it should contact Centerview.
On October 4, 2023, following consultation with members of the Board of Directors, Dr. Baum and a representative of Centerview contacted representatives of BMS to communicate a counterproposal of $58.00 per share in upfront payment, a $5.00 per share CVR related to MRTX 1133 (G12D) and a $15.00 per share CVR related to MRTX 1719 (PRMT5), again expressing a desire for nearer term CVR milestone triggers and offering to explore additional potential constructs for CVRs that would provide meaningful risk-adjusted value to Mirati shareholders (which we refer to as the “October 4 Counterproposal”).
On October 5, 2023, the FDA Oncologic Drugs Advisory Committee voted 10-2 that the endpoint for the LUMAKRAS® CodeBreaK-200 trial, a clinical trial for a competing product candidate by Amgen Inc., could not be reliably interpreted.

Also on October 5, 2023, at 2:30 p.m. Eastern Time, Bloomberg published an article titled “Sanofi Said to Weigh Acquisition of Cancer Drugmaker Mirati” reporting that Sanofi was exploring a potential acquisition of Mirati. At that time, Mirati was not engaged in discussions with Sanofi related to a potential acquisition. Mirati’s closing price on October 5, 2023 increased by 45% as compared to the closing price on October 4, 2023.
Also on October 5, 2023, a representative of Centerview contacted a representative of Party C, and the representative of Party C indicated that Party C was not prepared to participate in a process for a strategic transaction with Mirati at the current time. Representatives of Centerview subsequently informed Mr. Hasnain, Dr. Baum and members of the Board of Directors of Party C’s response.
On October 6, 2023, Mr. Hasnain and Dr. Baum discussed the October 4 Counterproposal with representatives of BMS, and following such discussions BMS made a revised proposal to acquire all of the outstanding shares of Mirati for $58.00 per share in upfront payment and one $12.00 per share CVR based on NDA acceptance for MRTX1719 (PRMT5) in second line+ NSCLC (which we refer to as the “October 6 Proposal”). BMS also expressed that the October 6 Proposal was contingent on the parties announcing a transaction by October 8, 2023. Following receipt of the October 6 Proposal, Mr. Hasnain and Dr. Baum updated individual members of the Board of Directors in advance of the meeting that took place on October 7, 2023 as described below.
Also on October 6, 2023, Kirkland provided a markup of the draft merger agreement and an initial draft of the CVR agreement, following which, discussions and negotiations among representatives of Kirkland and Skadden continued until the signing of the merger agreement and CVR agreement on October 8, 2023. The key issues negotiated and resolved in the draft merger agreement included the parties’ obligations to seek regulatory approvals for the transaction, the size of the reverse termination fee payable by BMS in certain circumstances where regulatory approvals are not obtained, the ability of the Board of Directors to change its recommendation in circumstances other than a superior proposal, the non-solicitation provisions that prohibit Mirati from soliciting and negotiating with third parties to enter into an agreement for an alternative business combination transaction and the related termination rights and termination fee payable by Mirati in such instances, the treatment of employee equity awards and various executive and employee compensation matters (for a summary of these matters affecting executive officers, please see the section of this proxy statement titled “— Interests of Mirati’s Directors and Executive Officers in the Merger”). The key issues negotiated and resolved in the draft CVR agreement included the description of the accepted NDA that would trigger the payment milestone and the time period during which the payment milestone could be achieved. Later in the day on October 6, 2023, in connection with the negotiation of the merger agreement and CVR agreement, Kirkland and certain representatives of BMS were granted access to the virtual data room previously provided to BMS by Mirati.
Also on October 6, 2023, a representative of Centerview met with representatives of Party D at a previously scheduled meeting, during which the representatives of Party D indicated they were not interested in a strategic transaction with Mirati.
Also on October 6, 2023, Kirkland provided an initial draft of a voting agreement, to be entered into between BMS and certain affiliates of Boxer Capital, following which, discussions and negotiations among representatives of Kirkland and Boxer Capital continued until the signing of the voting agreement on October 8, 2023.
On October 7, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. The members of the Board of Directors, Mirati management and representatives of Centerview discussed the September 29 Counterproposal, subsequent discussions as to alternative CVR structures with BMS and the October 6 Proposal, as well as BMS’s desire to announce a transaction by October 8, 2023. Representatives of Centerview discussed with the Board of Directors the financial analyses conducted by Centerview, including the assumptions made, procedures followed, matters considered and qualifications and limitations. Representatives of Skadden then discussed with the Board of Directors the material terms of the proposed merger agreement and CVR agreement and the voting agreement between BMS and certain affiliates of Boxer Capital. Representatives of Skadden then discussed with the Board of Directors the treatment of equity awards and the compensation arrangements proposed to be agreed between Mirati and BMS (for a summary of these matters affecting executive officers, please see the section of this proxy statement titled “— Interests of Mirati’s Directors and Executive Officers in the Merger”). After further discussion of BMS’s October 6 Proposal, including discussion of the risks and opportunities for Mirati discussed at previous meetings, the Board of Directors directed Mirati management and Mirati’s advisors to continue to negotiate and finalize the terms of the merger agreement and related documentation with BMS on the basis of the October 6 Proposal and to seek to announce a transaction by October 8, 2023.
The following day, on October 8, 2023, the Board of Directors held a meeting, also attended by management of Mirati, and representatives of Centerview and Skadden. Representatives of Centerview summarized the financial analyses conducted by Centerview and previously reviewed at the October 7, 2023 meeting of the Board of Directors, including the assumptions made, procedures followed, matters considered and qualifications and limitations. A representative of Centerview then delivered to the Board of Directors an oral opinion, which was subsequently confirmed in writing, that the consideration to be paid to Mirati’s stockholders, other than holders of “Excluded Shares” as defined in Centerview’s written opinion, pursuant to the proposed merger agreement is fair, from a financial point of view, to such stockholders. For a detailed discussion of Centerview’s opinion, please see the section of this proxy statement captioned “— Opinion of Mirati’s Financial Advisor – Centerview Partners LLC.” Representatives of Skadden then summarized changes to the material terms of the merger agreement and related documentation since the prior meeting. After further discussion, including a discussion regarding the various factors described under the caption “— Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of Mirati and its stockholders, (2) declared it advisable for Mirati to enter into the Merger Agreement, (3) approved the execution, delivery and performance by Mirati of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger (4) resolved that the Merger shall be governed by Section 251(c) of the DGCL, (5) declared that the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and Chief Legal Officer of Mirati are authorized and directed, on behalf of Mirati, to execute and deliver the Merger Agreement and (6) subject to the provisions of the Merger Agreement, agreed to recommend that Mirati’s stockholders vote to adopt the Merger Agreement.
After the October 8, 2023 meeting of the Board of Directors, Mirati, BMS, and Merger Sub executed the Merger Agreement, and BMS and certain affiliates of Boxer Capital executed the Voting Agreement. On October 8, 2023, Mirati and BMS issued a joint press release announcing the execution of the Merger Agreement and related documentation.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interest of, Mirati and its stockholders; (2) declared it advisable for Mirati to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Mirati of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (4) directed that the Merger Agreement be submitted to the Mirati stockholders for adoption; and (5) recommended that Mirati stockholders adopt the Merger Agreement.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal;
(2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger
In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Board of Directors consulted with outside legal counsel, its financial advisors and Mirati’s senior management. In reaching their decision to approve the Merger Agreement, and in recommending that Mirati’s stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):
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Business, Financial Condition and Prospects. The Board of Directors considered Mirati’s current and historical financial condition and results of operations, competitive position, assets, business and prospects, including certain long-term financial projections for Mirati prepared by members of its senior management (discussed in the section of this proxy statement captioned “— Certain Financial Projections”). The Board of Directors weighed the certainty of realizing in the transactions contemplated by the Merger Agreement the $58.00 per share upfront cash consideration plus one CVR that may result in a future payment of $12.00 per share in cash, compared to the uncertainty that trading values (absent any media speculation with respect to a transaction involving Mirati) would approach an amount comparable to the Merger Consideration in the foreseeable future. The Board of Directors also considered the potential opportunity to create value through continued execution of Mirati’s stand-alone plan, the execution risks and uncertainties associated with executing Mirati’s stand-alone plan and the other risk factors set forth in Mirati’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and subsequent quarterly reports on Form 10-Q. Such risks and uncertainties include, among others, the risks related to potential timing delays or difficulties in obtaining FDA approval for KRAZATI in first-line NSCLC or other indications and regulatory approvals for KRAZATI outside of the U.S. and the costs associated with efforts to obtain such approvals, the risks related to successful commercialization of KRAZATI in the U.S. and (if regulatory approvals were obtained) internationally, the risks in obtaining adequate third-party payor coverage and reimbursement for KRAZATI on reasonable pricing terms internationally (if regulatory approvals were obtained), the risks related to the manufacturing and supply of KRAZATI, the risks related to the development, regulatory approvals and commercialization of Mirati’s other product candidates and other factors affecting the revenues and profitability of biopharmaceutical companies generally. The Board of Directors also considered the fact that KRAZATI is Mirati’s only approved product and it is only approved for sale in the U.S. for the treatment of adult patients with KRAS G12C-mutated NSCLC who have received at least one prior systematic therapy through the FDA’s accelerated approval process. The Board of Directors also considered the fact that the accelerated approval requires Mirati to complete the KRYSTAL-12 clinical study and fulfill certain other post-marketing requirements, which potentially require increased capital expenditures over time for a confirmatory trial. The Board of Directors further considered the significant capital investment and cash flows required for Mirati to continue executing its stand-alone plan, including the fact that, while Mirati may seek additional funding through future debt or equity financing or additional collaborations or strategic partnerships, any such fundraising would likely be highly dilutive for Mirati’s existing stockholders, might only be available on unfavorable terms, or might not be available at all, given the current and anticipated market conditions for biotechnology companies over the next months to years.

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Attractive Value. The Board of Directors considered the fact that the Merger Consideration represented an attractive value for the shares of Mirati common stock, and after its review, believed that the Merger Consideration represented the best value reasonably available for Mirati’s stockholders, while providing an opportunity, in certain circumstances, to consider an unsolicited Superior Offer (as defined in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) made after the signing of the Merger Agreement.

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Implied Premium. The Board of Directors considered the current and historical market prices, volatility and trading information with respect to shares of Mirati common stock, including the fact that the $58.00 upfront cash consideration represented (1) a premium of approximately 35% over the closing price of $42.89 per share of our common stock on October 4, 2023, the last trading day prior to media speculation of a potential transaction involving Mirati, (2) a premium of approximately 51% over the volume-weighted average closing share price over the 30-calendar day period preceding and including

October 4, 2023, and (3) a premium of approximately 109% over the $27.80 price per share of our common stock in our last public offering, which closed on August 11, 2023. In addition to the upfront cash consideration, the Board of Directors considered that, in the event the CVR Product Milestone was achieved within the time period described in the CVR Agreement, the overall Merger Consideration would represent even higher premia to recent trading prices.
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Closing Consideration; Certainty of Value. The Board of Directors considered the fact that the upfront cash consideration (representing a substantial portion of the overall Merger Consideration) will provide our stockholders with immediate liquidity and certainty of value. The Board of Directors believed this certainty of value was compelling, especially when viewed against the risks and uncertainties associated with Mirati’s stand-alone strategy and the potential impact of such risks and uncertainties on the trading price of Mirati’s common stock.

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Opportunity to Realize Additional Value. The Board of Directors considered the fact that the Merger Consideration includes a CVR that provides Mirati stockholders an opportunity to realize additional value of $12.00 per share if the CVR Product Milestone is achieved within the time period described in the CVR Agreement, as more fully described in the section of this proxy statement captioned “— Form of Contingent Value Rights Agreement.” The Board of Directors considered the estimated probability and timing for achieving the CVR Product Milestone. The Board of Directors also considered the fact that the CVR Agreement requires BMS to use Commercially Diligent Efforts (as defined in the section of this proxy statement captioned “— Form of Contingent Value Rights Agreement”) to achieve the CVR Product Milestone as promptly as practicable following the Effective Time, the extensive experience and resources of BMS in developing, and obtaining FDA and other approvals for commercializing, clinical stage biopharmaceutical product candidates and its global commercial capabilities.

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Interactions with Potentially Interested Counterparties. The Board of Directors considered processes Mirati conducted throughout 2022 and 2023 to identify and contact potential counterparties for partnering opportunities for adagrasib and the opportunity for such potential counterparties to have expressed interest in a broader strategic transaction such as the transactions contemplated by the Merger Agreement. The Board of Directors considered the fact that Mirati, with the assistance of Centerview, had been in contact with three large international pharmaceutical companies, in addition to BMS, at various times since March 2022 regarding a potential acquisition of Mirati, one of which declined to pursue such a transaction after due diligence for a potential acquisition, one of which declined to pursue such a transaction on multiple occasions, including after due diligence for a global partnering transaction for KRAZATI, and one of which declined to pursue such a transaction after due diligence for a potential acquisition and subsequently realigned its internal strategic priorities in a way the Board of Directors viewed as inconsistent with pursuing a transaction with Mirati. The Board of Directors considered that further outreach to other counterparties could jeopardize a potential transaction with BMS and result in risk of leaks or market rumors and disruption to interactions with BMS and to Mirati’s employees. The Board of Directors also considered that, in the event a third party became interested in pursuing a transaction on terms more favorable to Mirati and its stockholders than those contemplated by the Merger Agreement, such third party would be able to pursue such a transaction despite BMS and Mirati having entered into the Merger Agreement due to the Merger Agreement’s customary “fiduciary out” provisions. The Board of Directors further considered that the standstill provisions contained in the confidentiality agreements with potential counterparties involved in the 2023 process to identify partnering opportunities for adagrasib and the three other parties mentioned above either ceased to be effective or allowed confidential proposals to be submitted to the Board of Directors following the execution of the Merger Agreement and announcement of the transactions contemplated by the Merger Agreement. For more details on Mirati’s outreach to potentially interested parties, please see the section of this proxy statement captioned “— Background of the Merger.”

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Negotiation Process. The Board of Directors considered the fact that the terms of the Merger were the result of robust arm’s length negotiations conducted by Mirati at the direction of the Board of Directors and with the assistance of independent financial advisors and outside legal counsel. The Board of Directors also considered the enhancements that Mirati and its advisors were able to obtain as a result of negotiations with BMS and its financial and legal advisors, including the increase in BMS’s proposed acquisition price from its September 24 proposal for $56.00 per share upfront in cash with one CVR for $10.00 per share, with such CVR being payable upon NDA filing acceptance by the FDA for MRTX 1719 (PRMT5) in second-line+ NSCLC, as further described in the section of this proxy statement captioned “— Background of the Merger,” and improvement in the terms and conditions of the Merger Agreement from the terms and conditions originally sought by BMS. The Board of Directors believed, after consultation with representatives of Centerview, that the Merger Consideration was the maximum price at which BMS would conduct the acquisition of Mirati, that it was unlikely that any other potential acquiror would be willing and able to acquire Mirati at a price in excess of the Merger Consideration even if Mirati were to conduct additional outreach, and that it was unlikely that any other potential counterparties would be willing and able to consummate a potential ex-U.S. or global partnering transaction for adagrasib that the Board of Directors would view as more value-maximizing for Mirati’s stockholders than the proposed transaction with BMS.
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Strategic Alternatives. The Board of Directors considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives. As part of these evaluations, the Board of Directors considered continuing to execute Mirati’s strategy on a stand-alone basis and the possibility of an ex-U.S. or global partnering transaction for adagrasib. In particular, the Board of Directors considered, among others, the risks and costs associated with successfully commercializing KRAZATI in the U.S., obtaining approval and market success of KRAZATI in markets outside of the U.S. and for other indications, designing and conducting clinical trials for Mirati’s product candidates, continuing the development of Mirati’s product pipelines, manufacturing and obtaining supply of KRAZATI and Mirati’s product candidates and expanding Mirati’s commercial infrastructure for marketing KRAZATI in the U.S. and potentially commercializing KRAZATI internationally.

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Fairness Opinion of Financial Advisor. The Board of Directors also considered the opinion of Centerview rendered to the Board of Directors on October 8, 2023, which was subsequently confirmed by delivery of a written opinion dated October 8, 2023, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of our common stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “— Opinion of Mirati’s Financial Advisor — Centerview Partners LLC.”

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Timing and Likelihood of Consummation. The Board of Directors considered the timing and likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

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the likelihood of obtaining required regulatory approvals, including the commitments made by BMS to obtain the required regulatory approvals in the Merger Agreement (subject to the limitations therein) (as more fully described in the section of this proxy statement captioned “The Merger – Regulatory Approvals Required for the Merger”);

•	the fact that there is no financing condition to the consummation of the Merger;
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the business reputation, capabilities and financial condition of BMS, and the Board of Directors’ perception, based on discussions with Mirati’s management and its financial advisors and outside legal counsel, that BMS is willing and able to devote the resources necessary to complete the Merger in an expeditious and efficient manner;

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the fact that certain stockholders of Mirati, solely in their capacities as stockholders, have agreed, pursuant to and subject to the Voting Agreement, to vote their shares representing approximately 4.98% of the outstanding shares of our common stock, as of the date of the Merger Agreement, in favor of the adoption of the Merger Agreement; and

•	the ability of Mirati to enforce the Merger Agreement.

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Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, as more fully described under the section of this proxy statement captioned “The Merger Agreement,” including:

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Ability to Respond to Unsolicited Acquisition Proposals. Mirati’s ability, in certain circumstances specified in the Merger Agreement, to furnish information to and conduct negotiations with a third party regarding an unsolicited alternative Acquisition Proposal that the Board of Directors determines in good faith, after consulting with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Offer.

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Company Adverse Recommendation Change in Response to a Superior Offer; Ability to Accept a Superior Offer. The ability of the Board of Directors, in certain circumstances, to change its recommendation in favor of the Merger in response to a Superior Offer or terminate the Merger Agreement in favor of a Superior Offer, subject to BMS’s ability to match such Superior Offer and subject to Mirati’s payment to BMS of a termination fee of $168,000,000.

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Company Adverse Recommendation Change in Response to an Intervening Event. The ability of the Board of Directors to change its recommendation in favor of the Merger in response to an Intervening Event (as defined and further discussed in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change”) not related to an Acquisition Proposal, subject to BMS’s ability to propose adjustments to the terms and conditions of the Merger Agreement that may convince the Board of Directors not to change its recommendation, and subject to BMS’s right to terminate the Merger Agreement following such change in recommendation and to collect a termination fee of $168,000,000.

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End Date. The fact that the initial outside date of October 8, 2024, which may be extended by two automatic 90-day extensions until April 6, 2025, if, at the end of each prior period, all closing conditions other than certain conditions relating to regulatory clearances have been met, is anticipated to allow for sufficient time to consummate the Merger.

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Efforts Obligation of BMS. BMS’s commitments in the Merger Agreement to use its reasonable best efforts to avoid or eliminate any legal impediment, including if necessary, litigating with governmental authorities, so as to consummate the Merger as promptly as practicable.

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Reverse Termination Fee. The fact that if the Merger Agreement is terminated prior to the consummation of the Merger in certain circumstances relating to the failure to obtain required regulatory clearances, then BMS will be required to pay Mirati a reverse termination fee of $240,000,000, which amount the Board of Directors believed to be reasonable in light of the typical size of such reverse termination fees in similar transactions.

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Termination Fee. The Board of Directors believed the amount of the termination fee payable by Mirati ($168,000,000) was reasonable in light of, among other matters, the benefits of the Merger to Mirati’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative Acquisition Proposals.

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Appraisal Rights. The Board of Directors considered the fact that statutory appraisal rights under Delaware law in connection with the Merger will be available to stockholders who do not vote in favor of the adoption of the Merger Agreement, properly demand appraisal of their shares of our common stock and otherwise fully comply with all required procedures under Section 262 of the DGCL. For more information on appraisal rights, please see the section of this proxy statement captioned “— Appraisal Rights.”

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Opportunity of Our Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Proxies. The Board of Directors considered the fact that the Merger would be subject to the approval of our stockholders, and that our stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Proposal at the Special Meeting. In addition, the Board of Directors considered the fact that Mirati could require the adjournment or postponement of the Special Meeting, upon the terms and subject to the conditions specified in the Merger Agreement, for the absence of a quorum at the Special Meeting or to allow additional solicitation of votes in order to obtain the adoption of the Merger Agreement by holders representing at least a majority of all outstanding shares of our common stock entitled to vote thereon.
In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with Mirati’s senior management, outside legal counsel and financial advisors, also considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors (which factors are not necessarily presented in order of relative importance):
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Risks Related to the Milestone Payment under the CVR Agreement. The Board of Directors considered the fact that the CVR Product Milestone necessary to trigger payment under the CVR Agreement may not be achieved within the required time period or at all and, if it is not achieved within such time period, no payment will be made pursuant to the CVRs, as well as the fact that the CVRs are not freely transferable and, accordingly, will not be registered with the SEC or listed on any securities exchange.

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No Ongoing Equity Interest in Mirati. The Board of Directors considered the fact that Mirati’s public stockholders will have no ongoing equity interest in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in Mirati’s potential future earnings or growth and will not benefit from any future increase in the value of Mirati following completion of the Merger.

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Inability to Solicit Takeover Proposals. The Board of Directors considered the fact that the Merger Agreement contains covenants prohibiting Mirati from soliciting other potential Acquisition Proposals and restricting its ability to entertain other potential Acquisition Proposals unless certain conditions are satisfied. The Board of Directors also considered the fact that the right afforded to BMS under the Merger Agreement to match an alternative Acquisition Proposal that the Board of Directors determines in good faith is a Superior Offer may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Mirati.

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The Termination Fee. The Board of Directors considered the fact that Mirati may be required to pay a termination fee of $168,000,000 to BMS if the Merger Agreement is terminated under certain circumstances, including in connection with Mirati accepting a Superior Offer or due to the Board of Directors changing or withdrawing its recommendation in favor of the Merger.

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The Reverse Termination Fee. The Board of Directors considered the fact that the reverse termination fee of $240,000,000 will not be available in all instances in which the Merger Agreement is terminated.

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Effect of Announcement. The Board of Directors considered the potential effect of the public announcement of the transactions contemplated by the Merger Agreement on Mirati’s employees, operations and business partners and stock price, as well as its ability to attract and retain key personnel while the Merger is pending.

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Litigation Risk. The Board of Directors considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger which, even where lacking in merit, could nonetheless result in distraction and expense.

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Interim Operating Covenants. The Board of Directors considered the fact that the Merger Agreement imposes restrictions on the conduct of Mirati’s business prior to the consummation of the Merger, requiring Mirati to conduct its business in the ordinary course and refrain from taking certain specified actions without BMS’s prior consent. The Board of Directors considered that such restrictions may potentially delay or prevent Mirati from pursuing business strategies or opportunities that may arise pending consummation of the Merger.

•	Risks That the Merger May Not Be Approved by Our Stockholders. The Board of Directors considered the possibility that the Merger Proposal will not be approved by Mirati’s stockholders.
•	Risks That the Merger Might Be Delayed or Not Be Completed At All. The Board of Directors considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. The Board of Directors considered the risks and costs to Mirati if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of Mirati’s management and employees’ attention; potential employee attrition; the potential effect on vendors, partners, licensors and others that do business with Mirati; and the potential effect on the trading price of the shares of Mirati’s common stock.
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Transaction Costs. The Board of Directors considered the fact that significant costs have been and will continue to be incurred in connection with negotiating and entering into the Merger Agreement and completing the Merger, and that substantial time and effort of Mirati’s management and certain other key employees will be required, potentially resulting in disruptions to the operation of Mirati’s business. If the Merger is not consummated, Mirati will be required to pay its own expenses associated with the Merger Agreement, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of Mirati’s common stock.

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Potential Conflicts of Interest. The Board of Directors considered the potential conflicts of interest created by the fact that Mirati’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the section of this proxy statement captioned “— Interests of Mirati’s Directors and Executive Officers in the Merger.”

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Regulatory Approval and Risks of Pending Actions. The Board of Directors considered the fact that the completion of the Merger requires certain regulatory clearances, which could subject the Merger to unforeseen delays and risk.

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Tax Treatment. The Board of Directors considered the fact that the receipt of cash and CVRs by our stockholders in exchange for our common stock as a result of the Merger generally will be taxable to our stockholders for U.S. federal income tax purposes (as further described in the section of this proxy statement captioned “— U.S. Federal Income Tax Considerations of the Merger”).

The Board of Directors believed that, overall, the potential benefits of the Merger to Mirati’s stockholders substantially outweighed the risks and uncertainties of the Merger.
The foregoing discussion of factors considered by the Board of Directors contains the material factors considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Board of Directors applied his or her own business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. Rather, the Board of Directors based its recommendation on the totality of the information presented.
Opinion of Mirati’s Financial Advisor – Centerview Partners LLC
On October 8, 2023, Centerview rendered to the Board of Directors its oral opinion, subsequently confirmed in a written opinion dated October 8, 2023, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Consideration to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated October 8, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transactions contemplated by the Merger Agreement and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of our common stock (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Merger Agreement.

Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the transactions contemplated by the Merger Agreement and does not constitute a recommendation to any stockholder of Mirati or any other person as to how such stockholder or other person should vote with respect to the Merger Proposal or otherwise act with respect to the transactions contemplated by the Merger Agreement or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
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a draft of the Merger Agreement dated October 6, 2023 and a draft of the form of the CVR Agreement attached thereto, collectively referred to in this summary of Centerview’s opinion as the “Draft Agreements”;

•	Annual Reports on Form 10-K of Mirati for the years ended December 31, 2022, December 31, 2021 and December 31, 2020;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Mirati;
•	certain publicly available research analyst reports for Mirati;
•	certain other public communications from Mirati to its stockholders; and
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certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Mirati, including the Management Projections and probabilities of success relating to Mirati and the probability of realizing the Milestone Payment under the CVR Agreement prepared by Mirati’s management and furnished to Centerview by Mirati for the purposes of Centerview’s analysis, which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data.”

Centerview also participated in discussions with members of the senior management and representatives of Mirati regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Mirati and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transactions with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Mirati’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Mirati’s direction, that the Internal Data (including, without limitation, the Management Projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mirati as to the matters covered thereby and Centerview relied, at Mirati’s direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at Mirati’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Mirati, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Mirati. Centerview assumed, at Mirati’s direction, that the final executed Merger Agreement and the final executed CVR Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Agreements reviewed by Centerview. Centerview also assumed, at Mirati’s direction, that the Transactions will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Mirati, or the ability of Mirati to pay its obligations when they come due, or as to the impact of the Transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, Mirati’s underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to Mirati or in which Mirati might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of our common stock (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Merger Agreement and the CVR Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement, the CVR Agreement or the Transactions, including, without limitation, the structure or form of the Transactions, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transactions, including, without limitation, the fairness of the Transactions or any other term or aspect of the Transactions to, or any consideration to be received in connection therewith by, or the impact of the Transactions on, the holders of any other class of securities, creditors or other constituencies of Mirati or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Mirati or any party, or class of such persons in connection with the Transactions, whether relative to the Consideration to be paid to the holders of the shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of Mirati or any other person as to how such stockholder or other person should vote with respect to the Merger Proposal or otherwise act with respect to the Transactions or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Board of Directors in connection with Centerview’s opinion, dated October 8, 2023. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Mirati. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mirati or any other parties to the Transactions. None of Mirati, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Mirati do not purport to be appraisals or reflect the prices at which Mirati may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 6, 2023 (the last trading day before the public announcement of the Transactions) and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on the Company’s fully diluted outstanding shares of our common stock calculated on a treasury stock method basis (taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units) based on information provided by management of Mirati.
Analysis of Consideration
Centerview conducted an analysis of the Consideration to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement and the CVR Agreement. Such Consideration is equal, on a per share basis, to $58.00 upfront per share in cash together, and not separately, with one CVR which could potentially result in an additional one-time contingent cash payment of $12.00 per CVR contingent upon, and subject to, the achievement of the CVR Product Milestone, as described more fully in the section captioned “—Form of Contingent Value Rights Agreement.”
For analytical purposes, assuming that for one CVR, the holders thereof receive a payment equal to $12.00 upon the achievement of the milestone, based solely on the assessments of Mirati’s management as to (i) the probability of realizing the milestone and (ii) the estimated timing of achievement of the milestone, and discounting the probability-adjusted milestone payment back to the valuation date using the midpoint of a range of discount rates from 10.5% - 12.0% based on Centerview’s analysis of Mirati’s weighted average cost of capital, Centerview calculated an illustrative net present value for one CVR of $3.17.
Solely for purposes of the financial analyses summarized below, the term “illustrative assumed per share merger consideration” refers to an aggregate assumed implied per Share value of $61.17 per share (which we refer to as the “Implied Consideration Value”), equal, on a per share basis, to $58.00 upfront consideration plus the illustrative net present value of the CVR of $3.17, based on the midpoint of the range of discount rates, as set forth above. However, there is no guarantee that any of the conditions for the CVR Milestone Payment pursuant to the CVR Agreement will be satisfied, and if satisfied, when such conditions will be satisfied.
Selected Public Company Analysis
Centerview reviewed and analyzed certain financial information of Mirati and compared it to corresponding financial information of certain publicly traded biopharmaceutical companies (which companies are referred to as the “selected companies” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Mirati.
However, because none of the selected companies is exactly the same as Mirati, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, operational and/or financial characteristics and other factors that could affect the public trading values of the selected companies and Mirati in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources as of October 6, 2023, Centerview calculated, for each selected company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of Wall Street research analyst consensus estimated revenue for calendar year 2027 (“EV/2027E Revenue Multiple”).

The selected companies and their EV/2027E Revenue Multiples are summarized below:
EV/2027E Revenue Multiple
Apellis Pharmaceuticals, Inc.	3.0x
Ascendis Pharma A/S	3.4x
Blueprint Medicines Corporation	2.7x
Immunocore Holdings plc	5.0x
ImmunoGen, Inc.	3.5x
Median	3.4x
Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Mirati and the companies included in the selected public company analysis, Centerview selected a reference range of EV/2027E Revenue Multiples of 3.0x to 5.0x. Centerview applied this reference range of EV/2027E Revenue Multiples to Mirati’s estimated calendar year risk-adjusted 2027 revenue excluding one-time items of $388 million as set forth in the Management Projections and added to it Mirati’s estimated net cash, as of December 31, 2023, of $861 million, provided by the management of Mirati set forth in the Internal Data, and divided the results of the foregoing calculations by the number of fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units) as of October 6, 2023 based on information provided by the management of Mirati and as set forth in the Internal Data. This analysis resulted in an implied per share equity value range for the shares of our common stock of approximately $24.65 to $34.05, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $61.17 per Share to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement and the CVR Agreement.
Selected Precedent Transactions Analysis
Centerview reviewed and analyzed certain information of Mirati and compared it to corresponding financial information of certain transactions involving publicly traded biopharmaceutical companies (which transactions are referred to as the “selected transactions” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Mirati and the Transactions. Although none of the selected transactions is identical or directly comparable to the Merger, the companies included in the selected transactions were selected by Centerview because, among other reasons, they are publicly traded biopharmaceutical companies with certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to the Merger.
However, because none of the selected transactions is exactly the same as the Merger, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transactions analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, operational and/or financial characteristics and other factors that could affect the public trading, acquisition or other values of the target companies in the selected transactions and Mirati in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources as of the time of the announcement of the selected transactions, Centerview calculated, for each selected transaction, the transaction value (calculated as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units and other convertible securities), plus the book value of debt and certain liabilities less cash and cash equivalents and excluding any contingent consideration) implied for each target company based on the consideration payable in the applicable selected transaction, as a multiple of Wall Street research analyst consensus estimated four-year forward revenue multiples at the time of the transaction announcement (“4-Year Forward Revenue Multiple”).

The selected transactions considered in this analysis are summarized below:
Date Announced	Target	Acquiror	4-Year Forward Revenue Multiple
Jul-23	Reata Pharmaceuticals Inc.	Biogen Inc.	6.2x
Aug-22	Global Blood Therapeutics, Inc.	Pfizer Inc.	5.9x
Aug-22	ChemoCentryx, Inc.	Amgen Inc.	4.7x
Feb-21	GW Pharmaceuticals Limited	Jazz Pharmaceuticals plc	4.9x
Feb-21	Viela Bio, Inc.	Horizon Therapeutics, Inc.	8.3x
Jun-19	Array BioPharma Inc.	Pfizer Inc.	9.5x
Jan-19	Loxo Oncology, Inc.	Eli Lilly and Company	10.7x
Dec-18	TESARO Inc.	GSK plc	5.7x
Median			6.0x
Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Mirati and the companies included in the selected precedent transactions analysis, Centerview selected a reference range of 4-Year Forward Revenue Multiples of 5.0x to 9.5x derived from the selected transactions analysis. Centerview applied this reference range of 4-Year Forward Revenue Multiples to Mirati’s estimated four-year forward revenue excluding one-time items of $388 million as set forth in the Management Projections, and adding to it Mirati’s estimated net cash, as of December 31, 2023, of $861 million, provided by the management of Mirati, as set forth in the Internal Data, and divided the results of the foregoing calculations by the number of fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units) as of October 6, 2023 based on information provided by the management of Mirati and as set forth in the Internal Data. This analysis resulted in an implied per share equity value range for the shares of our common stock of approximately $34.05 to $54.90, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $61.17 per Share to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement and the CVR Agreement.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of Mirati based on the Management Projections. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated a range of equity values for the shares of our common stock by (a) discounting to present value, as of December 31, 2023, using discount rates ranging from 10.5% to 12.0% (based on Centerview’s analysis of Mirati’s weighted average cost of capital) and using a mid-year convention: (i) the forecasted risk-adjusted, after-tax unlevered free cash flows of Mirati over the period beginning on January 1, 2024 and ending on December 31, 2044, utilized by Centerview based on the Management Projections, (ii) an implied terminal value of Mirati, calculated by Centerview by assuming, as directed by Mirati’s management, that Mirati’s unlevered free cash flows would decline in perpetuity after December 31, 2044 at a rate of free cash flow decline of 80% year-over-year (with the exception of platform, overhead research and development, general and administrative cash flows, items for which a 0% perpetuity growth rate was assumed) and (iii) tax savings from usage of Mirati’s federal net operating losses of $1.1 billion as of December 31, 2022 and Mirati’s future losses, as set forth in the Management Projections, and (b) adding to the foregoing results Mirati’s estimated cash of $861 million as of December 31, 2023, and the net present value of the estimated cost of a $400 million net equity raise in 2024, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units and performance stock units) as of October 6, 2023 and as set forth in the Internal Data. This resulted in an implied per share equity value range for the shares of our common stock of approximately $49.05 – $57.65, rounded to the nearest $0.05. Centerview then compared this range to the Implied Consideration Value of $61.17 per Share to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the Merger Agreement and CVR Agreement.
Other Factors
Centerview noted for the Board of Directors certain additional factors solely for reference and informational purposes only, including, among other things, the following:
•
Historical Stock Trading Price Analysis. Centerview reviewed historical closing trading prices of the shares of our common stock during the 52-week period ended October 6, 2023 (the last trading day before the public announcement of the Transactions), which reflected low and high stock closing prices for Mirati during such period of approximately $27.80 to $98.62 per Share.

•
Analyst Price Target Analysis. Centerview reviewed stock price targets for the shares of our common stock in Wall Street research analyst reports publicly available as of October 6, 2023 (the last trading day before the public announcement of the Transactions), which indicated low and high stock price targets for Mirati ranging from $24.00 to $91.00 per Share.

•
Precedent Premiums Paid Analysis. Centerview performed an analysis of premiums paid in selected transactions involving publicly traded biopharmaceutical companies for which premium data were available, including certain of the selected transactions set forth above in the section captioned “— Selected Precedent Transactions Analysis.” The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company’s common stock as of October 4, 2023, the last trading day prior to media speculation of a potential transaction involving Mirati. Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a range of 60% to 100% to Mirati’s closing stock price on October 4, 2023 (the last day prior to the date on which the trading price of the target’s common stock was perceived to be affected by a potential transaction) of approximately $42.89, which resulted in an implied price range of approximately $68.60 to $85.80 per Share, rounded to the nearest $0.05.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board of Directors in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Board of Directors or management of Mirati with respect to the Merger Consideration or as to whether the Board of Directors would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between Mirati and Parent and was approved by the Board of Directors. Centerview provided advice to Mirati during these negotiations. Centerview did not, however recommend any specific amount of consideration to Mirati or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for its current engagement, Centerview had not been engaged to provide financial advisory or other services to Mirati, and Centerview did not receive any compensation from Mirati during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to Parent or Merger Sub, and Centerview did not receive any compensation from Parent during such period. Centerview may provide financial advisory and other services to or with respect to Mirati or Parent or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Mirati, Parent, or any of their respective affiliates, or any other party that may be involved in the Transactions.
The Board of Directors selected Centerview as its financial advisor in connection with the Transactions based on Centerview’s strength and experience in the life sciences sector and expertise and qualifications in transactions of this nature. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions.
In connection with Centerview’s services as the financial advisor to the Board of Directors, Mirati has agreed to pay Centerview an aggregate fee of approximately $53 million, $2.5 million of which was payable upon the rendering of Centerview’s opinion and the remainder of which is payable contingent upon consummation of the Transactions. In addition, Mirati has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Certain Financial Projections
While Mirati has from time to time provided limited full-year financial guidance to investors, Mirati’s management does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, or results of operations, earnings or other results, due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized.
In connection with the evaluation of the proposed transaction with BMS and the other strategic alternatives considered by the Board of Directors, in late August and early September 2023 Mirati’s senior management prepared certain non-public, unaudited financial projections for fiscal years 2023 through 2044 (which we refer to as the “Management Projections”). The Management Projections were prepared based on Mirati’s continued operation as a stand-alone company and do not take into account the Merger, including the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement.
Prior to the preparation of the Management Projections, in June 2023, Mirati’s senior management prepared certain non-public, unaudited, prospective revenue information for fiscal years 2023-2040 (which we refer to as the “June 2023 Management Revenue Projections”) in connection with the Board of Directors’ evaluation of the equity financing completed by Mirati on August 11, 2023. The assumptions in the Management Projections differ from the assumptions in the June 2023 Management Revenue Projections due to changes affecting Mirati and its products and programs.
Additionally, the Board of Directors reviewed certain non-public, unaudited, prospective revenue information prepared by Mirati’s senior management for fiscal years 2023-2038 during a regularly scheduled quarterly meeting of the Board of Directors on September 28, 2023 (which we refer to as the “September 2023 Management Revenue Projections”) in connection with the Board of Directors’ review of potential scenarios for Mirati continuing as a stand-alone company. Compared to the Management Projections, the September 2023 Management Revenue Projections assumed a narrower commercialization model for certain global markets and reflected management’s more conservative assumptions for patient growth rate and treatment rate in certain markets.
The Management Projections were presented to the Board of Directors in connection with its consideration of the Merger, and were provided to Centerview and, at the instruction of the Board of Directors, were relied upon by Centerview in connection with rendering its opinion to the Board of Directors and performing the related financial analyses as described in the section of this proxy statement captioned “—Opinion of Mirati’s Financial Advisor – Centerview Partners LLC” and were the only financial projections with respect to Mirati used by Centerview in performing such financial analyses.
Mirati is summarizing the Management Projections, the June 2023 Management Revenue Projections and the September 2023 Management Revenue Projections (which we refer to collectively as the “Projections”) in this proxy statement to provide our stockholders with access to certain non-public, unaudited, risk-adjusted prospective financial information that was prepared for the Board of Directors for the purposes described above.

Mirati makes and has made no representation to BMS or Merger Sub, in the Merger Agreement or otherwise, concerning any projected financial information, including the Projections.
Cautionary Note About the Projections
The Projections, while necessarily presented with numerical specificity, were based on numerous variables and financial, operating and commercial assumptions, developed solely using the information available to Mirati’s management at the time, that were inherently uncertain and many of which were beyond Mirati’s control. Important factors that may affect actual results and cause the Projections not to be achieved include general economic conditions, regulatory conditions, financial market conditions, Mirati’s ability to achieve forecasted sales of KRAZATI and other pipeline products, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws or accounting treatment and other risk factors described in Mirati’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.
In light of the foregoing factors and the uncertainties inherent in the Projections, our stockholders are cautioned not to place undue, if any, reliance on the Projections. The Projections were not prepared with a view toward public disclosure. The inclusion of the Projections in this proxy statement should not be regarded as an indication that Mirati or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such or construed as financial guidance. Neither Mirati nor any of its affiliates assumes any responsibility for the accuracy of this information. Mirati does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law.
MIRATI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE.
Neither Mirati nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation or warranty to any holders of shares of our common stock or other person regarding the ultimate performance of Mirati compared to the information contained in the Projections or that the Projections will be achieved. Mirati has made no representation to BMS or Merger Sub, in the Merger Agreement or otherwise, concerning the Projections. The Projections are subjective in many respects and are thus subject to interpretation. Please also refer to the section of this proxy statement captioned “Forward-Looking Statements.”
The Projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Mirati may not be comparable to similarly titled amounts used by other companies. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board of Directors or Centerview. In addition, the Projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The Projections are not being included in this proxy statement to influence any stockholder’s decision on how to vote with respect to the Merger Proposal, but instead are being included because the Management Projections were provided to the Board of Directors and to Centerview to evaluate the transactions contemplated by the Merger Agreement and the June 2023 Management Revenue Projections were provided to the Board of Directors during the period from June to early August 2023 to evaluate a proposed equity financing. Mirati did not provide the Projections to Parent. The Projections may differ from publicly available analyst estimates, and the Projections do not take into account any events or circumstances after the date they were prepared, including the announcement of the Merger.

The Projections were each based on assumptions about Mirati’s continued operation as a stand-alone, publicly traded company, including with respect to the sales of KRAZATI and the continued commercialization and development of Mirati’s product candidates while also accounting for risk and probability adjustments reflecting Mirati senior management’s good faith assessment as to the probability of success for the approval of adagrasib outside of the U.S. and for additional indications, and the probability of success of Mirati’s pipeline programs as of the time such Projections were prepared. The Projections include assumptions regarding Mirati’s worldwide commercialization of products and potential future collaborations with third parties and upfront payments, royalties and milestone payments received in connection with such collaborations. The Projections were based on certain internal assumptions about the epidemiology, pricing, sales ramp, market share, patent exclusivity, research and development expenses, sales and marketing expenses, general and administrative expenses, effective tax rate and utilization of net operating losses, future equity raises conducted by Mirati and other relevant factors related to Mirati’s long-range operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Projections.
The following table presents a summary of the Management Projections:
Management Projections (Risk Adjusted)
(Amounts in Millions)
	Fiscal year ended December 31,
	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Total Net Revenue	$59	$274	$334	$376	$532	$511	$663	$1,009	$1,528	$2,033	$2,416
Memo: Total Net Revenue Excluding One-Time Items(1)	$59	$164	$289	$362	$388	$431	$583	$1,002	$1,523	$2,014	$2,408
Gross Profit	$51	$252	$297	$319	$483	$463	$602	$903	$1,361	$1,798	$2,115
Total R&D Expense	$(467)	$(422)	$(421)	$(352)	$(293)	$(253)	$(209)	$(145)	$(102)	$(115)	$(105)
Total S&M Expense	$(153)	$(101)	$(102)	$(112)	$(135)	$(167)	$(150)	$(108)	$(114)	$(119)	$(123)
Total G&A Expense	$(102)	$(66)	$(67)	$(69)	$(70)	$(72)	$(74)	$(76)	$(78)	$(80)	$(82)
EBIT	$(670)	$(336)	$(293)	$(215)	$(15)	$(29)	$169	$574	$1,067	$1,485	$1,805
	Fiscal year ended December 31,
	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044
Total Net Revenue	$2,714	$2,787	$2,887	$1,871	$1,276	$1,217	$1,279	$861	$663	$674	$552
Memo: Total Net Revenue Excluding One-Time Items(1)	$2,691	$2.787	$2,887	$1,871	$1,276	$1,217	$1,279	$861	$663	$674	$552
Gross Profit	$2,381	$2,434	$2,514	$1,691	$1,183	$1,115	$1,178	$786	$623	$637	$524
Total R&D Expense	$(106)	$(95)	$(84)	$(76)	$(81)	$(67)	$(66)	$(71)	$(56)	$(56)	$(65)
Total S&M Expense	$(128)	$(127)	$(133)	$(120)	$(74)	$(67)	$(71)	$(53)	$(46)	$(49)	$(44)
Total G&A Expense	$(84)	$(87)	$(89)	$(65)	$(63)	$(61)	$(59)	$(44)	$(39)	$(33)	$(31)
EBIT	$2,062	$2,125	$2,208	$1,430	$966	$921	$983	$618	$482	$499	$384
(1)	Excludes any current and future upfront and milestone payments related to Mirati’s products and programs.
At the direction of Mirati’s management, Centerview calculated, solely based on the Management Projections, the unlevered free cash flows for the fiscal years 2024 through 2044, which were approved by the Board of Directors for use by Centerview in connection with the rendering its opinion to the Board of Directors and in performing the related financial analyses as described in the section of this proxy statement captioned “—Opinion of Mirati’s Financial Advisor - Centerview Partners LLC.” The unlevered free cash flows used by Centerview in connection with its opinion to the Board of Directors, were calculated as EBIT (earnings before interest expenses and taxes) minus tax expense plus depreciation and amortization minus capital expenditures and minus changes in net working capital. The values presented in the tables below do not take into account the effect of net operating loss usages or the cost of future equity raises and assume a tax rate of 21%.

Unlevered Free Cash Flow
(Amounts in Millions)
	Fiscal year ended December 31,
	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
EBIT	$(336)	$(293)	$(215)	$(15)	$(29)	$169	$574	$1,067	$1,485	$1,805	$2,062
Tax Expense	—	—	—	—	—	(36)	(120)	(224)	(312)	(379)	(433)
Depreciation and Amortization	6	7	8	9	10	12	14	16	18	21	24
Capital Expenditures	(6)	(7)	(8)	(9)	(10)	(12)	(14)	(16)	(18)	(21)	(24)
Change in Net Working Capital	(21)	(25)	(14)	(4)	(8)	(29)	(81)	(98)	(91)	(71)	(53)
Unlevered Free Cash Flow	$(357)	$(319)	$(229)	$(19)	$(37)	$104	$372	$744	$1,082	$1,354	$1,576
	Fiscal year ended December 31,
	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044
EBIT	$2,125	$2,208	$1,430	$966	$921	$983	$618	$482	$499	$384
Tax Expense	(446)	(464)	(300)	(203)	(193)	(206)	(130)	(101)	(105)	(81)
Depreciation and Amortization	28	32	21	14	13	14	9	7	7	6
Capital Expenditures	(28)	(32)	(21)	(14)	(13)	(14)	(9)	(7)	(7)	(6)
Change in Net Working Capital	(17)	(19)	195	115	12	(12)	69	36	(3)	22
Unlevered Free Cash Flow	$1,662	$1,725	$1,324	$878	$739	$765	$557	$416	$391	$325
The following table presents a summary of the June 2023 Management Revenue Projections:
June 2023 Management Revenue Projections (Risk Adjusted)
(Amounts in Millions)
	Fiscal year ended December 31,
	2023	2024	2025	2026	2027	2028	2029	2030	2031
Total Net Revenue	$56	$212	$298	$435	$559	$524	$619	$856	$1,213
	Fiscal year ended December 31,
	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Net Revenue	$1,535	$1,831	$2,078	$2,171	$2,290	$1,382	$611	$637	$542
The following table presents a summary of the September 2023 Management Revenue Projections:
September 2023 Management Revenue Projections (Risk Adjusted)
(Amounts in Millions)
	Fiscal year ended December 31,
	2023	2024	2025	2026	2027	2028	2029	2030
Total KRAZATI-Related Net Revenue	$59	$204	$272	$338	$460	$385	$390	$588
	Fiscal year ended December 31,
	2031	2032	2033	2034	2035	2036	2037	2038
Total KRAZATI-Related Net Revenue	$833	$1,086	$1,306	$1,453	$1,537	$1,618	$683	$34
Interests of Mirati’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by Mirati’s stockholders.

Mirati’s executive officers are as follows:
Name	Position
Charles M. Baum, M.D., Ph.D.	Founder, President and Chief Executive Officer
James Christensen, Ph.D.	Chief Scientific Officer
Ben Hickey	Chief Commercial Officer
John Moriarty, Jr., J.D.	Chief Legal Officer
Aaron Ondrey	Interim Chief Financial Officer
Alan Sandler, M.D.	Chief Medical Officer
Also mentioned in the discussion below are three former executives who are no longer employed by us but who were named executive officers for purposes of the Definitive Proxy Statement on Schedule 14A, filed by Mirati on April 6, 2023:
•	David Meek, who served as Chief Executive Officer until August 2023.
•	Laurie Stelzer, who served as Chief Financial Officer until August 2023.
•	Vickie Reed, who served as Chief Accounting Officer until July 2022.
Consideration Payable for Outstanding Shares
Mirati’s directors and executive officers who own shares of our common stock will receive in the transactions contemplated by the Merger Agreement the same Merger Consideration, on the same terms and conditions, as the other stockholders of Mirati, as described in the section of this proxy statement captioned “— Merger Consideration.”
The following table sets forth the number of issued and outstanding shares of our common stock beneficially owned as of October 18, 2023 by each of Mirati’s directors and current and former executive officers as described above. For purposes of the table below, the number of shares of our common stock excludes (i) shares of our common stock underlying Company Options and (ii) shares of our common stock that are subject to outstanding and unvested Company RSUs (including performance-vesting Company RSUs). The following table also sets forth the aggregate Closing Consideration and potential CVR payment that would be payable for such shares if the CVR Product Milestone is achieved within the time period required by the CVR Agreement. The amount of potential CVR Payment assumes that each CVR will be paid at the value of $12.00 per CVR. As explained herein, the CVR payment is conditioned on the achievement of the milestone set forth in the CVR Agreement, which may or may not be achieved within the allotted time frame.
Name	Shares Beneficially Owned (#)	Cash Consideration for Shares Beneficially Owned ($)	Potential CVR Payment with Respect to Shares Beneficially Owned ($)
Charles M. Baum, M.D., Ph.D.	94,214	5,464,412	1,130,568
James Christensen, Ph.D.	48,830	2,832,140	585,960
Alan Sandler, M.D.	546	31,668	6,552
Ben Hickey	17,414	1,010,012	208,968
John Moriarty, Jr., J.D.	—	—	—
Aaron Ondrey	1,302	75,516	15,624
David Meek	55,878	3,240,924	670,536
Laurie Stelzer	—	—	—
Faheem Hasnain	8,717	505,586	104,604
Aaron I. Davis	43,073	2,498,234	516,876
Carol Gallagher, Pharm.D.	—	—	—
Craig Johnson	6,021	349,218	72,252
Maya Martinez-Davis	6,021	349,218	72,252
Bruce L.A. Carter, Ph.D.	6,021	349,218	72,252
Julie M. Cherrington, Ph.D.	—	—	—
Shalini Sharp	4,162	241,396	49,944

Treatment of Equity-Based Awards
The Merger Agreement provides that at the Effective Time, each Company Option that is then outstanding and unexercised (whether or not vested) and which has a per share exercise price that is less than the Closing Consideration (each, an “In the Money Option”) will be cancelled and converted into the right to receive a cash payment equal to (i) the excess of (a) the Closing Consideration over (b) the exercise price per share of such In the Money Option, multiplied by (ii) the total number of shares of our common stock subject to such In the Money Option, plus one CVR for each share of our common stock subject to such In the Money Option.
If and only if the Milestone Payments are made in respect of the CVRs, each Company Option which is not an In the Money Option but has a per share exercise price less than the sum of the Closing Consideration and the potential amount payable with respect to one CVR (each, an “Eligible Option”) will be entitled to receive a cash payment equal to the amount by which the sum of the Closing Consideration and the potential amount payable with respect to one CVR exceeds the per share exercise price of such Eligible Option, multiplied by the number of shares of our common stock subject to such Eligible Option.
Any Company Option not described in the preceding two paragraphs that is then outstanding and unexercised (whether or not vested) will be cancelled at the Effective Time without consideration.
The following table sets forth, for each of Mirati’s directors and current and former executive officers as described above, (i) the number of vested and unvested In the Money Options that were held as of October 18, 2023; (ii) the Closing Consideration payable for these In the Money Options based solely on the $58.00 Closing Consideration (excluding any potential value deriving from a contingent CVR payment); (iii) the potential CVR payments that would be payable for these In the Money Options if the CVR Product Milestone is achieved within the time period required by the CVR Agreement; (iv) the number of Eligible Options held as of October 18, 2023; and (v) the amounts payable with respect to such Eligible Options if the CVR Product Milestone is achieved within the time period required by the CVR Agreement. The amount of potential CVR payment assumes that each CVR will be paid at the value of $12.00 per CVR. As explained herein, the CVR payment is conditioned on the achievement of the milestone set forth in the CVR Agreement, which may or may not be achieved.
Name	In the Money Options (vested) (#)	Cash Consideration for Vested In the Money Options ($)	In the Money Options (unvested) (#)	Cash Consideration for unvested In the Money Outstanding Options ($)	Potential Cash Payment for CVRs Issued with Respect to In the Money Options ($)	Eligible Options (#)	Potential Cash Payment with Respect to Eligible Options ($)
Charles M. Baum, M.D., Ph.D.	545,706	20,325,049	2,507	30,936	6,578,556	170,000	996,200
James Christensen, Ph.D.	207,958	7,002,965	45,456	560,927	3,040,968	60,000	351,600
Alan Sandler, M.D.	—	—	—	—	—	65,000	655,200
Ben Hickey	—	—	45,456	560,927	545,472	—	—
John Moriarty, Jr., J.D.	—	—	83,525	1,012,323	1,002,300	—	—
Aaron Ondrey	—	—	11,844	146,155	142,128	11,993	50,491
David Meek	94,521	1,166,389	—	—	1,134,252	—	—
Laurie Stelzer	30,388	549,111	3,799	68,648	410,244	—	—
Faheem Hasnain	52,144	2,053,907	3,572	44,078	668,592	—	—
Aaron I. Davis	30,013	517,860	2,507	30,936	390,240	11,000	64,460
Carol Gallagher, Pharm.D.	1,065	21,279	11,719	234,146	153,408	—	—
Craig Johnson	43,013	1,468,940	2,507	30,936	546,240	11,000	64,460
Maya Martinez-Davis	22,513	381,060	2,507	30,936	300,240	11,000	64,460
Bruce L.A. Carter, Ph.D.	15,013	605,360	2,507	30,936	210,240	11,000	64,460
Julie M. Cherrington, Ph.D.	5,013	61,860	2,507	30,936	90,240	—	—
Shalini Sharp	5,013	61,860	2,507	30,936	90,240	—	—
In addition, at the Effective Time, each then outstanding Company RSU, including, to the extent provided pursuant to their terms, performance-vesting Company RSUs, will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the Closing Consideration and (ii) the number of shares of our common stock subject to such Company RSU, plus one CVR for each share of our common stock subject to the Company RSU. Performance-vesting Company RSUs which do not vest in connection with the Merger in accordance with their terms will be cancelled (also in accordance with their terms) for no consideration at the Effective Time.

The following table sets forth, each of Mirati’s directors and current and former executive officers as described above, (i) the number of shares of our common stock underlying (a) Company RSUs (excluding performance-vesting Company RSUs) and (b) performance-vesting Company RSUs, in each case that were held as of October 18, 2023 (but excluding those performance-vesting Company RSUs which are to be cancelled for no consideration); (ii) the Closing Consideration payable for these Company RSUs based solely on the $58.00 Closing Consideration (excluding any potential value deriving from a contingent CVR payment); and (iii) the potential CVR payments that would be payable for these Company RSUs if the CVR Product Milestone is achieved within the time period required by the CVR Agreement. The amount of potential CVR payment assumes that each CVR will be paid at the value of $12.00 per CVR. As explained herein, the CVR payment is conditioned on the achievement of the milestone set forth in the CVR Agreement, which may or may not be achieved.
Name	Restricted Stock Units (#)(1)	Cash Consideration for Restricted Stock Units ($)	Potential Cash Payment for CVRs Issued with Respect to Restricted Stock Units ($)	Performance- Vesting Restricted Stock Units (#)	Cash Consideration for Performance- Vesting Restricted Stock Units ($)(2)	Potential Cash Payment for CVRs Issued with Respect to Performance- Vesting Restricted Stock Units ($)
Charles M. Baum, M.D., Ph.D.	133,232	7,727,456	1,598,784	—	—	—
James Christensen, Ph.D.	94,618	5,487,844	1,135,416	16,050	—	—
Alan Sandler, M.D.	62,297	3,613,226	747,564	—	—	—
Ben Hickey	88,500	5,133,000	1,062,000	16,050	—	—
John Moriarty, Jr., J.D.	71,660	4,156,280	859,920	—	—	—
Aaron Ondrey	12,726	738,108	152,712	8,412	487,896	100,944
David Meek	—	—	—	—	—	—
Laurie Stelzer	—	—	—	—	—	—
Faheem Hasnain	6,333	367,314	75,996	—	—	—
Aaron I. Davis	4,444	257,752	53,328	—	—	—
Carol Gallagher, Pharm.D.	7,555	438,190	90,660	—	—	—
Craig Johnson	4,444	257,752	53,328	—	—	—
Maya Martinez-Davis	4,444	257,752	53,328	—	—	—
Bruce L.A. Carter, Ph.D.	4,444	257,752	53,328	—	—	—
Julie M. Cherrington, Ph.D.	4,444	257,752	53,328	—	—	—
Shalini Sharp	5,252	304,616	63,024	—	—	—
(1)	Excludes performance-vesting Company RSUs.
(2)	Pursuant to the applicable stock unit award agreement with Mr. Christensen, such outstanding performance-vesting Company RSUs held by him will be cancelled without payment upon the Effective Time.
Pursuant to the applicable stock unit award agreement with Mr. Hickey, such outstanding performance-vesting Company RSUs held by him will be cancelled without payment upon the Effective Time.
Pursuant to the applicable stock unit award agreement with Mr. Ondrey, such outstanding performance-vesting Company RSUs held by him will fully vest upon the Effective Time and receive the same Merger Consideration as other Company RSUs.
If the Effective Time does not occur prior to January 10, 2024, and the Company grants in 2024 time-based vesting Company RSUs (the “2024 Awards”), such awards will convert at the Effective Time into a cash award equal to the product of the number of Company RSUs subject to the 2024 Award immediately prior to the Effective Time and the last trading price of our common stock before the Effective Time as reported by Nasdaq (the “Converted Cash Award”). The Converted Cash Award will be subject to the same terms and conditions (including vesting) applicable to the 2024 Award. No 2024 Awards will be eligible to receive any CVRs. No such awards have been promised or granted as of the date hereof.
Potential Severance Payments and Benefits
Certain of our officers, including our currently employed named executive officers, receive severance benefits under Mirati’s Executive Severance Plan. Under the Executive Severance Plan, in the event of a termination without “cause” or resignation for “good reason” (as each is defined in the Executive Severance Plan, an “Involuntary Termination”), in each case, that occurs three months prior to or within twenty four months following a “change in control”, the officers will be entitled to any earned and accrued base salary and vacation pay, and certain other payments and benefits earned, as well as the following severance payments and benefits; 18 months of base salary (24 months in the case of our CEO Dr. Baum), payable in a lump sum, plus a lump sum cash amount equivalent to 1.5 times (2 times in the case of our CEO Dr. Baum, plus, for Dr. Baum, an additional cash severance payment in an amount equal to a prorated portion of his annual bonus, based on the greater of his target annual bonus or the actual level of achievement of the applicable performance goals as of the later of the change in control or Involuntary Termination) their target annual bonus for the year in which the Involuntary Termination occurs, as well as payment of COBRA group health insurance premiums for up to 18 months (up to 24 months in the case of our CEO Dr. Baum).
These severance benefits are subject to the execution and effectiveness of a waiver and release of claims in favor of us. Potential severance payments to Drs. Baum, Christensen and Sandler and Mr. Ondrey are summarized in the section of this proxy statement captioned “— Golden Parachute Compensation.” Potential severance payments to Messrs. Hickey and Moriarty, as a group, are approximately $2,363,678 in the aggregate.
In addition, Mr. Ondrey is entitled to a cash retention payment in the amount of $300,000 as well as $300,000 in performance-based Company RSUs, that will vest and be payable on the earlier of 90 days following the commencement of the employment of a permanent Chief Financial Officer or an involuntary termination of employment not for cause as defined in the applicable agreement.
Mr. Meek’s employment with Mirati terminated in August 2023 and he is not entitled to any severance benefits in connection with the transactions contemplated by the Merger Agreement except for the supplemental payment under the separation agreement entered into between Mirati and Mr. Meek, as further described below in the section of this proxy statement captioned “— Golden Parachute Compensation.”
Ms. Stelzer will not receive any severance benefits based on or otherwise related to the transactions contemplated by the Merger Agreement other than the acceleration of equity awards which were scheduled to vest during her currently ongoing consulting period. All outstanding equity awards that were eligible to vest following the end of the consulting term were cancelled and forfeited for no consideration.
Ms. Reed will not receive any severance benefits based on or otherwise related to the transactions contemplated by the Merger Agreement.
Excise Tax Reimbursement Arrangement
In connection with the transactions contemplated by the Merger Agreement, the Board of Directors approved that Mirati may provide reimbursement in an aggregate amount not to exceed $10,000,000 for excise taxes incurred under Section 4999 of the Code in connection with the transactions contemplated by the Merger Agreement to affected executive officers, so that on a net after-tax basis such executive officers would be in the same position as if no such excise tax had applied to them. The actual amount of the excise tax reimbursement for each named executive officer, if any, will not be determinable until after the consummation of the transactions contemplated by the Merger Agreement. The estimated value of the excise tax reimbursement payment for Dr. Sandler is set forth below in the section of this proxy statement captioned “— Golden Parachute Compensation.” The estimated value of the excise tax reimbursement payments for Mr. Hickey and Mr. Moriarty are $2,248,710 and $1,899,273, respectively.
Cash Retention Program
In connection with the transactions contemplated by the Merger Agreement, Mirati may establish a cash retention program for eligible employees, including the Mirati’s Chief Commercial Officer, Mr. Ben Hickey. Payment to Mr. Hickey under the cash retention program, if any, may not exceed $900,000. Allocations under the cash retention program will be determined at the discretion of Mirati’s Chief Executive Officer after consultation with Parent. Awards made under the cash retention program may become payable on the Closing Date. As of the date of this proxy statement, no awards under the cash retention program have been made to any executive officer of Mirati.
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise related to the transactions contemplated by the Merger Agreement for each of Mirati’s executive officers who were designated as “named executive officers” in Mirati’s definitive proxy statement for our 2023 annual meeting of stockholders filed with the SEC on April 6, 2023 as well as the current Principal Financial Officer. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the compensation and benefits related to the transactions contemplated by the Merger Agreement that will or may be payable to those named executive officers. The amounts set forth in the table below are based on multiple assumptions that may or may not actually prove correct, including assumptions described in the footnotes to the tables below. As a result, the actual amounts received by a named executive officer in connection with the transactions contemplated by the Merger Agreement may differ materially from the amounts set forth below.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of Mirati’s named executive officers would receive, assuming that (1) the closing occurred on October 18, 2023 (which is the assumed closing date solely for purposes of this golden parachute compensation disclosure); (2) each of Mirati’s named executive officers is employed or providing services to Mirati at the closing and experiences a qualifying termination of employment immediately following the closing; (3) no named executive officer enters into any new agreement or becomes entitled to, prior to the closing, additional compensation or benefits related to the transactions contemplated by the Merger Agreement; (4) the performance vesting conditions applicable to any Mirati performance awards are deemed achieved at the target level of performance; (5) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive all payments and benefits; and (6) the value per share of Mirati common stock on the completion of the transactions contemplated by the Merger Agreement is $70 (i.e., the sum of the $58 Closing Consideration plus the $12 potential amount payable with respect to one CVR). Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the named executive officers below may materially differ from the amounts set forth below. The actual amounts payable to Mirati named executive officers will depend on whether, among other things, the named executive officer experiences a qualifying termination, the date of such termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
Charles M. Baum, M.D., Ph.D.	2,862,329	9,387,260	34,000	—	12,283,589
James Christensen, Ph.D.	2,205,646	7,729,659	25,500	—	9,960,805
Alan Sandler, M.D.	1,250,625	5,015,990	25,500	1,389,053	7,681,168
Aaron Ondrey	1,245,000	1,843,703	25,500	—	3,114,203
David Meek	5,104,580	—	—	—	5,104,580
Laurie Stelzer	—	114,326	—	—	114,326
(1)
Under relevant SEC rules, Mirati is required to provide information in this table with respect to Mirati’s named executive officers, who, for these purposes, are the individuals whose compensation was required to be reported in the summary compensation table of Mirati’s most recent proxy statement as well as the current Principal Financial Officer. Mr. Meek and Ms. Stelzer, who were named executive officers in Mirati’s most recent definitive proxy statement filed on April 6, 2023, are no longer employed at Mirati as of the date of this proxy statement. While disclosure is required with respect to Ms. Reed in Mirati’s most recent definitive proxy statement, Mirati’s former Chief Accounting Officer, Ms. Reed retired in July 2022 and will not receive any compensation based on or otherwise related to the transactions contemplated by the Merger Agreement.

(2)
Other than with respect to Mr. Meek, the amounts in this column represent the cash severance payments that would be payable to each applicable named executive officer upon an Involuntary Termination within three months prior to or 24 months following a change in control under Mirati’s Executive Severance Plan in connection with the Merger, which would consist of (i) in the case of Dr. Baum, 24 months of base salary plus a lump sum cash amount equivalent to 2 times his target annual bonus and (ii) in the case of Messrs. Christensen, Sandler and Ondrey, 18 months of base salary plus an amount equivalent to 1.5 times their target annual bonus. Dr. Baum is entitled to an additional cash severance payment in an amount equal to a prorated portion of his annual bonus under Mirati’s Executive Severance Plan based on the greater of his target annual bonus or the actual level of achievement of the applicable performance goals as of the later of the change in control or Involuntary Termination. Mr. Christensen is entitled to an additional payment of $1,000,000 pursuant to a cash retention agreement between Mr. Christensen and Mirati, payable in a lump sum on December 28, 2023 or upon an Involuntary Termination, subject to the execution and non-revocation of a release of claims. Mr. Ondrey is entitled to a cash retention payment in the amount of $300,000, payable on the earlier of 90 days following the commencement of the employment of a permanent Chief Financial Officer or an involuntary termination of employment not for cause as defined in the applicable agreement. The amounts in this column (other than for Mr. Meek, the cash retention payment for Mr. Christensen mentioned in the second preceding sentence, and the cash retention payment for Mr. Ondrey mentioned in the preceding sentence) are considered “double-trigger” (i.e., such amounts are payable upon a qualifying termination of employment following the closing). Ms. Stelzer’s employment with Mirati terminated in August 2023 and she will not receive any cash severance payment based on or otherwise related to the transactions contemplated by the Merger Agreement.
Mr. Meek’s employment with Mirati terminated in August 2023, in connection with which Mr. Meek and Mirati entered into a separation agreement that provides a supplemental payment payable to Mr. Meek if Mirati publicly announces a change of control transaction on or before January 15, 2024 and such transaction is consummated within 12 months of such public announcement. The amount of the supplemental payment is calculated as the sum of (i) the number of Company RSUs that Mr. Meek forfeited at the time of Mr. Meek’s separation multiplied by the $58 Closing Consideration, plus (ii) in-the-money value of all outstanding options that were cancelled at the time of Mr. Meek’s separation, calculated as (i) the number of such options with an exercise price below $58.00 multiplied by (ii) the difference between $58.00 and the exercise price of the applicable options. Except as set forth in this paragraph, Mr. Meek will not receive any compensation based on or otherwise related to the transactions contemplated by the Merger Agreement. To the extent that a payment is made with respect to the CVRs, Mr. Meek will receive a corresponding payment based upon a deemed holding of the equity awards described in the preceding sentences.
The cash severance amounts for each named executive officer are calculated as follows:
Named Executive Officer	Annual Salary ($)	Target Annual Bonus Opportunity ($)	2023 Pro-Rata Bonus ($)	Retention Award ($)	Supplemental Payment ($)	Potential Payments in respect of CVRs ($)	Total Cash Payments ($)
Charles M. Baum, M.D., Ph.D.	1,500,000	975,000	387,329	—	—	—	2,862,329
James Christensen, Ph.D.	831,480	374,166	—	1,000,000	—	—	2,205,646
Alan Sandler, M.D.	862,500	388,125	—	—	—	—	1,250,625
Aaron Ondrey	675,000	270,000	—	300,000	—	—	1,245,000
David Meek	—	—	—	—	3,785,600	1,318,980	5,104,580
Laurie Stelzer	—	—	—	—	—	—
(3)
The amounts in this column represent the estimated pre-tax value to each named executive officer of (i) the vesting of unvested Company RSUs held by such named executive officer as of October 18, 2023, (ii) the spread value of unvested In the Money Company Options held by such named executive officer as of October 18, 2023, assuming the closing occurred on October 18, 2023, and (iii) the spread value of unvested Eligible Options held by such named executive officer as of October 18, 2023, assuming the closing occurred on October 18, 2023. For each unvested Company RSU, (i) the cash value of such Company RSU is calculated by multiplying the number of shares of our common stock subject to such Company RSU by the $58 Closing Consideration and (ii) the value of the CVR corresponding to such Company RSU is calculated based on $12, which is the potential amount payable under each CVR. For each unvested In the Money Company Option, (i) the cash spread value is calculated by multiplying (a) the amount by which $58 Closing Consideration exceeds the per share exercise price of such In the Money Option by (b) the number of shares of our common stock subject to such unvested In the Money Option and (ii) the value of the CVR corresponding to such In the Money Company Option is calculated based on $12, which is the potential amount payable under each CVR. For each unvested Eligible Option, the value of the “phantom” CVR corresponding to such Eligible Option is calculated by multiplying (i) the amount by which $70 (i.e., the sum of the $58 Closing Consideration and the potential amount payable under each CVR) exceeds the per share exercise price of such Eligible Option by (ii) the number of shares of our common stock subject to such Eligible Option. Such payments are made as a result of the closing of the Merger (on a “single trigger basis”), although payments with respect to the CVR are contingent on there being a payout under that instrument. For additional information on the treatment of outstanding equity awards held by each named executive officer in the Merger, see the section of this proxy statement captioned “— Treatment of Equity-Based Awards.” The cash consideration and CVR payment amounts for Mr. Ondrey reflect that his outstanding performance-vesting Company RSUs will fully vest upon the Effective Time and receive the same Merger Consideration as other Company RSUs under the terms of the applicable stock unit award agreement. The cash consideration and CVR payment amounts for Mr. Christensen and Ms. Stelzer reflect that no consideration will be paid with respect to their performance-vesting stock units that, under the terms of the applicable stock unit award agreement, will be cancelled for no consideration or unachieved, respectively, at the closing.

Name	Company RSUs Vesting Upon Closing (#)	Value of Company RSUs Vesting Upon Closing ($)	In the Money Options Vesting Upon Closing (#)	Spread Value of In the Money Options Vesting Upon Closing ($)	Potential Payments with respect to CVRs Corresponding to Company RSUs and In the Money Options Vesting Upon Closing ($)	Eligible Options Vesting Upon Closing (#)	Potential Payments with respect to Phantom CVRs Corresponding to Eligible Options Vesting Upon Closing ($)
Charles M. Baum, M.D., Ph.D.	133,232	7,727,456	2,507	30,936	1,628,868	—	—
James Christensen, Ph.D.	94,618	5,487,844	45,456	560,927	1,680,888	—	—
Alan Sandler, M.D.	62,297	3,613,226	—	—	747,564	65,000	655,200
Aaron Ondrey	21,138	1,266,004	11,844	146,155	395,784	8,494	35,760
David Meek	—	—	—	—	—	—	—
Laurie Stelzer	—	—	3,799	68,648	45,588	—	—
(4)
The amounts in this column represent the estimated value of post-termination benefits coverage for 18 months (24 months in the case of Dr. Baum). The amounts in this column are considered “double-trigger” as they will only be payable in the event of a qualifying termination of employment following the closing.

(5)
The amounts in this column represent an estimate of the excise tax reimbursement the applicable named executive officer could be entitled to receive upon the assumed Effective Time of October 18, 2023, if such named executive officer experienced a qualifying termination of employment at the Effective Time so that on a net after-tax basis the executive would be in the same economic position as if no such excise tax had been applied to the executive officer. In addition to the assumptions described immediately prior to the tables above, the amounts in this column are calculated based on a 20% excise tax rate. The actual amount of the excise tax reimbursement for each named executive officer, if any, will not be determinable until after the consummation of the transactions contemplated by the Merger Agreement.
Indemnification and Insurance of Directors and Officers
For a period of six years from the Effective Time, Parent has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of Mirati or any of its subsidiaries pursuant to the organizational documents of Mirati or any of its subsidiaries and any indemnification or other similar agreements of Mirati or any of its subsidiaries set forth in the confidential disclosure schedule to the Merger Agreement, in each case as in effect on the date of the Merger Agreement, will continue in full force and effect in accordance with their terms, and Mirati and its subsidiaries will perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent will, and will cause its subsidiaries to, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Mirati or any of its subsidiaries or who was as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Mirati or any of its subsidiaries as a director or officer of another person (which we refer to as the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Mirati or any of its subsidiaries or is or was serving at the request of Mirati or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit or proceeding, (i) Parent will, and will cause its subsidiaries to, pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it is ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (ii) Parent will, and will cause its subsidiaries to reasonably cooperate in the defense of any such matter.
For a period of six years from and after the Effective Time, Mirati and its subsidiaries will (and Parent will cause Mirati and its subsidiaries to) cause to be maintained in effect the current policies of directors’ and officers’ insurance maintained by or for the benefit of Mirati or any of its subsidiaries or provide substitute policies for Mirati or any of its subsidiaries and its or their current and former directors and officers who were covered by the directors’ and officers’ insurance coverage maintained by or for the benefit of Mirati or any of its subsidiaries as of the date of the Merger Agreement, in either case, of not less than the existing coverage and having other terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ insurance coverage then maintained by or for the benefit of Mirati or any of its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best), except that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by Mirati or any of its subsidiaries prior to the date of the Merger Agreement (which we refer to as the “Maximum Amount”), and if the Surviving Corporation is unable to obtain such insurance, it will obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the closing of the transactions contemplated by the Merger Agreement, Mirati may, at its option, purchase a “tail” directors’ and officers’ insurance policy for Mirati and any of its subsidiaries and its or their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Mirati or any of its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Mirati or any of its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time. In no event will the cost of any such tail policy exceed the

Maximum Amount, and if such cost would exceed the Maximum Amount, then Mirati may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. Parent and the Surviving Corporation will maintain such policies in full force and effect for a period of six years after the Effective Time, and continue to honor the obligations thereunder.
Executive Officers Following the Merger
It is possible that continuing Mirati employees, including the executive officers, will engage in discussions about, or enter into, new employment or compensation arrangements with Parent or its affiliates. Such arrangements may include agreements regarding future terms of employment, compensation or benefits. As of the date of this proxy statement, none of our executive officers have engaged in such discussions or entered into any new agreement or arrangement with Mirati, Parent or any of their affiliates regarding compensation from, employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.
Before announcement of the transactions contemplated by the Merger Agreement, BMS expressed to Mirati that it anticipated that post-closing compensation arrangements for Messrs. Christensen and Hickey would take into consideration their performance awards at Mirati that did not vest and were forfeited in connection with the Merger. As of the date of this proxy statement, no specific arrangements regarding any such post-closing compensation have been proposed by BMS.
Financing of the Merger
The Merger is not conditioned on any financing arrangements or contingencies. Parent and Merger Sub have represented in the Merger Agreement that Parent, as of the date of the Merger Agreement had and at all times through the Effective Time will have (and will make available to Merger Sub in a timely manner) immediately available funds in cash in an amount sufficient to carry out all of Parent and Merger Sub’s obligations under the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement by payment in cash of the aggregate Closing Consideration payable following the Effective Time and the aggregate amounts payable to holders of Company Options, Company Warrants and Company RSUs following the Effective Time pursuant to the Merger Agreement.
Closing and Effective Time
Unless otherwise mutually agreed in writing between us, Parent and Merger Sub, the closing of the transactions contemplated by the Merger Agreement will take place as soon as practicable, but no later than the third business day, following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the transactions contemplated by the Merger Agreement (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but subject to the satisfaction or waiver of such conditions at the closing of the transactions contemplated by the Merger Agreement.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Appraisal Rights
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.
The following discussion is not intended to be a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or such other nominee.
Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously hold such shares of our common stock through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.
Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Mirati’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration (subject to applicable tax withholding) if our stockholders approve the Merger Proposal and the Merger is subsequently consummated. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock in connection with the Merger, Mirati believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the stockholder must not vote in favor of the Merger Proposal;
•	the stockholder must deliver to Mirati a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting;
•
the stockholder must continuously hold the shares of our common stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of our common stock before the Effective Time); and

•
the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither Mirati, as the predecessor of the Surviving Corporation, nor Parent or BMS have any intention of doing so.

Filing Written Demand
Any stockholder wishing to exercise appraisal rights must deliver to Mirati, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the Merger Proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of our common stock, and that stockholder must not vote or submit a proxy in favor of the Merger Proposal. A holder of shares of our common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record or beneficially own the shares of our common stock through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the Merger Proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.
Demand for Appraisal by a Holder of Record
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.
Demand for Appraisal by a Beneficial Owner
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our common stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Mirati under Section 262.
BENEFICIAL OWNERS WHO HOLD THEIR SHARES OF OUR COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF OUR COMMON STOCK.
Additional Instructions; Conditions
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Mirati Therapeutics, Inc.
3545 Cray Court
San Diego, California 92121
Attention: John Moriarty, Chief Legal Officer

Any stockholder may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Mirati a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares of our common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (2) the value of the aggregate Merger Consideration in respect of such total number of shares of our common stock exceeds $1,000,000.
Notice by the Surviving Corporation
If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any stockholders who desire to have their shares of our common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares of our common stock held in either a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Mirati has received demands for appraisal, and the aggregate number of stockholders of such shares of our common stock. The Surviving Corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.
If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value
After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Mirati believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Mirati nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Mirati and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to be appraised.
If any stockholder who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or successfully withdraws, such stockholder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of our common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Accounting Treatment
The Merger is anticipated to be accounted for as a business combination, pending final assessment upon closing of the Merger. Assets acquired and liabilities assumed will generally be recorded at their fair values as of the acquisition date by the Parent. Excess of consideration over the fair value of net assets acquired will be recorded as goodwill.
The financial condition and results of operations of Parent after completion of the Merger will reflect Mirati’s balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial condition or results of operations at Mirati.
Certain U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of U.S. federal income tax considerations relating to the Merger that are relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are exchanged for cash and CVRs pursuant to the Merger. This discussion is for general informational purposes only and is not tax advice. This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (which we refer to as the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.
This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax considerations arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of any alternative minimum tax, the Medicare net investment income surtax, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger and the receipt, and payments with respect to, CVRs. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.
This discussion does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address:
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holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders who are controlled foreign corporations or passive foreign investment companies;
•	holders who are subject to the alternative minimum tax;
•	holders holding shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders that received their shares of our common stock in connection with the performance of services;

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•	U.S. Holders (which we define below) whose “functional currency” is not the U.S. dollar;
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holders that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger; or

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares of our common stock under Section 262.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the U.S. federal income tax considerations applicable to a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the U.S. federal income tax considerations applicable to them relating to the Merger and the receipt of, and payments with respect to, CVRs.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax considerations of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER AND THE RECEIPT OF, AND PAYMENTS WITH RESPECT TO, CVRS IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the United States;
•	a corporation, or other entity classified as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Receipt of Cash and CVRs
The exchange of shares of our common stock for cash and CVRs pursuant to the Merger generally will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of shares of our common stock pursuant to the Merger because such shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Merger. The receipt of the CVRs as part of the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.
Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their tax advisors regarding this issue. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax considerations relating to such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.
The following sections discuss the U.S. federal income tax considerations of the Merger if the exchange of shares of our common stock for cash and CVRs pursuant to the Merger is treated as a closed transaction or, alternatively, as an open transaction. Stockholders are urged to consult their tax advisors with respect to the proper characterization of the receipt of, and payments made with respect to, the CVRs. Under either “closed” or “open” transaction treatment, gain or loss generally will be determined separately for each block of shares of our common stock (that is, shares of our common stock acquired at the same cost in a single transaction) exchanged pursuant to the Merger.
Treatment as Closed Transaction
If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder of shares of our common stock generally would recognize capital gain or loss on an exchange of shares of our common stock for the Per Share Merger Consideration pursuant to the Merger, in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the Effective Time) of any CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the shares of our common stock sold or exchanged. Any capital gain or loss recognized will generally be long-term capital gain or loss if the exchanging U.S. Holder’s holding period for such shares of our common stock exceeds one year. The deductibility of capital losses is subject to limitations.
A U.S. Holder’s initial tax basis in a CVR received in the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the Effective Time.
Parent intends to treat a holder’s receipt of a CVR as the receipt of additional consideration paid in the Merger for U.S. federal income tax purposes as part of a closed transaction. Parent also intends to use commercially reasonable efforts to cooperate with the Paying Agent to provide any information reasonably necessary for the Paying Agent to report the fair market value of a CVR issued in the Merger to holders on IRS Form 1099-B or other applicable form. Parent’s views as to the U.S. federal income tax treatment of the receipt of a CVR and the fair market value thereof are not dispositive with respect to the tax treatment or fair market value of the CVRs and are not binding on the IRS as to the holder’s tax treatment or the fair market value of the CVRs. Holders are urged to consult their tax advisors.
There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. In addition, it is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is also possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described below under “Imputed Interest”).

Parent intends to treat any payment received in respect of the CVRs for all U.S. federal tax purposes (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the CVR. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between the amount of such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the CVR. The gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss, which loss likely would be a capital loss, to the extent of any remaining basis after the expiration of any right to cash payments under such U.S. Holder’s CVR. The deductibility of capital losses is subject to limitations.
Treatment as Open Transaction
If, contrary to Parent’s intended reporting position, the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the shares of our common stock at the time the CVRs are received in the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the shares of our common stock. Payments of cash pursuant to the Merger, plus the portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code, will generally first be applied to reduce a U.S. Holder’s adjusted tax basis in the shares of our common stock sold or exchanged in the Merger. A U.S. Holder will then recognize capital gain to the extent of any cash received pursuant to the Merger and the portion of payments in respect of the CVRs not treated as imputed interest received that is in excess of the U.S. Holder’s adjusted tax basis in the shares of our common stock sold or exchanged in the Merger. A U.S. Holder will recognize capital loss to the extent of any remaining basis after the basis reduction described above, although it is possible that such holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such holder’s abandonment of the holder’s CVRs. Any such capital gain or loss will generally be long-term capital gain or loss if the shares of our common stock were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.
Imputed Interest
Regardless of whether the receipt of a CVR is treated as a closed transaction or as an open transaction for U.S. federal income tax purposes, a payment on a CVR may be treated as a payment under a contract for the sale or exchange of shares of common stock to which Section 483 of the Code applies if at least one payment is due more than one year after the consummation of the Merger. Parent intends to report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable law. Accordingly, assuming Section 483 of the Code applies, a portion of any CVR payment that is due more than six months after the consummation of the Merger will be reported as interest and subject to U.S. federal income tax as ordinary income. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of (1) the amount of the payment in respect of the CVRs over (2) the present value of such amount as of the Effective Time, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date of the consummation of the Merger. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder’s regular method of accounting for U.S. federal income tax purposes.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

In general, any gain realized by a Non-U.S. Holder on the exchange of shares of our common stock for cash and CVRs pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder.

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower rate under an applicable income tax treaty) of the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders — Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. In addition, a payment to a Non-U.S. Holder with respect to a CVR may be subject to U.S. backup withholding and FATCA withholding, each as discussed below.
Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax considerations that may be relevant to them in light of their particular circumstances and as to any applicable tax treaties that might provide for different rules.
Backup Withholding and Information Reporting
Payments made in exchange for shares of our common stock pursuant to the Merger and payments made with respect to the CVR may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption from backup withholding should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.
A Non-U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on payments made in exchange for shares of our common stock pursuant to the Merger and payments made with respect to the CVR. To avoid backup withholding, a Non-U.S. Holder that does not otherwise establish an exemption from backup withholding should complete and return an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 for the Non-U.S. Holder, in accordance with the instructions thereto, certifying that such Non-U.S. Holder is not a “United States person” (within the meaning of the Code).
Any amount withheld under the backup withholding rules is not an additional tax and generally will be allowed as a refund or credit against the U.S. federal income tax liability of a holder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a holder that fails to provide the correct taxpayer identification number.
Foreign Account Tax Compliance Act or FATCA
Withholding at a rate of 30% generally will be required in certain circumstances on interest (including payments treated as interest income under Section 483 of the Code) in respect of CVRs held by or through certain non-U.S. financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from payments made in exchange for shares of our common stock pursuant to the Merger. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which the CVR is held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest (including payments treated as interest income under Section 483 of the Code) in respect of the CVRs held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the payor that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will then in turn be required to provide to the U.S. Department of the Treasury. Holders should consult their tax advisors regarding the possible implications of these rules on their receipt of, and payments with respect to, CVRs.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH AND CVRS FOR THEIR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER, AND PAYMENTS MADE WITH RESPECT TO THE CVRS, UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Approvals Required for the Merger
The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”:
•
the expiration or termination of (i) any waiting period (or any extension thereof) under the HSR Act applicable to the Merger and (ii) any commitment by the parties not to consummate the transactions contemplated by the Merger Agreement before a certain date under a timing agreement; and

•
the receipt of any clearances or affirmative approvals required by antitrust authorities in certain other jurisdictions and the expiration or termination of any mandatory waiting period related thereto.

The parties have agreed to use (and cause their respective affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under applicable laws that may be asserted by any governmental body, subject to certain limitations, so as to enable the closing of the Merger to occur as promptly as practicable, but in no case later than the End Date. However, Parent, Merger Sub and their affiliates will not be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any governmental body. Parent, Merger Sub and Mirati are not required to take or agree to take any action unless the effectiveness of such action is conditioned upon the closing of the Merger, and Mirati is not permitted to take or propose to undertake any divestiture, sale, disposition, license, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion).
If any legal proceeding under applicable antitrust and foreign direct investment laws, whether judicial or administrative, is instituted by a governmental body challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement, Parent, Merger Sub and Mirati will (and will cause their respective affiliates to) defend through litigation on the merits any claim asserted in court by any party under applicable antitrust laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the closing of the Merger by the End Date. Parent will not commit to or agree with any governmental body to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable antitrust laws, or enter into any similar timing agreement, without the prior written consent of Mirati (in each case, not to be unreasonably withheld, conditioned or delayed). Subject to Parent consulting with and considering in good faith the views and comments of Mirati, Parent will have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any governmental body in connection with the required regulatory filings, notices and consents under the HSR Act and other applicable antitrust laws and (ii) control the defense and settlement of any investigation or legal proceeding relating to the transactions contemplated by the Merger Agreement that is brought by or before any governmental body in connection with such regulatory filings, notices and consents.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the transactions contemplated by the Merger Agreement, including the requirement to divest assets, license, or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.
Expiration or Termination of Waiting Period under the HSR Act in the United States
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Mirati and Parent each files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period (and any extension thereof) or any commitment by the parties to the Merger Agreement not to consummate the transactions contemplated by the Merger Agreement before a certain date under a timing agreement has, in each case, expired or been terminated. The waiting period under the HSR Act applicable to the Merger is 30 calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the DOJ or FTC issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay the closing for a specified period of time.
Mirati, Parent and Merger Sub have agreed in the Merger Agreement to as promptly as reasonably practicable make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the transactions contemplated by the Merger Agreement.
Required Clearances, Consents or Approvals or Other Mandatory Waiting Periods
In addition to the expiration or termination of the waiting period under the HSR Act or any extension thereof and any commitment by the parties not to consummate the transactions contemplated by the Merger Agreement before a certain date under a timing agreement, the completion of the Merger is also subject to the expiration or termination of any mandatory waiting period, or the obtainment of any clearance or affirmative approval, of certain antitrust authorities (other than under the HSR Act), but only to the extent such waiting period, clearance or affirmative approval is required under applicable antitrust laws in connection with the transactions contemplated by the Merger Agreement. The Merger cannot be completed until all requisite clearances or affirmative approvals applicable to the Merger under the antitrust laws in the relevant jurisdictions or any commitment by the parties to the Merger Agreement not to consummate the transactions contemplated by the Merger Agreement before a certain date under a timing agreement have, in each case, been obtained, or all mandatory waiting periods pursuant thereto have expired or otherwise been terminated. Such antitrust authorities may also impose conditions, restrictions, qualifications, requirements or limitations when they grant the necessary clearances, approvals or consents.
The parties shall (and shall cause their respective affiliates, if applicable, to) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents that are required to be made with, or obtained from, any other governmental bodies in connection with the transactions contemplated by the Merger Agreement.
Other Potential Intervention Pursuant to Antitrust Laws
At any time before or after the Effective Time, notwithstanding the termination or expiration of the waiting period under the HSR Act or any commitment by the parties to the Merger Agreement not to consummate the transactions contemplated by the Merger Agreement before a certain date under a timing agreement, or the expiration or termination of any mandatory waiting period, or the obtainment of any clearance or affirmative expiration or termination of any mandatory waiting period, or the obtainment of any clearance or affirmative approval, of certain antitrust authorities, the DOJ or FTC or any state or foreign government authority could take action under applicable antitrust or foreign direct investment laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies.
In addition, private parties may seek to take legal action under applicable antitrust laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals.
Any of these potential actions could significantly impede, delay or even preclude the consummation of the Merger. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Mirati in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement and the phrase “business day” have the meanings ascribed to them in the Merger Agreement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Mirati, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our stockholders and in some cases were qualified by (1) matters specifically disclosed in Mirati’s filings with the SEC prior to the date of the Merger Agreement and (2) confidential matters disclosed to Parent and Merger Sub by Mirati in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Mirati, Parent and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of Mirati, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Mirati’s public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Mirati, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Mirati, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding Mirati and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with Section 251(c) of the DGCL, at the Effective Time, Merger Sub will be merged with and into Mirati, the separate corporate existence of Merger Sub will cease, and Mirati will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent.
As of the Effective Time, the directors of the Surviving Corporation will be the respective individuals who served as the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. As of the Effective Time, the officers of the Surviving Corporation will be the officers of Mirati as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. As of the Effective Time, the certificate of incorporation of Mirati will, by virtue of the Merger, be amended and restated to read in its entirety as set forth on Annex I of the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Merger Sub in effect immediately prior to the Effective Time (except references to Merger Sub’s name will be replaced by references to “Mirati Therapeutics, Inc.”).
Closing and Effective Time
Unless otherwise mutually agreed in writing among Mirati, Parent and Merger Sub, the closing of the transactions contemplated by the Merger Agreement will take place as soon as practicable, but no later than the third business day, following the satisfaction or (to the extent permitted by law) waiver in accordance with the Merger Agreement of the conditions to closing of the transactions contemplated by the Merger Agreement (described below under the caption “— Conditions to the Closing of the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but subject to the satisfaction or waiver of such conditions at the closing of the transactions contemplated by the Merger Agreement. As soon as practicable on the date on which the closing of the transactions contemplated by the Merger Agreement occurs, Mirati and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger. The Merger will become effective upon the filing of the certificate of merger, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, each issued and outstanding share of our common stock (other than shares held by (1) Mirati, Parent, Merger Sub or any of their respective wholly owned subsidiaries and (2) stockholders who are entitled to and who properly exercise, and do not subsequently withdraw, appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration (which is $58.00 per share, less any applicable withholding taxes, plus one CVR) without interest. All shares converted into the right to receive the Merger Consideration will no longer be outstanding and automatically be cancelled at the Effective Time and the holders of such shares will cease to have any rights with respect thereto, except for the right to receive the Merger Consideration.
Company Warrants
At the Effective Time, each Company Warrant that is outstanding as of immediately prior to the Effective Time will be converted into the right to receive, upon exercise of such Company Warrant, the same Merger Consideration as such holder would have been entitled to receive if such holder had been the holder of the number of shares of our common stock then issuable upon exercise in full of such Company Warrant without regard to any limitations on exercise contained therein. Mirati will comply with the notice provisions in the Company Warrants applicable to the transactions contemplated by the Merger Agreement.
As of November 1, 2023, our shareholder Boxer Capital, LLC held 332,809 outstanding and unexercised Company Warrants. Our director, Aaron Davis, is the Chief Executive Officer and a member of Boxer Capital, LLC.
Outstanding Equity Awards
The Merger Agreement provides that Mirati’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:
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Options. Each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than $58.00, will be cancelled and converted into the right to receive the sum of (1) a cash payment, without interest, equal to (A) the excess of $58.00 over the exercise price per share of our common stock underlying such option, multiplied by (B) the total number of shares of our common stock subject to such option immediately prior to the Effective Time (without regard to vesting) and (2) one CVR for each share of our common stock subject to such option immediately prior to the effective time (without regard to vesting). Each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that equals or exceeds $58.00, but is less than $70.00, will be cancelled and converted into the right to receive a cash payment equal to (A) the excess of $70.00 over the exercise price per share of our common stock underlying such option, multiplied by (B) the total number of shares of our common stock subject to such option immediately prior to the Effective Time (without regard to vesting) if, and only if, a Milestone Payment is made in respect of a CVR, and such payment will be made at the same time the Milestone Payment is made to holders of CVRs. Each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is $70.00 or greater will be cancelled with no consideration payable in respect thereof.
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Restricted Stock Units. Each then outstanding Company RSU, including, to the extent provided pursuant to their terms, performance-vesting Company RSUs, will be cancelled and the holder thereof will be entitled to receive a cash payment, without interest, equal to the product of (A) $58.00 and (B) the number of shares of our common stock subject to such Company RSU, plus one CVR for each share of our common stock subject to the Company RSU. Performance-vesting Company RSUs which do not vest in connection with the Merger in accordance with their terms will be cancelled for no consideration at the Effective Time. Company RSUs which may be granted in 2024 if the Effective Time does not occur prior to January 10, 2024 will be converted at the Effective Time into a cash award equal to the product of (A) the number of our common shares subject to such Company RSUs granted in 2024 and (B) the last trading price of a share of our common stock before the effective date of the Merger, which such cash award will be subject to the same terms and conditions (including vesting) applicable to the Company RSUs. For the avoidance of doubt, no such Company RSU will be eligible to receive any CVRs.

Exchange and Payment Procedures
Prior to the closing date, Parent will designate a bank or trust company reasonably acceptable to Mirati (which we refer to as the “Paying Agent”) to make payments of the Merger Consideration to our stockholders and the holders of Company Warrants. Parent will deposit with the Paying Agent cash sufficient to pay the aggregate Closing Consideration payable to our stockholders and the holders of Company Warrants (other than any Merger Consideration in respect of any Dissenting Shares). Parent will not be required to deposit any funds related to any CVR with the rights agent unless and until such deposit is required pursuant to the CVR Agreement.
Promptly (but no later than the third business day) after the Effective Time, the Surviving Corporation will cause to be delivered to each holder of record of our common stock entitled to receive the Merger Consideration a form of letter of transmittal together with instructions thereto. Upon the Paying Agent’s receipt of (i) in the case of certificated shares of our common stock, a surrendered certificate or certificates in respect of such shares together with a letter of transmittal or (ii) in the case of shares of our common stock held in book-entry form, a customary agent’s message, and in each case, together with such other documents as may be required pursuant to the instructions, the holder of such shares will be entitled to receive in exchange therefor the Merger Consideration for each such share, and each such share will then be cancelled. No interest will accrue or be paid upon surrender of any stock certificate or shares of stock held in book-entry form for the benefit of the holder thereof.
If any funds deposited with the Paying Agent remain undistributed to our stockholders 12 months after the Effective Time, subject to abandoned property, escheat and other similar and applicable legal requirements Parent will be entitled to require the Paying Agent to deliver such funds (including all interest and other income received by the Paying Agent with respect thereto) to Parent, and any of our stockholders or holders of Company Warrants who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as a general creditor thereof with respect to the Merger Consideration that may be payable upon due surrender of the shares or Company Warrants held by them, without any interest thereon.
If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the certificated shares of our common stock formerly represented by that stock certificate, or by a representative of that holder, claiming that stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate (which amount will not exceed the Merger Consideration payable with respect to such certificated shares of our common stock), the Paying Agent will pay (less any amounts entitled to be deducted or withheld by any applicable withholding taxes), in exchange for such lost, stolen or destroyed stock certificate, the applicable Merger Consideration to be paid in respect thereof pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties of Mirati, Parent, and Merger Sub.
Mirati
Some of the representations and warranties in the Merger Agreement made by Mirati are qualified as to “materiality” or “Material Adverse Effect.” “Material Adverse Effect” means any event, development, occurrence, circumstance, change or effect which, individually or when taken together with all other events, developments, occurrences, circumstances, changes or effects, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Mirati to consummate the transactions contemplated by the Merger Agreement on or before the End Date or (b) the business, assets, financial condition or results of operations of Mirati and its subsidiaries, taken as a whole. However, none of the following will be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) of the prior sentence:
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any change in the market price or trading volume of our common stock or change in Mirati’s credit ratings (except that that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception listed in this sentence);

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any event, development, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the transactions contemplated by the Merger Agreement (except for purposes of certain specified representations or warranties, and the condition to the consummation of the Merger solely as such condition relates to such representations or warranties);

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any event, development, occurrence, circumstance, change or effect generally affecting the industries in which Mirati and its subsidiaries operate or in the economy generally or other general business, financial or market conditions;

•	any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates;
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any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event;

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the failure of Mirati to meet internal or analysts’ expectations or projections (except that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception listed in this sentence);

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any adverse effect arising from or otherwise relating to any action taken by Mirati or its subsidiaries at the written direction of Parent or any action specifically required to be taken by Mirati or its subsidiaries under the Merger Agreement, or the failure of Mirati or its subsidiaries to take any action that Mirati or its subsidiaries are specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor;

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any event, development, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates; or

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any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any law or United States generally accepted accounting principles (which we refer to as “GAAP”) (or interpretations of any law or GAAP).

However, any event, development, occurrence, circumstance, change or effect referred to in the third, fourth, fifth and ninth bullets immediately above may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, development, occurrence, circumstance, change or effect disproportionately affects Mirati and its subsidiaries relative to other participants in the industries in which Mirati and its subsidiaries operate.
In the Merger Agreement, Mirati has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Mirati and its subsidiaries;
•	Mirati’s ownership of its subsidiaries;
•	Delivery by Mirati to Parent and Merger Sub of the certificate of incorporation, bylaws, and other organizational documents, including all amendments, of Mirati and its subsidiaries;
•	capital structure of Mirati and its subsidiaries;
•	accuracy and compliance with applicable legal rules of Mirati’s SEC filings and financial statements and Mirati’s internal controls and disclosure controls and procedures;
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operation of the business of Mirati and its subsidiaries in all material respects in the ordinary course of business consistent with past practice from January 1, 2023 through the date of the Merger Agreement;

•	absence of any Material Adverse Effect from January 1, 2023 through the date of the Merger Agreement;
•	Mirati and its subsidiaries having not taken certain specified actions or having failed to take certain specified actions from January 1, 2023 through the date of the Merger Agreement;
•	title to assets;
•	real property matters;
•	intellectual property matters;
•	information technology systems and data protection matters;
•	Material Contracts;
•	absence of undisclosed liabilities;
•	compliance with applicable law and regulations by Mirati and its subsidiaries;
•	healthcare regulatory matters;
•	possession of, and compliance with, required governmental authorizations;
•	compliance with trade control laws;
•	tax matters;
•	employee matters;
•	employee benefit and compensation plans, including ERISA and certain related matters;
•	environmental matters;
•	insurance matters;
•	litigation, legal proceedings and investigation matters;
•	Mirati’s corporate power and authority to enter into, and to perform its obligations under, the Merger Agreement, and the enforceability of the Merger Agreement with respect to Mirati;
•	inapplicability of any applicable anti-takeover laws, including Section 203 of the DGCL;
•	absence of conflicts with laws, Mirati’s organizational documents and Mirati’s contracts;
•	required notices, consents and regulatory filings in connection with the Merger Agreement;
•	Mirati’s receipt of a fairness opinion from Mirati’s financial advisor;

•	payment of fees to brokers, finders, investment bankers, financial advisors or other persons in connection with the transactions contemplated by the Merger Agreement; and
•	Mirati’s lack of reliance on any representations or warranties of Parent and Merger Sub not included in the Merger Agreement.
Parent and Merger Sub
Certain of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to a “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any effect, change, development, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement in a timely manner on the terms set forth in the Merger Agreement.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Mirati that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;
•	Merger Sub’s ownership and absence of business activities or operations;
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Parent’s and Merger Sub’s corporate power and authority to enter into, and to perform their obligations under, the Merger Agreement and, with respect to Parent, the CVR Agreement, and the enforceability of the Merger Agreement with respect to Parent and Merger Sub and the CVR agreement with respect to Parent;

•	absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;
•	required notices, consents and regulatory filings in connection with the Merger Agreement;
•	accuracy of the information supplied by or on behalf of Parent or Merger Sub for inclusion in this proxy statement;
•	absence of litigation;
•	sufficiency of funds to consummate the transactions contemplated by the Merger Agreement;
•	Parent’s and certain of its affiliates’ lack of ownership interest in Mirati;
•	Parent’s and Merger Sub’s lack of reliance on any representations or warranties of Mirati not included in the Merger Agreement; and
•	the payment of fees to brokers, finders, investment bankers, financial advisors or other persons in connection with the transactions contemplated by the Merger Agreement.
None of the representations and warranties contained in the Merger Agreement survive past the Effective Time.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except (1) as required under or expressly provided by the Merger Agreement or as required by applicable law; (2) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed); or (3) as set forth in the confidential disclosure schedule to the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, Mirati will, and will cause each of its subsidiaries to:
•	conduct its business in the ordinary course consistent with past practice in all material respects; and

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use reasonable best efforts to preserve each of Mirati’s and its subsidiaries’ business organizations substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, governmental bodies and other persons with whom Mirati or its subsidiaries have significant business relationships.

In addition, Mirati has also agreed that, except (1) as required or expressly provided by the Merger Agreement or as required by applicable law; (2) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed); or (3) as set forth in the confidential disclosure schedule to the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, Mirati and its subsidiaries will not, subject in each case to certain specified exceptions, among other things:
•	establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of Mirati’s capital stock;
•	repurchase, redeem or otherwise reacquire any of the shares of our common stock, or any rights, warrants or options to acquire any of the shares of our common stock;
•	split, combine, subdivide or reclassify any shares of our common stock or other equity interests;
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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except that we may issue shares of our common stock upon the exercise or vesting of Company Options, Company RSUs or Company Warrants outstanding as of the date of the Merger Agreement as required by the terms of the Merger Agreement and, subject to our compliance with the procedures described below under the caption “— ESPP,” we may issue shares of our common stock to participants in the ESPP);

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except as required under any employee plan as in effect on the date of the Merger Agreement and set forth in the confidential disclosure schedule to the Merger Agreement or as required by law, establish, adopt, enter into, terminate or materially amend any employee plan or amend or waive any of their rights under, or accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any of the employee plans or reduce any exercise or purchase price of Company Options or grant any employee or director any increase in compensation, bonuses or other benefits;

•	hire or terminate (other than for cause) any employee or independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $300,000;
•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;
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(A) form any subsidiary, (B) acquire any equity or voting interest (including by merger) in any other entity, (C) acquire a material portion of the assets of any other person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (D) enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make or authorize any capital expenditures that exceed $500,000 in the aggregate;
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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew, transfer or assign, guarantee, exchange or swap, mortgage or subject to any material encumbrance any material right or other material asset or property;

•	make any material and adverse change to any privacy policy or privacy notice of Mirati or its subsidiaries, except as required to comply with laws;

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except pursuant to an acceptable confidentiality agreement, disclose any trade secrets or other material confidential information relating to any of Mirati’s products other than pursuant to a binding written confidentiality and non-disclosure agreement entered into in the ordinary course of business, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable law;

•	lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness, except in certain cases;
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except in the ordinary course of business consistent with past practice or as otherwise permitted by the Merger Agreement, (A) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material rights or claims under any Material Contract or (B) enter into any contract which would have been a Material Contract if such contract was outstanding as of the execution and delivery of the Merger Agreement;

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except as required by applicable law, (A) make any material change to any accounting method or accounting period used for Tax purposes or change any annual tax accounting period; (B) make, rescind or change any material tax election; (C) file a material amended tax return; (D) enter into a closing agreement with any governmental body regarding any material tax liability or assessment or file a request for a ruling or other relief regarding any material tax matter with any governmental body; (E) settle, compromise or consent to any material tax claim or assessment or surrender a right to a material tax refund; or (F) waive or extend the statute of limitations with respect to any material tax or material tax return, other than automatic waivers or extensions obtained in the ordinary course of business;

•	commence any legal proceeding, except in the case of routine matters in the ordinary course of business and specified exceptions;
•	settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) against Mirati or any of its subsidiaries, except for certain exceptions;
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(A) modify, terminate, extend, or enter into any collective bargaining agreement or other contract with a union, works council, labor organization, or other employee representative or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of Mirati or its subsidiaries;

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implement any employee layoffs, temporary layoffs, furloughs, reductions in force, plant closings, work schedule changes, reductions in compensation or other similar actions that could reasonably be expected to trigger notice obligations under the WARN Act;

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waive or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other material restrictive covenant obligation of any current or former employee or independent contractor of Mirati or its subsidiaries;

•	adopt or implement any stockholder rights plan or similar arrangement;
•	fail to maintain in full force and effect the existing insurance policies of Mirati and its subsidiaries or to renew or replace such insurance policies with comparable insurance policies;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Mirati or its subsidiaries; or
•	authorize any of, or agree or commit to take, any of the foregoing actions.
The Merger Agreement also provides that, except (1) as required under or expressly provided by the Merger Agreement or as required by applicable law; (2) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed); or (3) as set forth in the confidential disclosure schedule to the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, Mirati will:

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provide Parent with a reasonable opportunity to review the material portions of any applications or filings to be made with the FDA or any other healthcare regulatory authority, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other healthcare regulatory authority by Mirati with respect to Mirati’s products or clinical activities;

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to the extent reasonably practicable and permissible under applicable law, consult with Parent in connection with any proposed meeting with the FDA or any other healthcare regulatory authority relating to Mirati’s products or clinical activities; and

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to the extent reasonably practicable and permissible under applicable law, keep Parent reasonably informed of any material communication (written or oral) with or from the FDA or any other healthcare regulatory authority regarding Mirati’s products or clinical activities.

Acquisition Proposals
Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time and the valid termination of the Merger Agreement, Mirati and its subsidiaries have agreed not to, and to cause their Representatives not to, directly or indirectly, among other things:
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continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may have been ongoing as of the execution and delivery of the Merger Agreement with respect to an Acquisition Proposal (as defined below);

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solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

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waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, or take any action to exempt any person (other than Parent, Merger Sub or their affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable anti-takeover laws or the organizational and other governing documents of Mirati and its subsidiaries, unless the Board of Directors determines in good faith, after consultation with Mirati’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law.

Mirati will be responsible for any action taken by its Representatives or its subsidiaries’ Representatives that, had Mirati taken such action, would constitute a breach of the non-solicitation obligations described in this section of this proxy statement. Any such action taken by any Representative of Mirati or its subsidiaries will constitute a breach of the Merger Agreement by Mirati.
Notwithstanding anything to the contrary in the Merger Agreement, if at any time prior to the receipt of the requisite Mirati stockholder approval (which we refer to as the “Cut-off Time”), Mirati or any of its subsidiaries or any of their Representatives receives a bona fide written Acquisition Proposal from any person or group of persons which was made or renewed after the execution and delivery of the Merger Agreement and did not arise out of or result from a breach of the non-solicitation obligations described in this section of this proxy statement or the obligations regarding the Company Board Recommendation (as defined below) described in the section of this proxy statement below under the caption “— The Board of Directors’ Recommendation; Company Adverse Recommendation Change,” and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below) and (ii) the failure to take such action described in the following clauses (x) or (y) would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law, then Mirati and its Representatives may, until the Cut-off Time (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Mirati and its subsidiaries to the person or group of persons who made such Acquisition Proposal and their Representatives, so long as Mirati as promptly as practicable (and in any event within twenty-four (24) hours) provides to Parent any non-public information concerning Mirati or its subsidiaries that is provided to any person to the extent access to such information was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and their Representatives. If the Board of Directors makes any determination described in the foregoing clauses (i) or (ii) or takes any initial action set forth in the foregoing clauses (x) or (y), Mirati must notify Parent within twenty-four (24) hours.
Until the earlier of the Effective Time and the valid termination of the Merger Agreement, Mirati will, among other things:
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promptly (and in any event within twenty-four (24) hours after receipt) notify Parent if any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal are received by Mirati or its subsidiaries and provide to Parent (x) a copy of any written Acquisition Proposal or written inquiries, proposals or offers with respect thereto and a summary of any material unwritten terms and conditions thereof and (y) the identity of the person or group of persons making such inquiry, proposal or offer;

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keep Parent reasonably informed of the status of, and any material developments, discussions or negotiations regarding, any such inquiry, proposal, offer or Acquisition Proposal on a reasonably prompt basis (and in any event within twenty-four (24) hours of such material development, discussion or negotiation); and

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promptly upon receipt or delivery thereof (and in any event within twenty-four (24) hours), provide Parent with copies of all drafts and final versions of definitive agreements, including schedules and exhibits thereto relating to such Acquisition Proposal, in each case, exchanged between Mirati or any of its Representatives, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand.

However, nothing in the Merger Agreement prohibits Mirati from (i) taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to our stockholders that is required by law (except that unless the Board of Directors has made a Company Adverse Recommendation Change in accordance with the procedures described below in the section of this proxy statement captioned “— The Board of Directors’ Recommendation; Company Adverse Recommendation Change” that remains in effect and has not been withdrawn, such disclosure must state that the Company Board Recommendation, as defined below, continues to be in effect).
For purposes of this proxy statement and the Merger Agreement:
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“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not less favorable in the aggregate to Mirati than those contained in the confidentiality agreement between Mirati and Parent and (ii) does not prohibit Mirati from providing information to Parent or otherwise complying with certain specified obligations under the Merger Agreement.

•
“Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of, partnership, collaboration or revenue-sharing arrangement with respect to, assets of Mirati and its subsidiaries equal to 20% or more of the fair market value of the consolidated assets of Mirati and its subsidiaries or to which 20% or more of Mirati’s and its subsidiaries’ revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of our outstanding common stock, (C) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of our outstanding common stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Mirati that if consummated would result in any person or group beneficially owning 20% or more of our outstanding common stock or 20% or more of the aggregate voting power or equity interests of Mirati, the surviving entity or the resulting direct or indirect parent of Mirati or such surviving entity, in each case, other than the transactions contemplated by the Merger Agreement.
•
“Company Board Recommendation” means the Board of Directors’ unanimous (i) determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interest of, Mirati and our stockholders; (ii) declaration that it is advisable for Mirati to enter into the Merger Agreement and (iii) resolution to recommend that our stockholders adopt the Merger Agreement at any meeting of our stockholders held for such purpose and any adjournment or postponement thereof.

•
“Superior Offer” means a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with Mirati’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to our stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including after giving effect to additional proposals, if any, made by Parent), except that (x) for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “100%” and (y) the reference to “license”, “partnership”, “collaboration” and “revenue-sharing arrangement” in the definition of “Acquisition Proposal” will be disregarded and deemed deleted.

The Board of Directors’ Recommendation; Company Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Except as permitted by the terms of the Merger Agreement, until the earlier of the Effective Time and the valid termination of the Merger Agreement, neither the Board of Directors nor any committee thereof may (with any action described in the following being referred to as a “Company Adverse Recommendation Change”):
•
withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; or

•	approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal.
In addition, except as permitted by the terms of the Merger Agreement, until the earlier of the Effective Time and the valid termination of the Merger Agreement, neither the Board of Directors nor any committee thereof may approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Mirati to execute or enter into any contract with respect to any Acquisition Proposal, or contract that would require, or would reasonably be expected to cause, Mirati to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than an Acceptable Confidentiality Agreement).
At any time prior to the Cut-off Time, and notwithstanding anything to the contrary contained in the Merger Agreement, if Mirati or its subsidiaries has received a bona fide written Acquisition Proposal that has not been withdrawn, and after consultation with outside legal counsel, the Board of Directors determines, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) solely if such Acquisition Proposal did not arise out of or result from a material breach of the non-solicitation obligations described in the section of this proxy statement under the caption

“— Acquisition Proposals,” or the obligations described in this section regarding the Company Board Recommendation, Mirati may terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of the Superior Offer, in each case, if and only if:
•
the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law;

•
Mirati has given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating the Merger Agreement at least three (3) business days prior to making any such Company Adverse Recommendation Change or termination, and, if desired by Parent, during such three (3)-business day period, Mirati has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer;

•
Mirati has provided to Parent, prior to the commencement of such three (3)-business day period, the information with respect to such Acquisition Proposal required to have been provided pursuant to the Merger Agreement;

•
Mirati has given Parent the full the three (3)-business day period after the Determination Notice (as defined below) to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer; and

•
after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel, the Board of Directors has determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law.

In addition, at any time prior to the Cut-off Time, other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event (as defined below) if and only if:
•
the Board of Directors determines in good faith, after consultation with Mirati’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law;

•
Mirati has given Parent a Determination Notice (as defined below) describing in reasonable detail the facts and circumstances relating to such Intervening Event and that render a Company Adverse Recommendation Change necessary at least three (3) business days prior to making any such Company Adverse Recommendation Change and, if desired by Parent, during such three (3)-business day period, has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary;

•
Mirati has given Parent the three (3)-business day period after its receipt of the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary; and

•
after giving effect to the proposals made by Parent during such period, if any, after consultation with Mirati’s outside legal counsel, the Board of Directors has determined, in good faith, that the failure to make the Company Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable law.

For purposes of this proxy statement and the Merger Agreement:
•	“Determination Notice” means prior written notice of Mirati’s intention to consider making a Company Adverse Recommendation Change or terminating the Merger Agreement to accept a Superior Offer (as described further in the first sub-bullet describing Mirati’s termination rights in the section of this proxy statement below captioned “— Termination of the Merger Agreement”) at least three (3) business days prior to making any such Company Adverse Recommendation Change or termination.
•
“Intervening Event” means any event, development, occurrence, circumstance, change or effect (other than any event, development, occurrence, circumstance, change or effect resulting from or arising out of a breach of the Merger Agreement by Mirati or its subsidiaries) occurring after the date of the Merger Agreement that has a material positive effect on the financial condition or results of operations of Mirati and its subsidiaries (taken as a whole) and that: (a) was not known to the Board of Directors prior to the date of the Merger Agreement (or, if known, the consequences of which were not reasonably foreseeable as of or prior to the date of the Merger Agreement), and (b) does not relate to (A) any Acquisition Proposal, (B) any change in the price of our common stock in and of itself, or (C) the fact, in and of itself, that Mirati exceeds any internal or published projections, estimates or expectations of Mirati’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the underlying reasons for such changes or events described in clauses (B) and (C) may be taken into account when determining whether an Intervening Event has occurred.

Stockholder Meeting
Mirati has agreed to establish a record date for, duly call, convene and hold a special meeting of our stockholders for the purpose of voting upon the adoption of the Merger Agreement as reasonably promptly as practicable after the date on which the SEC confirms that it has no further comments on this proxy statement (or the date that is ten calendar days after the filing of the preliminary proxy statement if the SEC has failed to affirmatively notify Mirati it will or will not be reviewing the proxy statement by such date). The adoption of the Merger Agreement, a nonbinding advisory vote on compensation matters and an adjournment of the Special Meeting if necessary and appropriate will be the only matters (other than related procedural matters) that Mirati will propose to be acted on by our stockholders at the Special Meeting. Subject to certain exceptions listed in the Merger Agreement, Mirati will initially schedule the stockholder meeting to be held no later than forty (40) days from the date of the first mailing of this proxy statement.
Notices, Filings, Consents and Approvals
Subject to the applicable provisions of the Merger Agreement, Mirati, Parent and Merger Sub have agreed to use (and cause their respective affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under applicable laws that may be asserted by any governmental body, so as to enable the closing of the transactions contemplated by the Merger Agreement to occur as promptly as practicable, but in no case later than the End Date. However, Parent, Merger Sub and their affiliates will not be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any governmental body. No obligation listed in this section of this proxy statement will require Parent, Merger Sub or Mirati to take or agree to take any action unless the effectiveness of such action is conditioned upon the consummation of the Merger, and Mirati will not take or propose to undertake any divestiture, sale, disposition, license, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion). However, if any legal proceeding under applicable antitrust or foreign direct investment laws, whether judicial or administrative, is instituted by a governmental body challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by the Merger Agreement, Parent, Merger Sub and Mirati will (and will cause their respective affiliates to) defend through litigation on the merits any claim asserted in court by any party under applicable antitrust or foreign direct investment laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the closing of the transactions contemplated by the Merger Agreement by the End Date. Parent will not, without the consent of Mirati, commit to or agree with any governmental body to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable antitrust or foreign direct investment laws, or enter into any similar timing agreement, without the prior written consent of Mirati (in each case, not to be unreasonably withheld, conditioned or delayed). Subject to Parent consulting with and considering in good faith the views and comments of Mirati, Parent will have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any governmental body in connection with regulatory filings in connection with the transactions contemplated by the Merger Agreement and (ii) control the defense and settlement of any investigation or legal proceeding relating to the transactions contemplated by the Merger Agreement that is brought by or before any governmental body in connection with such regulatory filings.
Mirati, Parent and Merger Sub will (and will cause their respective affiliates, if applicable, to): (i) as promptly as reasonably practicable make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the transactions contemplated by the Merger Agreement and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other governmental bodies in connection with the transactions contemplated by the Merger Agreement.
Mirati, Parent and Merger Sub have agreed to (i) give each other prompt notice of the making or commencement of any substantive request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the transactions contemplated by the Merger Agreement, (ii) keep each other reasonably informed as to the status of any such substantive request, inquiry, investigation, action or legal proceeding, (iii) promptly inform each other of, and wherever practicable give reasonable advance notice of, and the opportunity to participate in, any substantive communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to each other, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with each other and consider in good faith the views of the other parties to the Merger Agreement in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any Governmental Body or by any law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the transactions contemplated by the Merger Agreement, give the other party reasonable advance notice of, and permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.
Mirati and Parent have agreed to give each other prompt notice of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect, respectively, or would reasonably be expected to make the satisfaction of any applicable closing conditions impossible on or prior to the End Date.
Employee Benefits
For a period ending on the first anniversary of the Effective Time (or until the date of termination of the relevant Continuing Employee (as defined below), if earlier) (which we refer to as the “Continuation Period”), Parent will provide, or cause to be provided, to each employee of Mirati or its subsidiaries employed by Mirati or its subsidiaries immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof, including Parent and Parent’s affiliates) during such Continuation Period (each of which we refer to as, a “Continuing Employee”) with (i) a base salary or wage rate and target annual cash compensation opportunities that are no less favorable, in the aggregate, than that provided to such Continuing Employee by Mirati or its subsidiaries immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to, in the discretion of Parent, (A) those provided to such Continuing Employee by Mirati or its subsidiaries immediately prior to the Effective Time under employee plans set forth in the confidential disclosure schedule to the Merger Agreement (other than under any defined benefit pension, post-employment welfare, nonqualified deferred compensation, retention, change in control or similar compensation or benefits, equity or equity-based incentive plans or arrangements or employee stock purchase plans (which we refer to as the “Specified Arrangements”)), (B) those provided to similarly situated employees of Parent or its affiliates (other than the Specified Arrangements), or (C) a combination of (A) and (B).
In addition, Parent will, or will cause the Surviving Corporation to, use reasonable best efforts to cause all Continuing Employees to be eligible to continue to participate in the Surviving Corporation’s group health and welfare benefit plans in which such Continuing Employee participated immediately prior to the Effective Time (to the same extent and for the same purpose such Continuing Employees were eligible to participate under the corresponding employee plans set forth in the confidential disclosure schedule to the Merger Agreement (other than the Specified Arrangements) immediately prior to the Effective Time). However, Parent or the Surviving Corporation may establish, amend or terminate any employee plan, Parent Plan (as defined below), or other benefit or compensation plan, program, policy, arrangement or agreement at any time, but if Parent or the Surviving Corporation terminates any employee plan that is a group health or welfare benefit plan then Parent will use reasonable best efforts to cause the Continuing Employees to be eligible to participate in the Surviving Corporation’s (or an affiliate’s, including, for the avoidance of doubt, Parent’s and Parent’s affiliates’) corresponding health and welfare benefit plan to the same extent and for the same purposes such Continuing Employee satisfied the eligibility requirements under the corresponding employee plans. To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation (other than the Specified Arrangements) (which we refer to as the “Parent Plans”), then Parent will, or will cause the Surviving Corporation to, use reasonable best efforts to, provide that such Parent Plan will, for purposes of eligibility and vesting, but not for purposes of defined benefit pension accrual or future equity awards, credit Continuing Employees for service prior to the Effective Time with Mirati and its affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the analogous benefit plan of Mirati or the same purpose, except to the extent that it would result in a duplication of benefits or compensation. To the extent that service is relevant for severance and paid time off benefit levels, following the Effective Time, Parent will, or will cause the Surviving Corporation to, provide that any severance or paid time off benefit of Parent and/or the Surviving Corporation will, for purposes of benefit levels only, credit Continuing Employees for service prior to the Effective Time with Mirati to the same extent and for the same purpose that such service was recognized prior to the Effective Time under the analogous severance or paid time off plan.
Following the Effective Time, Parent has agreed to use reasonable best efforts to: (i) waive certain preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any Parent group health plan in which Continuing Employees are eligible to participate following the Effective Time in the plan year in which the Effective Time occurs; (ii) during the plan year in which the Effective Time occurs, honor any deductible, coinsurance and out-of-pocket maximums paid by the Continuing Employees and their eligible dependents under the group health plan in which such Continuing Employee participated immediately prior to transitioning onto the corresponding Parent group health plan for the portion of the plan year prior to such transition in satisfying any deductibles, coinsurance or out-of-pocket maximums under the Parent group health plan; and (iii) for the plan year in which the Effective Time occurs, waive any waiting period limitation or evidence of insurability requirement under the applicable Parent Plans that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied such limitations or requirements under the analogous employee plan in which such Continuing Employee participated immediately prior to the Effective Time.
If requested by Parent at least five (5) days prior to the closing date, Mirati will, no later than one (1) business day prior to the closing date, cease contributions to, and adopt a written consent or resolution and take other necessary and appropriate action to, terminate the Mirati Therapeutics, Inc. 401(k) Plan and to one hundred percent (100%) vest all participants under the Mirati Therapeutics, Inc. 401(k) Plan, with such termination and vesting to be effective no later than the business day immediately prior to the closing date. The cessation of contributions, vesting and termination of the Mirati Therapeutics, Inc. 401(k) Plan may be made contingent upon the closing of the transactions contemplated by the Merger Agreement.

Parent will provide, or will cause its affiliates to provide, each Continuing Employee who experiences a termination of employment from Parent or any of their respective affiliates during the Continuation Period with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by Mirati or its subsidiaries under the applicable severance policies had such termination occurred prior to the Effective Time.
ESPP
Mirati has agreed to take all actions necessary pursuant to the terms of Mirati’s ESPP to provide that (i) participation in Mirati’s ESPP will be limited to those employees who are participants in Mirati’s ESPP as of the date of the Merger Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of the Merger Agreement, (iii) no new offering period other than the offering period in effect as of the date of the Merger Agreement, will be authorized, continued or commenced following the date of the Merger Agreement under Mirati’s ESPP, (iv) Mirati’s ESPP will terminate, effective no later than the earlier of (A) the end of the current offering period and (B) the fifth trading day before the Effective Time, and (v) each purchase right issued pursuant to Mirati’s ESPP under the purchase period ongoing as of the date of the Merger Agreement will be fully exercised not later than five (5) business days prior to the Effective Time.
Indemnification and Insurance
For a period of six years from the Effective Time, Parent has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of Mirati or any of its subsidiaries pursuant to the organizational documents of Mirati or any of its subsidiaries and any indemnification or other similar agreements of Mirati or any of its subsidiaries set forth in the confidential disclosure schedule to the Merger Agreement, in each case as in effect on the date of the Merger Agreement, will continue in full force and effect in accordance with their terms, and Mirati and its subsidiaries will perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent will, and will cause its subsidiaries to, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Mirati or any of its subsidiaries or who was as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Mirati or any of its subsidiaries as a director or officer of another person (which we refer to as the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Mirati or any of its subsidiaries or is or was serving at the request of Mirati or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit or proceeding, (x) Parent will, and will cause its subsidiaries to, pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it is ultimately determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (y) Parent will, and will cause its subsidiaries to reasonably cooperate in the defense of any such matter.
For a period of six years from and after the Effective Time, Mirati and its subsidiaries will, and Parent will cause Mirati and its subsidiaries to, cause to be maintained in effect the current policies of directors’ and officers’ insurance maintained by or for the benefit of Mirati or any of its subsidiaries or provide substitute policies for Mirati or any of its subsidiaries and its or their current and former directors and officers who were covered by the directors’ and officers’ insurance coverage maintained by or for the benefit of Mirati or any of its subsidiaries as of the date of the Merger Agreement, in either case, of not less than the existing coverage and having other terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ insurance coverage then maintained by or for the benefit of Mirati or any of its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best), except that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by Mirati or any of its subsidiaries prior to the date of the Merger Agreement (which we refer to as the “Maximum Amount”), and if the Surviving Corporation is unable to obtain such insurance, it will obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the closing of the transactions contemplated by the Merger Agreement, Mirati may, at its option, purchase a “tail” directors’ and officers’ insurance policy for Mirati or any of its subsidiaries and its or their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Mirati or any of its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Mirati or any of its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time. In no event will the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then Mirati may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. Parent and the Surviving Corporation will maintain such policies in full force and effect for a period of six years after the Effective Time, and continue to honor the obligations thereunder.
Stockholder Litigation
Mirati will give Parent the right to review and comment on all material filings or responses to be made by Mirati in connection with any litigation against Mirati and/or its directors or officers relating to the transactions contemplated by the Merger Agreement (and will give due consideration to Parent’s comments and other advice with respect to such litigation), and the right to consult on any settlement with respect to such litigation, and no such settlement will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Mirati will promptly notify Parent of any such litigation and will keep Parent reasonably and promptly informed with respect to the status thereof.
Additional Agreements
Parent and Mirati have agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (a) make any required filings or give all notices pursuant to any Material Contract in connection with the Merger and the other transactions contemplated by the Merger Agreement, (b) seek any required consents pursuant to any Material Contract in connection with the transactions contemplated by the Merger Agreement to the extent requested in writing by Parent, subject to limitations set forth in the Merger Agreement, and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third person against Parent or Mirati.
CVR Agreement
At or prior to the Effective Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such rights agent that are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR. Parent and Mirati will cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), the Exchange Act or any applicable state securities or “blue sky” laws.
Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by Mirati, Parent and Merger Sub, to the extent permitted by applicable law) on or prior to the closing date of the following conditions:
•	holders representing at least a majority of all outstanding shares of our common stock entitled to vote at the Special Meeting must have voted in favor of adopting the Merger Agreement;

•
any waiting period (or any extension thereof) under the HSR Act applicable to the Merger and any commitment by the parties not to consummate the transactions contemplated by the Merger Agreement before a certain date under a timing agreement must have expired or been terminated, and (ii) the receipt of clearances or affirmative approvals required by the antitrust authorities in certain other jurisdictions and the expiration or termination of any mandatory waiting period related thereto (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger”); and

•
there must not have been issued by any governmental body of competent jurisdiction in a jurisdiction where Parent or any of its affiliates or Mirati or any of its subsidiaries operate their respective businesses or own any material assets and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and there must not have been any law promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any such governmental body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.

In addition, the obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, to the extent permitted by applicable law) on or prior to the closing date of the following conditions:
•	The representations and warranties of Mirati set forth in:
•
the first sentence of Section 2.1(a) (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), clauses (b) and (h) of Section 2.3 (Capitalization, Etc.), Section 2.22 (Authority; Binding Nature of Agreement), Section 2.23 (Takeover Laws), Section 2.25 (Opinion of Financial Advisors), and Section 2.26 (Brokers and Other Advisors) of the Merger Agreement must be accurate in all material respects as of the date of the Merger Agreement and at and as of the closing date as if made on and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•
clauses (a) and (d) of Section 2.3 (Capitalization, Etc.) of the Merger Agreement must be accurate in all respects except for any de minimis inaccuracies as of the date of the Merger Agreement and at and as of the closing date as if made on and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

•
Section 2.5(b) (No Material Adverse Effect) of the Merger Agreement must be accurate in all respects as of the date of the Merger Agreement and at and as of the closing date as if made on and as of the closing date with respect to the earlier period set forth in Section 2.5(b) of the Merger Agreement; and

•
the Merger Agreement, other than those referred to in the above three sub-bullets, must be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the closing date as if made on and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	Mirati must have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the closing date;
•	Since the date of the Merger Agreement, there must not have occurred any Material Adverse Effect; and
•
Parent and Merger Sub must have received a certificate, dated as of the closing date, executed on behalf of Mirati by Mirati’s Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied.

In addition, the obligations of Mirati to effect the Merger are further subject to the satisfaction (or waiver by Mirati, to the extent permitted by applicable law) on or prior to the closing date of the following conditions:
•	The representations and warranties of Parent and Merger Sub set forth in:
•
Section 3.1 (Due Organization), Section 3.2 (Merger Sub), Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.10 (Brokers and Other Advisors) of the Merger Agreement must be accurate in all material respects (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the closing date as if made on and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and

•
the Merger Agreement other than those referred to in the above sub-bullet must be accurate (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the closing date as if made on and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•	Parent and Merger Sub must have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the closing date;
•
Parent must have delivered to Mirati a certificate, dated as of the closing date and signed on Parent’s behalf by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied; and

•	The CVR Agreement must be in full force and effect.
Termination of the Merger Agreement
The Merger Agreement may be terminated prior to the Effective Time in the following ways:
•	by mutual written consent of Parent and Mirati at any time prior to the closing of the transactions contemplated by the Merger Agreement;
•	by either Mirati or Parent:
•
at any time prior to the closing of the transactions contemplated by the Merger Agreement, if such time has not occurred on or prior to midnight Eastern Time, on October 8, 2024 (the “End Date”), except (i) if on the End Date all of the conditions, other than the condition regarding approvals under antitrust laws and, solely in respect of the HSR Act and other antitrust or foreign direct investment laws, the condition regarding the absence of any restraint by a governmental body (as described in the previous section of this proxy statement captioned “— Conditions to the Closing of the Merger”), have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, each of which is then capable of being satisfied), then the End Date will automatically be extended by a period of 90 days (and all references to the End Date will be as so extended), and (ii) if on such date as extended by the immediately preceding clause (i), all of the conditions, other than the condition regarding approvals under antitrust laws and, solely in respect of the HSR Act and other antitrust or foreign direct investment laws, the condition regarding the absence of any restraint by a governmental body (as described in the previous section of this proxy statement captioned “— Conditions to the Closing of the Merger”), have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied on the closing date, each of which is then capable of being satisfied), then the End Date will be further automatically extended by a period of 90 days (and all references to the End Date will be as so extended), except that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of the Merger Agreement has proximately caused or resulted in the Merger not being consummated by such date;
•
if any governmental body of competent jurisdiction in a jurisdiction where Parent or any of its affiliates or Mirati or any of its subsidiaries operate their respective businesses or own any material assets has issued an order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of shares of our common stock pursuant to the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action is final and nonappealable, except that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of the Merger Agreement has proximately caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action; or

•
if the requisite Mirati stockholder approval is not obtained at a duly convened meeting of our stockholders or any adjournment or postponement thereof at which the vote was taken in respect of the Merger Agreement and the Merger;

•	by Mirati:
•
at any time prior to the Cut-off Time, in order to accept a Superior Offer and substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors has determined, in good faith, constitutes a Superior Offer in accordance with the procedure described above in the section above captioned “— The Board of Directors’ Recommendation; Company Adverse Recommendation Change,” so long as Mirati has paid the termination fee (described below under the caption “— Expenses; Termination Fee”) immediately prior to or substantially concurrently with such termination; or

•
at any time prior to the closing of the transactions contemplated by the Merger Agreement, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Parent or Merger Sub has occurred, in each case, such that the conditions related to the accuracy of representations and warranties or the performance of obligations of Parent and Merger Sub would not be satisfied, and cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, has not been cured within 30 days of the date Mirati gives Parent written notice of such breach or failure to perform, except that Mirati may not terminate the Merger Agreement pursuant to this bullet if Mirati is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement which breach would permit Parent to terminate the Merger Agreement in accordance with the second sub-bullet describing Parent’s termination rights below; or

•	by Parent:
•
at any time prior to the Cut-off Time, if: (i) the Board of Directors has failed to include the Company Board Recommendation in this proxy statement when mailed, or has effected a Company Adverse Recommendation Change; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer or fails to publicly reaffirm the Company Board Recommendation within ten business days of the commencement of such tender offer or exchange offer; or (iii) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three business days after Parent so requests in writing, except that Mirati will have no obligation to make such reaffirmation on more than three occasions; or

•
at any time prior to the closing of the transactions contemplated by the Merger Agreement, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Mirati has occurred, in each case such that any of the conditions related to Mirati’s representation and warranties or performance of Mirati’s obligations would not be satisfied and cannot be cured by Mirati by the End Date, or if capable of being cured in such time period, has not been cured within 30 days of the date Parent gives Mirati written notice of such breach or failure to perform, except that Parent may not terminate the Merger Agreement pursuant to this sub-bullet if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement which breach would permit Mirati to terminate the Merger Agreement in accordance with the second sub-bullet describing Mirati’s termination rights above.
If the Merger Agreement is terminated as provided above, written notice thereof must be given to the other party or parties, specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Merger Sub or Mirati or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates following any such termination, except that (a) certain provisions in the Merger Agreement will survive such termination and will remain in full force and effect, (b) the confidentiality agreement between Mirati and Parent will survive the termination of the Merger Agreement and will remain in full force and effect in accordance with its terms and (c) the termination of the Merger Agreement will not relieve any party from any liability for fraud or willful and material breach of the Merger Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach (which we refer to as “Willful Breach”) prior to termination.
Expenses; Termination Fees
Except as set forth in the Merger Agreement and summarized below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated.
If the Merger Agreement is terminated in any of the following circumstances, Mirati will be required to pay a cash termination fee equal to $168,000,000 to Parent or its designee by wire transfer of same day funds:
•
if the Merger Agreement is terminated by Mirati to accept a Superior Offer (as described further in the first sub-bullet describing Mirati’s termination rights in the previous section of this proxy statement captioned “— Termination of the Merger Agreement”);

•
if the Merger Agreement is terminated by Parent because the Board of Directors changes or withdraws, or fails to reaffirm, the Company Board Recommendation or effects a Company Adverse Recommendation Change (as described further in the first sub-bullet describing Parent’s termination rights in the previous section of this proxy statement captioned “— Termination of the Merger Agreement”); or

•
if (A) the Merger Agreement is terminated by Mirati or Parent because the closing of the transactions contemplated by the Merger Agreement has not occurred by the End Date (as described further in the first sub-bullet describing termination rights of Mirati or Parent in the previous section of this proxy statement captioned “— Termination of the Merger Agreement”) (but in the case of a termination by Mirati, only if at such time Parent would not be prohibited from terminating the Merger Agreement because Parent’s material breach of the Merger Agreement has proximately caused or resulted in the Merger not being consummated by such date), or because the requisite Mirati stockholder approval was not obtained (as described further in the second sub-bullet describing termination rights of Mirati or Parent in the previous section of this proxy statement captioned “— Termination of the Merger Agreement”), or by Parent because of Mirati’s breach of a representation or warranty or failure to perform a covenant or obligation (as described further in the second sub-bullet describing Parent’s termination rights in the previous section of this proxy statement captioned “— Termination of the Merger Agreement”), (B) any person has publicly disclosed a bona fide Acquisition Proposal or an Acquisition Proposal has otherwise been communicated to the Board of Directors after the execution and delivery of the Merger Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally and, in the case of a publicly disclosed Acquisition Proposal, publicly withdrawn prior to such termination and (C) within 12 months of such termination Mirati enters into a definitive agreement with respect to, or consummated, an Acquisition Proposal, except that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “100%.”
In no event will Mirati be required to pay the termination fee on more than one occasion. Payment of the termination fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Parent Related Party (as defined below) or any other person in connection with the Merger Agreement (and the termination thereof), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and no Parent Related Party will be entitled to bring or maintain any claim, action or proceeding against any Company Related Party (as defined below) arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination, except with respect to fraud or Willful Breach of the Merger Agreement prior to such termination.
In the event of any termination described above, (i) payment from Mirati to Parent of the termination fee is the sole and exclusive remedy of the Parent Related Parties against Mirati and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (which we refer to collectively as the “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform, and (ii) upon payment of such amount, none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby, except that the Company Related Parties will not be relieved from any liability for fraud or Willful Breach of the Merger Agreement prior to such termination. Parent may seek specific performance to cause Mirati to consummate the transactions contemplated by the Merger Agreement in accordance with the Merger Agreement, but in no event will Parent be entitled to both specific performance and the payment of the termination fee.
If the Merger Agreement is terminated in any of the following circumstances, Parent will be required to pay a cash reverse termination fee equal to $240,000,000 to Mirati:
•
if the Merger Agreement is terminated by either Parent or Mirati as a result of a final and nonappealable order, decree, ruling or other action by a court of competent jurisdiction or any other governmental body of competent jurisdiction and solely to the extent arising under the HSR Act or other antitrust or foreign direct investment laws (as described further in the second sub-bullet describing termination rights of Mirati or Parent in the previous section of this proxy statement captioned “— Termination of the Merger Agreement”); or

•
(A) the Merger Agreement is terminated by Mirati or Parent because the closing of the transactions contemplated by the Merger Agreement has not occurred by the End Date (as described further in the first sub-bullet describing termination rights of Mirati or Parent in the previous section of this proxy statement captioned “— Termination of the Merger Agreement”), (B) any of the conditions regarding approvals under antitrust laws and, solely in respect of the HSR Act and other antitrust or foreign direct investment laws, the condition regarding the absence of any restraint by a governmental body (as described in the section of this proxy statement captioned “— Conditions to the Closing of the Merger”) have not been satisfied and (C) all of the conditions to the respective obligations of each party to effect the Merger (other than any of the conditions described in (B)), and all of the conditions to the obligations of Parent and Merger Sub to effect the Merger (as described in the section of this proxy statement captioned “— Conditions to the Closing of the Merger”) have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, each of which is then capable of being satisfied).

Parent will not be required to pay the reverse termination fee more than once. Payment of the reverse termination fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party or any other person in connection with the Merger Agreement (and the termination hereof), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and no Company Related Party may bring or maintain any claim, action or proceeding against any Parent Related Party arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination, except with respect to fraud or Willful Breach of the Merger Agreement prior to such termination.
In the event of any termination described above, (i) payment from Parent to Mirati of the reverse termination fee will be the sole and exclusive remedy of the Company Related Parties against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (which we refer to collectively as the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Parent Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement, except with respect to fraud or Willful Breach of the Merger Agreement prior to such termination.
Amendment
Prior to the Effective Time, the Merger Agreement may be amended with the approval of the respective boards of directors of Mirati, Parent and Merger Sub at any time, with such amendment made in writing and signed on behalf of all parties.
Governing Law
The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.
Specific Performance; Remedies
The parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof without proof of damages or otherwise. No party will oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT
The following is a summary of the material provisions of the form of CVR Agreement, a copy of which is attached as Exhibit B to the Merger Agreement that is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the CVR Agreement that is important to you. We encourage you to read carefully the CVR Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the CVR Agreement and not by this summary or any other information contained in this proxy statement.
The Merger Agreement requires that, at or immediately prior to the Effective Time, Parent and a rights agent reasonably acceptable to Mirati will enter into the CVR Agreement, substantially in the form attached as Exhibit B to the Merger Agreement, subject to such changes thereto as permitted under the Merger Agreement. The CVR Agreement will govern the terms of the CVRs.
While no guarantee can be given that any proceeds will be received, each CVR represents a non-tradeable contractual contingent right to receive the Milestone Payment, upon (i) the submission of a New Drug Application (which we define in the CVR Agreement) filed with the FDA for the approval of MRTX1719 for the treatment of either locally advanced or metastatic non-small cell lung cancer that is indicated for use in patients who have received no more than two prior lines of systemic therapy (i.e., indicated for use in the first, second and/or third line settings) and (ii) the FDA’s confirmation of acceptance of the filing of such application, in each case, prior to the CVR Product Milestone Achievement Outside Date.
The CVRs are contractual rights only and cannot be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than (i) by will or intestacy upon the death of a holder of the CVR, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor, (iii) pursuant to a court order, (iv) by operation of law (including by consolidation or merger of a holder of the CVR) or without consideration in connection with the dissolution, liquidation or termination of any holder of the CVR that is a corporation, limited liability company, partnership or other entity, (v) in the case of CVRs held in book-entry or similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary, (vi) if the holder of the CVR is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), or (viii) by transferring such CVR to Parent without consideration therefor. All requests to transfer a CVR under the foregoing provisions must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the rights agent, include the circumstances relating to the transfer, and be duly executed by the holder of the CVR, the holder’s attorney or personal representative duly authorized in writing or the holder’s survivor. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of the foregoing restrictions will be void ab initio and of no effect. The CVRs will not be registered with the SEC or listed for trading.
The CVRs will not be evidenced by a certificate or other instrument and the CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective affiliates or subsidiaries. No interest will accrue on any amounts payable on the CVRs.
Additionally, without the consent of any holders of CVRs or the rights agent, Parent may amend the CVR Agreement (i) to evidence a successor to Parent, (ii) to add to the covenants of Parent such further covenants restrictions, conditions or provisions that Parent and rights agent consider to be for the protection of the holders of CVRs, (iii) to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision in the CVR Agreement, (iv) to ensure the CVRs are not subject to registration under the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder, or any similar registration or prospectus requirement under applicable securities laws outside of the United States, (v) to evidence a successor to the rights agent, and (vi) to add, eliminate, change any provisions of the CVR Agreement, provided that, in the cases of (ii), (iii), and (vi), such provisions do not adversely affect the interests of the CVR holders, and in the case of (iv) such provisions do not change the CVR Product Milestone, the CVR Product Milestone Achievement Outside Date or the amount of the Milestone Payment. Additionally, amendments may be made with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the CVR holders even if such addition, elimination or change is materially adverse to the interests of the CVR holders. After the execution of any amendment, Parent will mail (or cause the right agent to mail) a notice by first class mail to the holders of CVRs setting forth such amendment.
If the CVR Product Milestone has occurred prior to the CVR Product Milestone Achievement Outside Date, then, on or prior to the date that is fifteen (15) business days following the achievement thereof, Parent will, among other things, deliver to the rights agent the aggregate amount necessary to pay each CVR holder the product of the Milestone Payment and the number of CVRs held by such CVR holder; provided that in the case of CVR holders in respect of Mirati’s equity awards, Parent will pay such amount directly to the Surviving Corporation or any of its affiliates. After receipt of the funds from Parent, the rights agent will promptly (and in any event, within fifteen (15) business days) pay the CVR holders of record by check or wire as required under the CVR Agreement. Any portion of the Milestone Payments that remain undistributed (if any) will be delivered to Parent, upon demand and in accordance with the CVR Agreement, and thereafter any holders of CVRs will look only to Parent for payment of Milestone Payments and such holders will have no greater rights against Parent than those accorded to general unsecured creditors under applicable law.
Parent is required to use Commercially Diligent Efforts to achieve the CVR Product Milestone as promptly as practicable following the Effective Time. The use of Commercially Diligent Efforts, however, does not guarantee that Parent will achieve the milestone by a specific date or at all. “Commercially Diligent Efforts” means with respect to a particular task, a level of efforts that is consistent with the efforts and resources normally used by a biopharmaceutical company of comparable size and resources as Parent in the exercise of its commercially reasonable business practices relating to performance of a task for a similar compound or product (including the research and development of a compound or product), as applicable, at a similar stage in its research and development or commercial life as the MRTX1719, and of similar scientific data/validation, and that has commercial and market potential similar to the MRTX1719, taking into account issues of intellectual property coverage, safety, tolerability and efficacy, stage of development, product profile, the competitiveness of other products in development or the marketplace, supply chain management considerations, proprietary position, regulatory exclusivity, the regulatory structure involved, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of regulatory approval, any delays or pauses of programs relating to external factors (including, but not limited to, pandemic, natural disaster, government shutdown, war, terrorist attack and cyber-attack), profitability (including pricing and reimbursement status achieved or likely to be achieved), amounts payable to licensors of patents or other intellectual property rights, alternative products and programs, and legal issues.
Except for the rights of the rights agent set forth in the CVR Agreement, the Acting Holders will have the sole right, on behalf of all holders of CVRs, by virtue of or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder of CVRs or other group of holders will be entitled to exercise such rights. However, the CVR Agreement will not limit the ability of an individual CVR holder to seek the Milestone Payment upon the achievement of the CVR Product Milestone solely to the extent such payment amount has been finally determined in accordance with the terms of the CVR Agreement and has not been paid within the period contemplated by the CVR Agreement.
This CVR Agreement will be terminated, and no payments will be required to be made, upon the earliest to occur of (a) the failure to achieve the CVR Product Milestone before the CVR Product Milestone Achievement Outside Date, (b) the mailing by the rights agent to the address of each CVR holder as reflected in the register kept by the rights agent the last of the Milestone Payment amounts (if any) required to be paid under the terms of the CVR Agreement, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the right of any Holder to receive the Milestone Payment with respect to the CVR Product Milestone, and any covenants and obligations of Parent (other than in relation to any undistributed Milestone Payments in accordance with the terms of the CVR Agreement), will be irrevocably terminated and extinguished if the CVR Product Milestone is not achieved before the CVR Product Milestone Achievement Outside Date or the Termination, whichever is earlier.

VOTING AGREEMENT
On October 8, 2023, in connection with the Merger Agreement, Parent entered into a voting and support agreement (which we refer to as the “Voting Agreement”) with Boxer Capital, LLC and MVA Investors, LLC (which we refer to, collectively, as the “Voting Support Stockholders”) pursuant to which the Voting Support Stockholders have agreed, among other things and subject to the conditions set forth in the Voting Agreement, to vote all shares of our common stock they beneficially own (approximately 4.98% of our common stock, as of the date of the Merger Agreement) in favor of the adoption of the Merger Agreement and the approval of the Merger and any other proposal considered and voted upon at the Special Meeting necessary or desirable for the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “MRTX.” As of November 1, 2023, there were 70,147,706 shares of our common stock outstanding. We have never declared or paid any cash dividends on our common stock.
The following table presents the high and low intra-day sale prices of our common stock on Nasdaq during the fiscal quarters indicated:
	Common Stock Prices
	High ($)	Low ($)
Fiscal Year 2023 – Quarter Ended	64.41	27.30
December 31 (through November 1, 2023)	64.41	41.54
September 30	46.15	27.30
June 30	51.13	35.55
March 31	55.29	36.17
Fiscal Year 2022 – Quarter Ended	151.15	32.96
December 31	101.30	35.70
September 30	95.69	58.39
June 30	90.71	32.96
March 31	151.15	75.07
Fiscal Year 2021 – Quarter Ended	225.47	127.12
December 31	195.99	127.12
September 30	191.67	131.47
June 30	181.49	133.50
March 31	225.47	155.80
On November 1, 2023, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $56.15 per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, our common stock will no longer be publicly traded and will be delisted from Nasdaq and deregistered under the Exchange Act, each in accordance with applicable law, rules and regulation. As a result, following the Merger, we will no longer file periodic reports with the SEC and you will no longer have any interest in Mirati’s future earnings or growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of October 18, 2023 by:
•	each of our directors;
•	each of our named executive officers;
•	all of our directors and current executive officers as a group, as reported by each person; and
•	each person, or group of affiliated persons, who beneficially owns more than 5% of the outstanding shares of our common stock based on information provided in their most recent filings with the SEC.
The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of 70,137,637 shares of our common stock outstanding as of October 18, 2023.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock subject to options that were currently exercisable as of October 18, 2023 or exercisable within 60 days of October 18, 2023 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Restricted stock units that are scheduled to vest during the 60-day period following October 18, 2023 are considered outstanding and beneficially owned by the person holding the restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Mirati Therapeutics, Inc., 3545 Cray Court, San Diego, California 92121.
Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Boxer Capital, LLC(1)	11,661,726	16.63%
EcoR1 Capital, LLC(2)	5,748,399	8.20%
Avoro Capital Advisors LLC(3)	5,555,555	7.92%
The Vanguard Group, Inc.(4)	4,973,888	7.09%
RTW Investments, LP(5)	3,643,114	5.19%

Named Executive Officers and Directors
Charles M. Baum, M.D., Ph.D.(6)	948,077	1.35%
James Christensen, Ph.D.(7)	368,720	*
David Meek(8)	343,816	*
Faheem Hasnain(9)	123,955	*
Aaron Davis(10)	94,913	*
Craig Johnson(11)	71,131	*
Maya Martinez-Davis(12)	50,631	*
Bruce L.A. Carter, Ph.D.(13)	43,131	*
Julie Cherrington, Ph.D.(14)	41,110	*
Laurie Stelzer(15)	34,187	*
Shalini Sharp(16)	17,249	*
Alan Sandler, M.D.(17)	28,150	*
Vickie Reed(18)	10,741	*
Carol Gallagher, Pharm.D.(19)	1,776	*
All current executive officers and directors as a group (17 persons)(20)	2,252,669	3.21%
(1)
For the common stock holdings, information is based upon a Schedule 13D/A filed by Boxer Capital, LLC (“Boxer Capital”) with the SEC on October 12, 2023, a Schedule 13D/A filed on November 2, 2020 and information provided by the shareholder. The October 2023 Schedule 13D/A was filed by Boxer Capital, Boxer Management Inc. (“Boxer Management”), MVA Investors, LLC

(“MVA Investors”), Lockend Five, LLC (“Lockend Five”), Braslyn Ltd. (“Braslyn”), Aaron Davis, Shehan Dissanayake, Christopher Fuglesang and Joe Lewis, and includes 3,534,249 shares of common stock over which Boxer Capital and Boxer Management have shared voting and dispositive power, 287,866 shares of common stock over which MVA Investors holds sole voting and dispositive power, 203,754 shares of common stock over which Lockend Five holds shared voting and dispositive power, 8,127,477 shares of common stock over which Braslyn holds shared voting and dipositive power, 45,517 shares over which Mr. Davis, Chief Executive Officer of Boxer Capital, LLC, has sole voting and dispositive power, 287,866 shares over which Mr. Davis has shared voting and dispositive power, 203,754 shares over which Mr. Dissanayake holds shared voting and sole dispositive power, 30,518 shares over which Mr. Fuglesang holds sole voting and dispositive power, and 11,661,726 shares over which Joe Lewis has shared voting power. Boxer Management is the managing member and majority owner of Boxer Capital. Each of Boxer Capital, Boxer Management and Braslyn are primarily engaged in the business of investing in securities. Joe Lewis is the indirect beneficial owner of and controls Boxer Management and Braslyn, and is a private investor including through the investments of Boxer Capital and Braslyn. MVA Investors is the personal investment vehicle of certain employees of Boxer Capital and is primarily engaged in the business of investment in securities. Mr. Davis is a member of and has voting and dispositive power over shares held by MVA Investors. Lockend Five is the personal investment vehicle of Mr. Dissanayake and is primarily engaged in the business of investment in securities. Mr. Dissanayake is the sole member of Lockend Five. Each of Mr. Davis, Dissanayake, and Mr. Fuglesang is an employee of Tavistock Life Sciences Company. In January 2017, Boxer Capital, MVA Investors and Braslyn purchased 2,341,786, 51,047 and 4,865,430, respectively, warrants for common stock (the “January 2017 Warrants”), at a price of $5.599 per warrant share with an exercise price of $0.001 per share. In November 2017, Boxer Capital and Braslyn purchased 801,448 and 1,413,475, respectively, warrants for common stock (the “November 2017 Boxer Warrants”) at a price of $12.999 per warrant share with an exercise price of $0.001 per share. Both the January 2017 Warrants and the November 2017 Boxer Warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 19.99% of the outstanding common stock after exercise. In June 2020, Braslyn completed a cashless exercise of 600,006 warrants for shares of common stock, resulting in the issuance of 600,000 shares of common stock. In October 2020, Boxer Capital completed a cashless exercise of 362,952 warrants for shares of common stock, resulting in the issuance of 362,950 shares of common stock. In October 2020, MVA Investors completed a cashless exercise of 37,051 warrants for shares of common stock, resulting in the issuance of 37,050 shares of common stock. In October 2020, Braslyn completed cashless exercises totaling 400,003 warrants for shares of common stock, resulting in the issuance of 400,000 shares of common stock. In March 2021, Boxer Capital completed cashless exercises totaling 597,444 warrants for shares of common stock, resulting in the issuance of 597,440 shares of common stock. In March 2021, MVA Investors completed a cashless exercise of 13,996 warrants for shares of common stock, resulting in the issuance of 13,995 shares of common stock. In March 2021, Braslyn completed cashless exercises totaling 12,381 warrants for shares of common stock, resulting in the issuance of 12,379 shares of common stock. The address for Boxer Capital, MVA Investors, Mr. Davis, Mr. Fuglesang and Mr. Dissanayake is 12860 El Camino Real, Suite 300, San Diego, CA 92130. The address for Boxer Management, Braslyn and Joe Lewis is c/o Cay House, EP Taylor Drive, N7776 Lyford Cay, New Providence, Bahamas. The address of Lockend Five is 12 Eagle Knoll Court, Las Vegas, NV 89141. As noted below, as of October 18, 2023, Mr. Davis owned directly 43,073 shares and 52,110 shares subject to options exercisable within 60 days of October 18, 2023.
(2)
Based upon a Schedule 13G filed by EcoR1 Capital, LLC on October 2, 2023, reporting beneficial ownership of 5,748,399 shares as of September 22, 2023. The Schedule 13G was filed by EcoR1 Capital, LLC (“EcoRl”), Oleg Nodelman and EcoRl Capital Fund Qualified, L.P. (“Qualified Fund”). EcoRl and Mr. Nodelman each have shared voting power and shared dispositive power of 5,748,399 shares. Qualified Fund has shared voting power and shared dispositive power of 5,422,232 shares. EcoR1 is the general partner and investment adviser of investment funds, including Qualified Fund. Mr. Nodelman is the control person of EcoR1. The address for EcoR1, Mr. Nodelman and Qualified Fund is 357 Tehema Street #3, San Fransisco, CA 94103.

(3)
Based upon a Schedule 13G/A filed by Avoro Capital Advisors LLC (“Avoro”) with the SEC on February 14, 2023, reporting beneficial ownership of 5,555,555 shares held as of December 31, 2022 by Avoro. The Schedule 13G/A was filed by Avoro and Behzad Aghazadeh, each of which hold sole voting power and sole dispositive power with respect to 5,555,555 shares. Avoro provides investment advisory and management services and has acquired the shares solely for investment purposes on behalf of Avoro Life Sciences Fund LLC. Dr. Aghazadeh serves as the portfolio manager and controlling person of Avoro. The address for Avoro and Dr. Aghazadeh is 110 Greene Street, Suite 800, New York, NY 10012.

(4)
Based upon a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group Inc. (“Vanguard”) reporting beneficial ownership of 4,973,888 shares as of December 30, 2022. The Schedule 13G/A indicates that Vanguard has sole dispositive power with respect to 4,915,407 shares, shared voting power with respect to 14,087 shares and shared dispositive power with respect to 58,481 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based upon a Schedule 13G filed by RTW Investments, LP (“RTW”) with the SEC on February 14, 2023, reporting beneficial ownership of 3,643,114 shares as of December 31, 2022. The Schedule 13G was filed by RTW and Roderick Wong, each of which hold shared voting and shared dispositive power with respect to 3,643,114 shares. RTW is the investment advisor to certain funds (the “RTW Funds”) with respect to the shares directly held by RTW Funds and Mr. Roderick Wong is the managing partner and chief investment officer of RTW with respect to the shares held directly by the RTW Funds. The address for RTW and Mr. Wong is 40 10th Avenue, Floor 7, New York, NY 10014.

(6)
Includes 837,990 shares subject to options exercisable within 60 days of October 18, 2023, 17,873 shares subject to RSU settlement within 60 days of October 18, 2023, and 92,214 shares owned directly by Dr. Baum.

(7)
Includes 315,103 shares subject to options exercisable within 60 days of October 18, 2023, 4,787 shares subject to RSU settlement within 60 days of October 18, 2023 and 48,830 shares owned directly by Dr. Christensen.

(8)	Includes 287,938 shares subject to options exercisable within 60 days of October 18, 2023 and 55,878 shares owned directly by Mr. Meek.
(9)	Includes 115,238 shares subject to options exercisable within 60 days of October 18, 2023 and 8,717 shares owned directly by Mr. Hasnain.
(10)	Includes 52,110 shares subject to options exercisable within 60 days of October 18, 2023 and 43,073 shares owned directly by Mr. Davis.
(11)	Includes 65,110 shares subject to options exercisable within 60 days of October 18, 2023 and 6,021 shares owned directly by Mr. Johnson.

(12)	Includes 44,610 shares subject to options exercisable within 60 days of October 18, 2023 and 6,021 shares owned directly by Ms. Martinez-Davis.
(13)	Includes 37,110 shares subject to options exercisable within 60 days of October 18, 2023 and 6,021 shares owned directly by Dr. Carter.
(14)	Includes 41,110 shares subject to options exercisable within 60 days of October 18, 2023 for Dr. Cherrington.
(15)	Includes 34,187 shares subject to options exercisable within 60 days of October 18, 2023 owned directly by Ms. Stelzer.
(16)	Includes 13,087 shares subject to options exercisable within 60 days of October 18, 2023 and 4,162 shares owned directly by Ms. Sharp.
(17)
Includes 17,604 shares subject to options exercisable within 60 days of October 18, 2023, 10,000 shares subject to RSU settlement within 60 days of October 18, 2023 and 546 shares owned directly by Dr. Sandler.

(18)	Includes 10,741 shares directly owned by Ms. Reed.
(19)	Includes 1,776 shares subject to options exercisable within 60 days of October 18, 2023 owned directly by Dr. Gallagher.
(20)
Includes (i) the shares described in Notes (6) through (19) above as well as (ii) (a) 45,985 shares subject to options exercisable within 60 days of October 18, 2023, 6,383 shares subject to RSU settlement within 60 days of October 18, 2023, and 17,414 shares owned directly by Mr. Hickey and (b) 3,998 shares subject to options exercisable within 60 days of October 18, 2023 and 1,302 shares owned directly by Mr. Ondrey. Mr. Moriarty owns no shares subject to options exercisable within 60 days of October 18, 2023 and owns no outstanding shares.

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Mirati. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Mirati will hold an annual meeting in 2024 only if the Merger has not already been completed.
Proposals of stockholders intended to be presented at our 2024 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal address at 3545 Cray Court, San Diego, California 92121, Attention: Investor Relations, no later than December 8, 2023, the date that is 120 days prior to the first anniversary of the mailing of the Notice Regarding the Availability of Proxy Materials for our 2023 annual meeting, in order to be included in the proxy statement and proxy card relating to that meeting.
If a stockholder wishes to present a proposal at our 2024 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than the close of business on January 12, 2024, and no later than the close of business on February 11, 2024, provided that if the date of the 2024 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from the first anniversary of our 2023 annual meeting, such notice must instead be received by the Secretary not later than the close of business on the later of (i) the 90th day prior to the 2024 annual meeting of stockholders and (ii) the tenth day following the day on which public announcement of the date of the 2024 annual meeting of stockholders was first made.
In addition to satisfying the advance notice procedure in our bylaws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than Mirati’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19 no later than March 12, 2024. If the date of the 2024 annual meeting of stockholders changes by more than 30 calendar days from the date of our 2023 annual meeting of stockholders, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2024 annual meeting of stockholders or the tenth calendar day following public announcement by Mirati of the date of the 2024 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.
The following Mirati filings with the SEC are incorporated by reference:
•	Mirati’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023;
•	Mirati’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 9, 2023 and August 8, 2023, respectively;
•
Mirati’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2023 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022); and

•	Mirati’s Current Reports on Form 8-K filed with the SEC on July 21, 2023, August 8, 2023, August 9, 2023, August 23, 2023 and October 10, 2023.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Mirati is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://ir.mirati.com. The information included on our website is not incorporated by reference into this proxy statement.
You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:
Mirati Therapeutics, Inc.
Attn: Secretary
3545 Cray Court
San Diego, California 92121
(858) 332-3410
If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3507
Banks & Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS
WE HAVE NOT, AND PARENT HAS NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 2, 2023. NEITHER WE NOR PARENT PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

among:

MIRATI THERAPEUTICS, INC.,

a Delaware corporation;

BRISTOL-MYERS SQUIBB COMPANY,

a Delaware corporation; and

VINEYARD MERGER SUB INC.,

a Delaware corporation

Dated as of October 8, 2023

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of October 8, 2023, by and among: Bristol-Myers Squibb Company, a Delaware corporation (“Parent”); Vineyard Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Mirati Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
INTRODUCTION
Parent desires to acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock (the “Shares”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive (A) $58.00 per Share, in cash, without interest (the “Closing Consideration”) and (B) one (1) contingent value right (a “CVR”), which shall represent the right to receive the Milestone Payment (as such term is defined in the CVR Agreement) subject to the terms and conditions set forth in the CVR Agreement (the consideration contemplated by (A) and (B), together, the “Merger Consideration”), and subject to any withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.
The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (iv) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and (v) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof (the preceding clauses (i), (ii) and (v), collectively, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.
The board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.
Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders of the Company have entered into a voting and support agreement (the “Voting Agreement”) in connection with the Merger.
At or immediately prior to the Effective Time, Parent and a trustee selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in the form attached hereto as Exhibit B (subject to changes permitted by Section 5.10) (the “CVR Agreement”).
AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1

MERGER TRANSACTION
1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(c) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation.
1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time.
(a) Unless this Agreement shall have been terminated pursuant to Section 7.1, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place via the electronic exchange of documents and signatures by the Parties as soon as practicable (and in no event later than three (3) business days) following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions at the Closing); provided, that if any of the conditions set forth in Section 6 are not satisfied or, to the extent permitted by applicable Legal Requirements, waived on such third (3rd) business day, then the Closing shall take place on the first (1st) business day thereafter on which all such conditions shall have been satisfied or, to the extent permitted by applicable Legal Requirements, waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form reasonably agreed upon between the Parties and as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time the Merger is effective, the “Effective Time”).
1.4 Certificate of Incorporation and Bylaws; Directors and Officers.
(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a).
(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.5(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.
(c) As of the Effective Time, the directors of the Surviving Corporation shall be the respective individuals who served as the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(d) As of the Effective Time, the officers of the Surviving Corporation shall be the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.5 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) any Shares held immediately prior to the Effective Time by any wholly owned Subsidiary of the Company shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time (such Shares together with the Shares described in the preceding clauses (i) and (ii), the “Excluded Shares”);
(iv) except as provided in clauses (i), (ii) and (iii) above and subject to Section 1.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 1.7) shall be converted into the right to receive the Merger Consideration, without any interest thereon and subject to any withholding of Taxes in accordance with Section 1.6(e); and
(v) each share of the common stock of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.
From and after the Effective Time, subject to this Section 1.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 1.6, or, in the case of Dissenting Shares, the rights set forth in Section 1.7.
(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.
1.6 Surrender of Certificates; Stock Transfer Books.
(a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares and Company Warrants to receive the aggregate Merger Consideration to which holders of such Shares and Company Warrants shall become entitled pursuant to Section 1.5 and Section 1.9, respectively. Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Closing Consideration as and when payable pursuant to Section 1.5 and Section 1.9 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Closing Consideration in the Merger; provided that any interest or other income resulting from investment of the Payment Fund that results in an amount being held in the Payment Fund that is greater than the amount payable pursuant to this Section 1.6 shall be promptly returned to Parent. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by Section 1.5 and Section 1.9 and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. To the extent Parent becomes aware that (x) there are any losses with respect to any such investments or (y) the Payment Fund has diminished for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 1.5, Parent or the Surviving Corporation shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Paying Agent to promptly make such payments pursuant to Section 1.5 and Section 1.9. For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement.
(b) Promptly after the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (“Certificated Shares”) or (ii) Book-Entry Shares, who, in each case (i) and (ii) was entitled to receive the Merger Consideration pursuant to Section 1.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the certificates evidencing such Certificated Shares (the “Certificates”) (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) to the Paying Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Certificated Share or Book-Entry Share, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Certificated Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6, each Certificated Share and Book-Entry Share (in each case, other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 1.5.
(c) At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares or Company Warrants shall become entitled pursuant to Section 1.5 and Section 1.9, respectively) which had been made available to the Paying Agent and not disbursed to holders of Certificated Shares, Book-Entry Shares or Company Warrants (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates, Book-Entry Shares or Company Warrants held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificated Shares, Book-Entry Shares or Company Warrants for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e) Each of the Company, the Surviving Corporation, Parent, Merger Sub, the Paying Agent, the Rights Agent and their Affiliates, shall be entitled to deduct and withhold (or cause the Paying Agent or the Rights Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any holder of Company Options, Company RSUs, Company Warrants or any other consideration otherwise payable pursuant to this Agreement or the CVR Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding by requesting any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall use reasonable best efforts to take all action that may be necessary to ensure that any such amounts so withheld are properly remitted to the appropriate Governmental Body. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement or the CVR Agreement as having been paid to the holder of the Shares, holder of Company Options, Company RSUs, Company Warrants or other recipient of consideration hereunder in respect of which such deduction and withholding was made.
(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Certificated Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger Consideration payable with respect to such Certificated Shares), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Certificated Shares formerly represented by such Certificate, as contemplated by this Section 1.
1.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, any Shares outstanding immediately prior to the Effective Time which are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), and such Shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.
1.8 Treatment of Company Equity Awards.
(a) At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a per share exercise price (the “Per Share Exercise Price”) that is less than the Closing Consideration (each, an “In the Money Option”) shall be cancelled and converted into the right to receive the sum of (A) a cash payment, without interest, equal to (x) the excess of (1) the Closing Consideration over (2) the Per Share Exercise Price, multiplied by (y) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting) and (B) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).
(b) At the Effective Time, each Company Option that is then outstanding and unexercised, whether or not vested and which has a Per Share Exercise Price that equals or exceeds the Closing Consideration, but is less than the Maximum Total Consideration (each, an “Eligible Option”) shall be cancelled and converted into the right to receive a cash payment equal to (A) the excess of (x) the Total Consideration over (y) the Per Share Exercise Price, multiplied by (B) the total number of Shares subject to such Eligible Option immediately prior to the Effective Time (without regard to vesting). Such payment will be made if, and only if, a Milestone Payment is made in respect of a CVR and will be made at the same time the Milestone

Payment is made to holders of CVRs. If the CVR is terminated or expires without payment, no payment will be made with respect to any Eligible Option. For purposes of this Section, “Total Consideration” means the sum of the Closing Consideration plus the actual Milestone Payment, if any, made in respect of one (1) CVR.
(c) At the Effective Time, each Company Option with a Per Share Exercise Price that equals or exceeds the Maximum Total Consideration that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.
(d) Except as set forth on Section 1.8(d) of the Company Disclosure Schedule, at the Effective Time, each then outstanding Company RSU that is not described in Section 1.8(e) shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration in respect of each such Company RSU.
(e) At the Effective Time, each then outstanding Company RSU that vests in whole or in part based upon attainment of performance conditions and/or that is described on Section 1.8(e) of the Company Disclosure Schedule shall be cancelled and the holder thereof shall be entitled to receive the Merger Consideration in respect of each Applicable Company RSU. For this purpose, the number of “Applicable Company RSUs” will be determined in accordance with Section 1.8(e) of the Company Disclosure Schedule.
(f) As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation or its Affiliate, as applicable, shall, pay the aggregate Closing Consideration payable pursuant to Sections 1.8(a), 1.8(d) and 1.8(e) net of any applicable withholding Taxes withheld in accordance with Section 1.6(e), with respect to In the Money Options and Company RSUs through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of Company Options and Company RSUs. Any payment made in respect of the Eligible Options pursuant to Section 1.8(b) shall be paid by the Surviving Corporation or its Affiliate, as applicable, as soon as reasonably practicable after the Milestone Payment is made in respect of the CVR, to the extent applicable, net of any applicable withholding Taxes withheld in accordance with Section 1.6(e), with respect to Eligible Options through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of such Eligible Options.
(g) Prior to the Effective Time, the Company shall take all actions reasonably appropriate or necessary to effect the transactions described in this Section 1.8.
(h) To the extent a payment made pursuant to the timing set forth in this Section 1.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date after the Effective Time that payment would not trigger such Tax or penalty.
1.9 Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of a Company Warrant, each Company Warrant that is outstanding as of immediately prior to the Effective Time shall, upon the Effective Time, convert into the right to receive, upon exercise of such Company Warrant, the same Merger Consideration as such holder would have been entitled to receive following the Effective Time pursuant to Section 1.5(a)(iv) if such holder had been, immediately prior to the Effective Time, the holder of the number of shares of Company Common Stock then issuable upon exercise in full of such Company Warrant without regard to any limitations on exercise contained therein. The Company shall comply with the notice provisions in the Company Warrants applicable to the Transactions.
1.10 Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 1 as soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions). If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to (a) exceptions and disclosures set forth in the section or subsection of Section 2 of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2; (b) any exception or disclosure set forth in any other section or subsection of Section 2 of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is applicable to qualify such other section or subsection; and (c) disclosure in the Company SEC Documents filed on or after January 1, 2021 and publicly available prior to the close of business on the second (2nd) business day preceding the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary or forward-looking statements in any other sections of such Company SEC Documents)); provided that (i) clauses (b) and (c) of this paragraph shall not apply to the representation and warranty set forth in Section 2.5(b) (No Material Adverse Effect) and (ii) clause (c) of this paragraph shall not apply to any of the representations and warranties set forth in Section 2.1(a) and (b) (Due Organization; Subsidiaries, Etc.), Section 2.3 (Capitalization, Etc.), Section 2.22 (Authority; Binding Nature of Agreement), Section 2.23 (Takeover Laws), or Section 2.24 (Non-Contravention; Consents):
2.1 Due Organization; Subsidiaries, Etc.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are set forth on Section 2.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Corporation” and collectively, the “Acquired Corporations”). Each Acquired Corporation has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Corporation is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Legal Requirements) under the Legal Requirements of the jurisdiction of its organization.
(b) The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Corporations, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.
(c) Except for the shares of capital stock or ordinary shares of the other Acquired Corporations held by the Company, no Acquired Corporation owns, directly or indirectly, any capital stock or equity interests of any nature in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity (other than another Acquired Corporation).
2.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto, and each as so made available is in full force and effect on the date hereof.
2.3 Capitalization, Etc.
(a) The authorized capital stock of the Company consists of: (i) 100,000,000 Shares, of which 70,136,696 Shares had been issued and were outstanding as of the close of business on October 6, 2023 (the “Reference Date”); and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding as of the close of business on the Reference Date. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable.

Since the Reference Date through the date of this Agreement, the Company has not issued any new Shares or other Company Securities except pursuant to the exercise of the purchase rights under the Company ESPP, the vesting of Company RSUs outstanding as of the Reference Date in accordance with their terms or the exercise of Company Options or Company Warrants outstanding as of the Reference Date in accordance with their terms and, since the Reference Date, the Company has not issued any Company Options, Company Warrants or other equity based awards, in each case, other than pursuant to any offer of employment or Contract executed on or prior to the date of the Reference Date.
(b) All of the outstanding shares of the capital stock or ordinary shares of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.
(c) (i) None of the outstanding shares of capital stock of the Acquired Corporations are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Acquired Corporations are subject to any right of first refusal in favor of any Acquired Corporation; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Corporation having a right to vote on any matters on which the stockholders of the Acquired Corporations have a right to vote; and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Corporations. No Acquired Corporation is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Corporations. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act. There are no voting trusts or other Contracts with respect to the voting of any Shares.
(d) As of the close of business on the Reference Date: (i) 6,124,337 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, such outstanding Company Options having a weighted average exercise price of $79.15 per Share as of the Reference Date, (ii) 2,941,121 Shares were subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans (with Company RSUs that vest based upon attainment of performance conditions measured at the maximum level of performance), (iii) 3,040,147 Shares were reserved for future issuance under Company Equity Plans, (iv) 692,680 Shares were reserved for future issuance under the Company ESPP, (v) 110,000 Shares are estimated to be subject to outstanding purchase rights under the Company ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to $31.46 and employee contributions continue until such purchase date (which is assumed for this purpose to occur on November 23, 2023) at the levels in place as of the Reference Date) and (vi) 8,727,547 Shares were subject to issuance upon exercise of the Company Warrants, such Company Warrants having a weighted average exercise price of $0.001 as of such date. Other than as set forth in Section 2.3(d) of the Company Disclosure Schedule, there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, restricted stock unit, stock-based performance unit, profit participation or similar rights or equity-based awards with respect to the Company.
(e) The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options and Company RSUs outstanding as of the date of this Agreement and the forms of all stock option agreements evidencing such Company Options and forms of stock unit agreements evidencing such Company RSUs. There are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, profit participation or similar rights or equity-based awards with respect to any Subsidiary of the Company.
(f) (i) Section 2.3(f) of the Company Disclosure Schedule sets forth, as of the Reference Date, a true and complete list of all Company Options, Company Warrants and Company RSUs, including: with respect to all such Company Options, Company Warrants and Company RSUs, (A) the holder’s name or employee identification number, (B) the date such Company Options, Company Warrants and Company RSUs were granted, (C) the type of Company Options, Company Warrants and Company RSUs, (D) the number of shares subject to such Company Options (issuable upon exercise), Company Warrants (issuable upon exercise) and Company RSUs (assuming the maximum number of shares in the case of performance-based

Company RSUs), (E) the exercise price and expiration date for Company Options and Company Warrants, (F) the vesting schedule and (G) the Company Equity Plans under which the applicable Company Options and Company RSUs were granted, and (ii) for the Company ESPP, the maximum number of Shares issuable at the end of the current purchase period.
(g) (i) All Company Options and Company RSUs have been validly and properly approved by the Board of Directors (or a duly authorized committee or subcommittee thereof) and granted in compliance with all applicable Legal Requirements and the terms of the applicable Company Equity Plans and (ii) all Company Options, Company Warrants and Company RSUs are recorded on the consolidated financial statements of the Company in accordance with GAAP.
(h) Except (y) as set forth in this Section 2.3 and (z) for Company Options, Company RSUs and Company Warrants outstanding as of the date of this Agreement and purchase rights under the Company ESPP, there are no: (i) outstanding shares of capital stock of or other securities of any Acquired Corporation; (ii) outstanding subscriptions, options, calls, warrants, equity or equity-based compensation awards, phantom stocks, stock appreciations, profit participations, or other equity or equity based interests or rights (whether or not currently exercisable) to acquire, or the value of which is measured by reference to, any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Corporation; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Corporation; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Corporation is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (clauses (i) through (iv), collectively, “Company Securities”).
(i) No Shares of the Company are owned by any Subsidiary of the Company.
(j) All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities Legal Requirements, including the Securities Act and “blue sky” Legal Requirements.
2.4 SEC Filings; Financial Statements.
(a) Since January 1, 2021, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements, or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).
(c) The Company maintains, and at all times since January 1, 2021 has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2021, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation of the foregoing.
(d) The Company maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and has not, since January 1, 2021, received any notice from Nasdaq asserting any material noncompliance with such requirements.
(e) The Company is not a party to, nor does it have any obligation or other commitment to become a party to, any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.
(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. None of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
(g) Each document required to be filed by the Company with the SEC in connection with the Transactions, including a proxy statement in preliminary form related to the Company Stockholder Meeting (together with any supplements or amendments thereto, the “Merger Proxy Statement”), when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Merger Proxy Statement, at the time of the filing of such Merger Proxy Statement or any supplement or amendment thereto with the SEC and at the time such Merger Proxy Statement or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Merger Proxy Statement.
2.5 Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from January 1, 2023 through the date of this Agreement:
(a) except for discussions, negotiations and activities related to this Agreement or other potential strategic transactions, the Acquired Corporations have operated in all material respects in the ordinary course of business consistent with past practice;
(b) there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect; and
(c) no Acquired Corporation has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in any of clauses (i), (iii), (iv), (v), (vii), (ix), (xii), (xiv) or (xviii) (solely as it relates to the foregoing) of Section 4.2(b).
2.6 Title to Assets. Each Acquired Corporation has good and valid title to all assets (excluding Intellectual Property Rights) owned by it as of the date of this Agreement, and such assets are owned by the Acquired Corporations free and clear of any Encumbrances (other than Permitted Encumbrances), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.7 Real Property.
(a) The Acquired Corporations do not own any real property.
(b) Section 2.7(b) of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects of all real property currently leased, subleased or licensed by or from the Acquired Corporations or otherwise used or occupied by the Acquired Corporations. The Acquired Corporations hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Corporations from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2021, no Acquired Corporation has received any written notice regarding any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured.
2.8 Intellectual Property.
(a) Section 2.8(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list (including in each case, as applicable: (1) the jurisdiction of application or registration, (2) the application, Patent or registration number, and (3) the owner and any other co-owners, and (4), where the Company is an exclusive licensee, the corresponding license agreement(s) pursuant to which the Company has the right to use such Intellectual Property Rights) of all material U.S. and foreign: (i) issued Patents and Patent applications; (ii) Trademark registrations and applications (including Internet domain name registrations); and (iii) Copyright registrations and applications, in each case of the foregoing clauses (i), (ii) and (iii), that is Company IP (the “Registered Company IP”). The issued Patents and registered Trademarks included in the Registered Company IP are subsisting and, to the knowledge of the Company, valid and enforceable. As of the date of this Agreement, no Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened, against any Acquired Corporation challenging the validity or enforceability of any material Company Owned IP, or, to the knowledge of the Company, any other material Company IP. All application, registration, issuance, renewal and maintenance fees due on or before the date hereof for any Registered Company IP have been paid in full and are current.
(b) The Acquired Corporations are the sole and exclusive owners of all right, title and interest in and to all Company IP owned or purported to be owned by the Acquired Corporations, free and clear of all

Encumbrances other than Permitted Encumbrances, and have the right, pursuant to valid and enforceable agreements, to use all other material Intellectual Property Rights necessary for, or used in or held for use by, the Company in its businesses as currently conducted, including all material Company IP.
(c) No Company Associate or any other third party owns or has any valid claim, right (whether or not currently exercisable) or interest in or to any material Company Owned IP, and each Company Associate or other third party who was involved in the invention, creation, authorship or development of any material Intellectual Property Rights for or on behalf of an Acquired Corporation has signed a valid and enforceable written agreement containing (i) a present-tense assignment to an Acquired Corporation of all such Intellectual Property Rights, and (ii) including reasonable non-use and non-disclosure obligations with respect to any material Company Owned IP, including Trade Secrets. To the knowledge of the Company, no Company Associate is in breach of any such agreement.
(d) No funding, facilities, Intellectual Property Rights, personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Company Owned IP, or to the knowledge of the Company, other material Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or any other rights, title, or interest in or to such Intellectual Property Rights, or the right to receive royalties for the practice of such Intellectual Property Rights (whether on a present or contingent basis).
(e) The Acquired Corporations have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all Trade Secrets in the Company Owned IP or in the possession of an Acquired Corporation.
(f) To the knowledge of the Company, the operation of the Acquired Corporations’ business as currently conducted and presently contemplated to be conducted does not infringe, misappropriate or otherwise violate, and has not since January 1, 2021, infringed, misappropriated, or otherwise violated, any Intellectual Property Rights owned by any other Person in any material respect. No Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened, including cease and desist letters or offers to take a license) against an Acquired Corporation alleging any such infringement, misappropriation or other violation. Except as disclosed in Section 2.8(f) of the Company Disclosure Schedules, no Acquired Corporation has received since January 1, 2021, any written notice or other written communication alleging any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Corporation.
(g) None of the Company Owned IP, or, to the knowledge of the Company, any other material Company IP, is subject to any pending or outstanding injunction, directive, order, judgment, settlement, consent ruling or other disposition of dispute that adversely restricts the use, transfer, or licensing of any such Company IP by an Acquired Corporation, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any such Company IP.
(h) The consummation of the Transactions will not result in the loss or impairment of, violation of, alteration in, forfeiture of, termination of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any material Company IP.
(i) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has since January 1, 2021, infringed, misappropriated or otherwise violated, any Company IP in any material respect. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing by an Acquired Corporation alleging any such infringement, misappropriation or other violation(including cease and desist letters or offers to take a license).
2.9 Data Protection; Company Systems.
(a) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, since January 1, 2021, each Acquired Corporation (i) is, and has been, in compliance with all Data Security Requirements, (ii) has not experienced any Security Incidents and (iii) has not received, or otherwise been subject to, any written notices or complaints, audits, proceedings, investigations or claims conducted or asserted in writing by any other Person (including any Governmental Body) regarding any unauthorized or unlawful Processing of Personal Information or violation of any Data Security Requirements.
(b) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, the Company Systems are in good working order and sufficient for the current conduct of the business of the Acquired Corporations, and the Acquired Corporations have purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Acquired Corporations for the business of the Acquired Corporations as currently conducted and have complied with the terms of the corresponding agreements. The Acquired Corporations have taken commercially reasonable actions to protect the security and integrity of the Company Systems. To the knowledge of the Company, as of the date hereof, since January 1, 2021, there have been no material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any which resulted in the unauthorized access to, or loss, corruption or alteration of any material data or information contained therein).
(c) Except as would not be, or would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, pre-clinical, clinical and other similar material data and information, including any databases containing any such data and information Processed by or on behalf of the Acquired Corporations in connection with the operation of the businesses of the Acquired Corporations, and such data and other information (i) is stored and backed-up on a regular basis, and (ii) will be owned, in the possession or control of, or available for use by, Parent or its Affiliates (including the Acquired Corporations), immediately following the Closing, in the same manner as such data or other information is available to Company.
2.10 Contracts.
(a) Section 2.10(a) of the Company Disclosure Schedule identifies each Contract to which any Acquired Corporation is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following (excluding, other than with respect to clauses (vii), (xv) and (xvi), any Employee Plan) to which any Acquired Corporation is a party or by which it is bound constitutes a “Material Contract”:
(i) any Contract that is a settlement, conciliation or similar agreement between any Acquired Corporation and any Governmental Body or pursuant to which (A) an Acquired Corporation will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on such Acquired Corporation’s conduct;
(ii) any Contract between any Acquired Corporation and any third Person (A) materially limiting the freedom or right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Corporation, or (C) containing exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Corporation (or, following the Closing, Parent or any of its Affiliates) to solicit, sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;
(iii) any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration to any Acquired Corporation in an amount having an expected value in excess of $2,000,000 in the fiscal year ending December 31, 2023 or by any Acquired Corporation in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2023 and, in each case (A) which cannot be cancelled by such Acquired Corporation without penalty or further payment without more than sixty (60) days’ notice and (B) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, in each case entered into in the ordinary course of business consistent with past practice;
(iv) any Contract relating to Indebtedness of any Acquired Corporation in an aggregate principal amount in excess of $150,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v) any Contract between an Acquired Corporation and a third Person (A) relating to the disposition of any assets or business of the Acquired Corporations with a fair market value in excess of $2,000,000 or (B) relating to the acquisition of any assets or business of, or ownership interests in, any third Person with a fair market value in excess of $2,000,000, in each case of clause (A) and (B), whether by merger, sale of stock or assets or otherwise, and that contains continuing indemnities or other material obligations or any continuing “earn-out” or other contingent payment obligation on the part of an Acquired Corporation;
(vi) any Contract between any Acquired Corporation and any third Person constituting or relating to the formation, creation, operation, management or control of a joint venture, collaboration, partnership or similar revenue sharing arrangement;
(vii) any Contract that by its express terms requires an Acquired Corporation, or any successor to, or acquirer of, an Acquired Corporation, to make any payment to another Person as a result of a change of control of such Acquired Corporation (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;
(viii) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Corporation, the pledging of the capital stock or other equity interests of an Acquired Corporation or the issuance of any guaranty by an Acquired Corporation;
(ix) any Contract pursuant to which (a) an Acquired Corporation is granted a license to, or has been granted any other present or contingent right in, to, or under, including any covenant not to sue under any Intellectual Property Right owned by any third party that is necessary for or used by the Company in its business as currently conducted or presently contemplated to be conducted, (b) an Acquired Corporation grants a third party a license to, or has granted any other present or contingent right in, to, or under, including a covenant not to sue under, any material Company IP, in each case of the foregoing clauses (a) and (b), other than material transfer agreements, clinical trial agreements, nondisclosure agreements, and generally commercially available software or technology agreements entered into in the ordinary course of business, or (c) any Contract under which a third party has developed material Intellectual Property Rights for or on behalf of an Acquired Corporation that is necessary for or used by the Company in its business as currently conducted or presently contemplated to be conducted;
(x) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
(xi) any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”);
(xii) any Contract that contains a put, call, right of first refusal or similar right pursuant to which any Acquired Corporation could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding commitments to purchase goods and products and commercially available off-the-shelf software licenses and Software-as-a-Service offerings, in each case, entered into in the ordinary course of business) or businesses for an amount in excess, in the aggregate, of $2,000,000;
(xiii) any Contract with (A) a sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $1,000,000 in the Company’s last fiscal year;
(xiv) any Contract with any university or other academic institution, research center, international organization or Governmental Body, other than any sponsored research agreements, clinical trial site agreements, material transfer agreements, sponsorship agreements or grant agreements entered into in the ordinary course of business;
(xv) any Contract for the engagement of any Person as an independent contractor, providing for annual base salary compensation in excess of $300,000, in each case, that cannot be terminated by the Company or any Acquired Corporation without penalty and on no more than sixty (60) days’ notice;

(xvi) any Contract that that indemnifies any director or executive officer of the Company or any Acquired Corporation (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company or any Acquired Corporation);
(xvii) any Contract that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Acquired Corporation after the date hereof in an amount in excess of $2,000,000 in the aggregate;
(xviii) any contract that is a lease, sublease or sub-sublease of any real property; and
(xix) any Contract with any Affiliate (other than another Acquired Corporation), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing.
(b) As of the date of this Agreement, the Company has either delivered or made available to Parent an accurate and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Corporation nor, to the knowledge of the Company, any other party thereto is in material breach of, or material default under, any Material Contract and no Acquired Corporation, or to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Corporations and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since January 1, 2021, no Acquired Corporation has received any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured. As of the date of this Agreement, no Acquired Corporation has received any written notice from any third party to any Material Contract that such party intends to terminate, or not renew, any Material Contract.
2.11 Liabilities. The Acquired Corporations do not have any liabilities (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities reflected or reserved against in the financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of obligations under Contracts binding upon the Acquired Corporations (none of which is a liability or obligation resulting from any breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution, violation of any applicable Legal Requirements) either delivered or made available to Parent prior to the date of this Agreement or entered into in the ordinary course of business consistent with past practice; (iv) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023; and (v) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.12 Compliance with Legal Requirements. The Acquired Corporations are, and since January 1, 2021 have been, in compliance with all applicable Legal Requirements and, since January 1, 2021, no Acquired Corporation has been given written notice of, or been charged with, any violation of, any applicable Legal Requirement, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.
2.13 Regulatory Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Acquired Corporation, each Acquired Corporation is, and since January 1, 2021 has been, in material compliance with all Healthcare Laws. No Acquired Corporation nor any of its respective owners, officers, directors, or managing employees who provide services relating to the business of such Acquired Corporation: (i) is a party to any individual or corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders, or similar agreements imposed by any

Governmental Body relating to any noncompliance with Healthcare Laws; (ii) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Body; or (iii) has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program. No Acquired Corporation is or, since January 1, 2021, has been, subject to any ongoing enforcement, regulatory or administrative proceedings against such Acquired Corporation alleging non-compliance with any Healthcare Laws, and no Acquired Corporation has received any notification or communication from the FDA or any other Governmental Body performing functions similar to those performed by the FDA, DOJ, and OCR (each a “Healthcare Regulatory Authority”) alleging any material non-compliance with any Healthcare Law, including any (i) FDA Form 483 or warning letter or (ii) “Notice of Adverse Findings” from the FDA or similar notice from any other Healthcare Regulatory Authority.
(b) The Acquired Corporations hold all material Regulatory Permits required for their business as currently conducted, and each such Regulatory Permit is valid and in full force and effect and will be available for use by the respective Acquired Corporation or its applicable Subsidiary immediately after the Closing. The Acquired Corporations are and since January 1, 2021, have been in compliance in all material respects with the terms and requirements of such Regulatory Permits. Since January 1, 2021, no deficiencies, revocations or impairments have been received or asserted in writing, or to the knowledge of the Company, otherwise, by any Governmental Body with respect to any Regulatory Permits of the Acquired Corporations. The Company has made available to Parent accurate and complete copies of all such Regulatory Permits, which are set forth on Schedule 2.13(b).
(c) Except as set forth in Schedule 2.13(c), all preclinical and clinical investigations sponsored by the Acquired Corporations have been and are being conducted in material compliance with applicable Healthcare Laws, including Good Clinical Practices requirements and federal and state laws, rules, regulations and binding guidance restricting the use and disclosure of individually identifiable health information. No Acquired Corporation has received any written, or to the knowledge of the Company, oral notice or other communication from any Governmental Body with respect to any ongoing clinical or pre-clinical studies or tests requiring or recommending the termination, suspension or material modification of such studies or tests.
(d) The Acquired Corporations have filed with the FDA and any other applicable Healthcare Regulatory Authorities all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Healthcare Laws when filed, and no deficiencies have been asserted in writing, or, to the knowledge of the Company, orally, by any applicable Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions.
(e) Since January 1, 2021, the Acquired Corporations have not (i) voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued any recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any product (a “Recall”) or been required to do so, or (ii) received any written notice from a Healthcare Regulatory Authority regarding (A) any Recall of any product, or (B) a change in the marketing status or classification, or a material change in the labeling of any product.
(f) To the knowledge of the Company, no Acquired Corporation has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to any Governmental Body or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or for any other Governmental Body to invoke any similar policy. As of the date of this Agreement, neither the Company nor, to the Company’s knowledge, any entity acting on the Company’s behalf with respect to any preclinical or clinical investigation sponsored by the Company, is subject to any pending or, to the Company’s knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts,

Bribery, and Illegal Gratuities Final Policy. No Acquired Corporation nor, to the knowledge of the Company, any officers, employees, agents or clinical investigators of the Company or any entity or individual acting on the Company’s behalf with respect to any preclinical or clinical investigation sponsored by the Company has been suspended, debarred, excluded from participation in a Governmental Health Program or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment or suspension under 21 U.S.C. § 335a or any similar Legal Requirement or (B) exclusion or suspension under 42 U.S.C. § 1320a-7 or any similar Legal Requirement.
(g) The Acquired Corporations maintain, and since January 1, 2021, have maintained, a compliance program designed to address compliance with Healthcare Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Acquired Corporation, there are no outstanding compliance-related complaints or reports, ongoing internal compliance investigations, or compliance-related corrective actions.
2.14 Certain Business Practices.
(a) No Acquired Corporation nor any of its Representatives (in each case, acting in the capacity of a Representative of such Acquired Corporation) has, since January 1, 2021, (A) (i) used any funds (whether of an Acquired Corporation or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) accepted any unlawful payments, or (iv) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Legal Requirement of similar effect, or has been (B) (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).
(b) Since January 1, 2021, no Acquired Corporation has received any notice, communication, inquiry, or internal or external allegation from a Governmental Body or any other Person or made any voluntary or involuntary disclosure; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.
2.15 Governmental Authorizations. Except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, the Acquired Corporations hold all Governmental Authorizations, including Regulatory Permits, necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is currently being conducted. The Governmental Authorizations held by the Acquired Corporations are, in all material respects, valid and in full force and effect. The Acquired Corporations are in compliance with the terms and requirements of such Governmental Authorizations, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.
2.16 Tax Matters.
(a) (i) Each of the material Tax Returns required to be filed by or on behalf of an Acquired Corporation with any Governmental Body (the “Company Returns”) have been filed on or before the applicable due date (including any extensions of such due date), and have been prepared in accordance with all applicable Legal Requirements and are true, accurate and complete, in each case in all material respects, and (ii) all material Taxes due and payable by an Acquired Corporation (whether or not shown on the Company Returns) have been timely paid, and all material Taxes required to be withheld have been withheld and paid, in each case, to the relevant Governmental Body.
(b) (i) There are no examinations or audits of any Company Return or Taxes of any Acquired Corporation pending or in progress involving material Taxes and (ii) no unresolved written claim has been received by any Acquired Corporation from any Governmental Body in any jurisdiction where each Acquired Corporation, as applicable, does not file Tax Returns that such Acquired Corporation is or may be subject to Taxes in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any material Company Returns or material Tax has been granted and is currently in effect other than automatic extensions of the time in which to file a Company Return obtained in the ordinary course of business.
(c) To the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is proposed or has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. No deficiency of material Taxes has been asserted in writing against any Acquired Corporation that has not been paid, settled or withdrawn in accordance with applicable Legal Requirements.
(d) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Corporation (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Corporation), or (ii) has any material liability for the Taxes of any other Person (other than another Acquired Corporation) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business).
(e) During the two (2)-year period ending on the date hereof, none of the Acquired Corporations has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(f) No Acquired Corporation has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(g) No Acquired Corporation will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing or (iii) installment sale or open transaction disposition made prior to the Closing.
(h) No Acquired Corporation is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.
(i) There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Corporation, other than Encumbrances for Taxes not yet due and payable or that may thereafter be paid without penalty.
(j) Each Acquired Corporation has at all times been exclusively a resident for all Tax purposes in its jurisdiction of incorporation.
(k) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 2.16 (and in Section 2.18 to the extent related to Tax matters) are the sole and exclusive representations and warranties of the Acquired Corporations with respect to Taxes and no other representation or warranty of the Acquired Corporations contained herein shall be construed to relate to Taxes (including their compliance with any Legal Requirement). For the avoidance of doubt, no representation is made concerning the existence, availability or amount of any net operating loss, Tax basis or other Tax asset in a taxable period (or portion thereof) beginning after the Closing Date.
2.17 Employee Matters.
(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement; and no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, works council, or other employee representative with respect to their employment with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty to bargain with any labor union, labor organization, works council, or other employee representative.

(b) Since January 1, 2021, to the knowledge of the Company, there have been no (i) actual or threatened labor organizing activities with respect to any employees of the Company or its Subsidiaries or (ii) strikes, work stoppages, slowdowns, picketing, hand billing, lockouts, or other material labor disputes, or in each case, any threat thereof, by or, with respect to lockouts, against, any employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries.
(c) The Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance in all material respects with all applicable Legal Requirements respecting labor, employment and employment practices, including all Legal Requirements respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.
(d) Since January 1, 2021, the Company and its Subsidiaries have been in compliance with applicable Legal Requirements requiring investigation into all sexual harassment, or other harassment, discrimination or retaliation allegations.
(e) To the knowledge of the Company, no current or former employee of the Company or its Subsidiaries is in any material respect in violation of any material term of any employment agreement, nondisclosure agreement or restrictive covenant agreement containing a noncompetition agreement or restrictive covenant obligation owed to: (i) the Company or its Subsidiaries; or (ii) any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.
2.18 Benefit Plans.
(a) Section 2.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans. To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recent summary plan descriptions and any material modifications thereto, and (iv) all material non-routine correspondence with any Governmental Body.
(b) None of the Company, any of its Subsidiaries, or any other Person that is, would be or, at any relevant time, would have been considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code or ERISA (an “ERISA Affiliate”) maintains, sponsors, contributes to, is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to, any “defined benefit plan” (as defined under 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” (as defined in Section 4001 or 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413 of the Code). Neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation on account of an ERISA Affiliate.
(c) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a current favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code, and there are no circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. Each of the Employee Plans is now and has been established, maintained, funded, administered, and operated in compliance in all material respects with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code, and nothing has occurred and no condition exists with respect to any Employee Plan that could result in a material Tax, penalty or other liability of the Company or any of its Subsidiaries, including under Sections 4980B, 4980D, 4980H, 6721 and 6722 of the Code.

(d) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement) for which the covered Person pays the full cost of coverage, none of the Company, any of its Subsidiaries, or any Employee Plan has any present or future obligation or liability to provide post-employment or post-termination or post-ownership welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, owner or director of the Company or any of its Subsidiaries or to any other Person with respect to such benefits.
(e) There are no pending or, to the knowledge of the Company, threatened Legal Proceedings or claims (other than routine claims for benefits) relating to any Employee Plan and there is no fact or circumstance that would reasonably be expected to give rise to any such Legal Proceeding or claim. There has been no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 or 407 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that would result in material liability to the Company or any of its Subsidiaries. All contributions, distributions and premium payments have been timely made or paid in accordance with the terms of the Employee Plan and in compliance with applicable Legal Requirements, or properly accrued in accordance with GAAP.
(f) With respect to each Employee Plan or other benefit or compensation plan, program, agreement, or arrangement that is subject to the applicable Legal Requirements of a jurisdiction other than the United States (whether or not United States Legal Requirements also apply) or primarily for the benefit of employees, directors, individual independent contractors or other service providers of the Company or any of its Subsidiaries who reside or work primarily outside of the United States (each a “Non-U.S. Plan”), without limiting the generality of this Section 2.18: (i) each Non-U.S. Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities; and (iii) all Non-U.S. Plans that are required to be funded are funded to the required level, and adequate reserves have been established with respect to any Non-U.S. Plan to the extent not required to be funded or fully funded.
(g) Except as provided in Section 1.8, the consummation of the Transactions (either alone or in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, independent contractor or other service provider of the Company or its Subsidiaries (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property), (ii) accelerate the time of payment, funding or vesting, or increase the amount of, compensation, equity award or benefits due or payable to any such employee, director, officer, independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any material assets to fund any benefits under any Employee Plan, (iv) restrict the ability of the Company to merge, amend or terminate any Employee Plan or (v) result in the forgiveness of any employee or service provider loan.
(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee, officer, director, independent contractor or other individual service provider of the Company would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(i) Neither the Company nor any Subsidiary has any current or contingent obligation under any contract, agreement, plan or arrangement to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
(j) Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

2.19 Environmental Matters.
(a) The Acquired Corporations are and since January 1, 2021 have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.
(b) As of the date of this Agreement, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Corporation or in respect of any Leased Real Property, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.
(c) Since January 1, 2021 through the date of this Agreement, except as would not be, individually or in the aggregate, material to the Acquired Corporations taken as a whole, no Acquired Corporation has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Corporation relating to or arising under Environmental Laws.
(d) To the knowledge of the Company, (i) no Person has been exposed to any Hazardous Material at a property or facility of the Company at levels in excess of applicable permissible exposure levels; and (2) there are and since January 1, 2021 have been no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or material liability of an Acquired Corporation under any Environmental Law.
(e) No Acquired Corporation has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.
2.20 Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. The Acquired Corporations maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the knowledge of the Company, all such insurance policies held by the Company are in full force and effect, are valid and enforceable, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, (i) to the knowledge of the Company, no event has occurred that is expected to give rise to an insurance claim, and (ii) there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, in each case, except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.
2.21 Legal Proceedings; Orders.
(a) There is no Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against any Acquired Corporation or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Corporation in such individual’s capacity as such, except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.
(b) There is no material order, writ, judgment, injunction, or award to which an Acquired Corporation is subject.
(c) To the knowledge of the Company, no material investigation or review by any Governmental Body with respect to an Acquired Corporation is pending or is being threatened.
2.22 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, subject to the adoption of this Agreement by holders representing at least a majority of all outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”). Except for the Company Stockholder Approval, no other vote of the holders of any class or series of Company Common Stock or Company Preferred Stock is necessary pursuant to applicable Legal Requirement or the Company’s organizational documents to adopt this Agreement and consummate the Merger. The Board of Directors has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (d) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions of this Agreement, and (e) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof on the terms and subject to the conditions of this Agreement. The resolutions in the foregoing sentence, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.
2.23 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors under Legal Requirements, inapplicable to the execution, delivery and performance of this Agreement and the CVR Agreement, to the consummation of the Merger and the other Transactions or to the transactions contemplated by the Voting Agreement.
2.24 Non-Contravention; Consents.
(a) The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) violate or constitute a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Corporation; (ii) assuming that the authorizations, consents and approvals referred to in Section 2.24(b) are obtained prior to the Effective Time and the filings referred to in Section 2.24(b) are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, violate or constitute a violation by any Acquired Corporation of any Legal Requirement or order applicable to an Acquired Corporation, or to which an Acquired Corporation is subject; (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Corporation is entitled under any provision of any Contract to which any Acquired Corporation is a party; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Corporation; except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act (including the filing with the SEC of the Merger Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and (iv) compliance with the applicable rules and regulations of the SEC and any national securities exchange, the Acquired Corporations are not required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.25 Opinion of Financial Advisors. The Board of Directors (in such capacity) has received the oral opinion (to be subsequently confirmed in writing) of Centerview Partners LLC as financial advisor to the Company, on or prior to the date of this Agreement, that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration, consisting of the Closing Consideration, together with one (1) CVR per Share, to be paid to the holders of Shares (other than Excluded Shares, Dissenting Shares or any Shares held by any Affiliate of the Company or Parent) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of such opinion as soon as possible following the date of this Agreement.
2.26 Brokers and Other Advisors. Except for Centerview Partners LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. Section 2.26 of the Company Disclosure Schedule sets forth an estimated calculation, based on the Company’s fully diluted equity capitalization as of the Reference Date, of the aggregate amount of fees and commissions that are or would be payable to Centerview Partners LLC in connection with the Transactions (assuming the capitalization of the Company at the Closing is as set forth in Section 2.3(d)).
2.27 Acknowledgments by the Company. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of Parent and Merger Sub in Section 3. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.
SECTION 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
3.1 Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; and (b) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than as contemplated by this Agreement in connection with the Transactions and those incident to Merger Sub’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.
3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub each have the corporate power and authority to execute and deliver and to perform their respective obligations under this Agreement (and with respect to Parent, the CVR Agreement) and to consummate the Transactions. The board of directors of each of Parent and Merger Sub have approved the respective execution, delivery and performance by Parent and Merger Sub of this Agreement (and with respect to Parent, the CVR Agreement) and the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles. The CVR Agreement, when executed and delivered by

Parent, will be a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles.
3.4 Non-Contravention; Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub and of the CVR Agreement by Parent, and the consummation of the Transactions, will not: (i) violate or constitute a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(b) are obtained prior to the Effective Time and the filings referred to in Section 3.4(b) are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, violate or constitute a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract to which Parent or any of its Subsidiaries is party, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act (including such reports under the Exchange Act as may be required in connection with this Agreement, the CVR Agreement or any of the transactions contemplated hereby or thereby), (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any) and (iv) compliance with the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement or the CVR Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s or Merger Sub’s stockholders is necessary to approve this Agreement, the CVR Agreement or any of the transactions contemplated hereby or thereby (except in the case of Merger Sub as has previously been obtained).
3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Merger Proxy Statement will, at the time of the filing of such Merger Proxy Statement or any supplement or amendment thereto with the SEC and at the time such Merger Proxy Statement or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Merger Proxy Statement based upon information supplied to Parent by the Company or any of its Representatives on behalf of the Company specifically for inclusion therein.
3.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served (or, to the knowledge of Parent, pending and not served or threatened) against Parent or Merger Sub, except as would not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.7 Funds. As of the date of this Agreement and at all times through the Effective Time, Parent has and will have (and will make available to Merger Sub in a timely manner) immediately available funds in cash in an amount sufficient to carry out all of Parent and Merger Sub’s obligations under this Agreement and to consummate the Transactions by payment in cash of the aggregate Closing Consideration payable following the Effective Time and the aggregate amounts payable to holders of Company Options, Company Warrants and Company RSUs following the Effective Time pursuant to Section 1.8.
3.8 Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares, excluding investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans, or similar arrangements, in each case, not specifically targeted to an investment in Shares and not resulting in record or beneficial ownership of any Shares by Parent or any of its controlled Affiliates. Neither Parent nor any of Parent’s controlled Affiliates is, nor for the past three (3) years has been, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quote terms are defined under Section 203(c) of the DGCL).
3.9 Acknowledgement by Parent and Merger Sub.
(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Acquired Corporations constitute the sole and exclusive representations and warranties of the Acquired Corporations in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Corporations.
(b) In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date hereof from the Company, the other Acquired Corporations and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and agree that Parent and Merger Sub will have no claim against the Acquired Corporations, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Corporations nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.
3.10 Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub, or any of their respective Subsidiaries.
SECTION 4

CERTAIN COVENANTS OF THE COMPANY
4.1 Access and Investigation. During the period from the execution and delivery of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Acquired Corporations shall, and shall cause the respective Representatives of the Acquired Corporations to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives, properties and assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations. Nothing herein shall require any of the Acquired Corporations to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion (after consultation with its outside counsel) and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Corporations have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement (so long as the Acquired Corporations have reasonably cooperated with Parent to permit disclosure to the extent not prohibited by Legal Requirements) or (iii) contravene any Contract to which an Acquired Corporation is a party or by which an Acquired Corporation is bound as of the date of this Agreement (so long as the Acquired Corporations have reasonably cooperated with Parent and used their reasonable best efforts to permit disclosure to the extent permitted by such Contract). Notwithstanding the foregoing, nothing in this Section 4.1 shall require an Acquired Corporation to disclose any information to Parent or Parent’s Representatives if such information relates to the applicable portions of the minutes of the meetings of the Board of Directors or any committee thereof (including any presentations or other materials prepared by or for the Board of Directors or such committee thereof) where the Board of Directors or committee thereof discussed (x) the Transactions, or any similar transaction involving an Acquired Corporation, (y) any Acquisition Proposal or (z) a Company Adverse Recommendation Change. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidential Disclosure Agreement, dated October 19, 2020, as amended by that Amendment No. 1, effective as of July 30, 2021, Amendment No. 2, effective as of August 20, 2021, Amendment No. 3, effective as of October 18, 2022, and Amendment No. 4, dated as of August 30, 2023 and effective as of January 1, 2023, by and between the Company and Parent (the “Confidentiality Agreement”).
4.2 Operation of the Acquired Corporations’ Business. During the Pre-Closing Period, except (x) as required or expressly provided by this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) with respect to Section 4.2(a), as set forth in Section 4.2(a) of the Company Disclosure Schedule and with respect to Section 4.2(b), as set forth in Section 4.2(b) of the Company Disclosure Schedule:
(a) the Company shall, and shall cause each Acquired Corporation to (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) use reasonable best efforts to preserve each Acquired Corporation’s business organizations substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, Governmental Bodies and other Persons with whom the Acquired Corporations have significant business relationships; and
(b) the Acquired Corporations shall not:
(i) (1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (2) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (A) forfeitures of Company Options or Company RSUs (or, in each case, Shares issued upon the exercise thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option or Company RSU (as in effect as of the date hereof) between the Company and a Company Associate; (B) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Options or Company RSUs pursuant to the terms thereof (as in effect as of the date hereof); or (C) between the Company and a wholly owned Acquired Corporation or between wholly owned Acquired Corporations;
(ii) split, combine, subdivide or reclassify any Shares or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except (x) that the Company may issue Shares as required to be issued upon the exercise or vesting (as the case may be) of Company Options, Company RSUs or Company Warrants outstanding as of the date of this Agreement as required by the terms thereof (as in effect as of the date hereof), or issuable to participants in the Company ESPP as required by the terms thereof or (y) with respect to sales, grants, pledges, transfers or encumbrances (or authorizations with respect any of the foregoing) constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 4.2(b)(xii));
(iv) except as set forth in Section 1.8 or as required under any Employee Plan as in effect on the date of this Agreement and that is set forth on Section 2.17(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, establish, adopt, enter into, terminate or materially amend any Employee Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any of the Employee Plans (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof) or reduce any exercise or purchase price of Company Options or grant any employee or director any increase in compensation, bonuses or other benefits;
(v) hire or terminate (other than for cause) any employee or independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $300,000;
(vi) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;
(vii) (A) form any Subsidiary, (B) acquire any equity or voting interest (including by merger) in any other Entity, (C) acquire a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (D) enter into any joint venture, partnership, limited liability corporation or similar arrangement;
(viii) make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $500,000 in the aggregate);
(ix) acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse, fail to diligently prosecute, enforce or maintain, fail to renew (in each case, other than any Patent (1) expiring at the end of its statutory term or abandonment of any application for registration of any Intellectual Property Right in the ordinary course of business consistent with past practice and (2) that is not material to the operation of the business of the Acquired Corporations taken as a whole), transfer or assign, guarantee, exchange or swap, mortgage or subject to any material Encumbrance (other than Permitted Encumbrances) any material right or other material asset or property (except (A) with respect to Intellectual Property Rights, non-exclusive licenses in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) with respect to tangible assets, pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (C) capital expenditures permitted by clause (vii) of this Section 4.2(b), (D) transactions between the Company and another wholly-owned Acquired Corporation or between wholly-owned Acquired Corporations or (E) with respect to pledges, sales or other dispositions constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 4.2(b)(xii));
(x) make any material and adverse change to any privacy policy or privacy notice of any Acquired Corporation, except as required to comply with Legal Requirements;
(xi) except pursuant to an Acceptable Confidentiality Agreement, disclose any trade secrets or other material confidential information relating to any of the Company’s products other than pursuant to a binding written confidentiality and non-disclosure agreement entered into in the ordinary course of business, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable Legal Requirements;
(xii) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with the Company’s policies related thereto and (B) advances of expenses as required under the Company’s certificate of incorporation or bylaws or any Contract set forth on Section 2.10(a)(iv) of the Company Disclosure Schedule and made available to Parent before the date of this Agreement);
(xiii) without limiting or otherwise modifying the restrictions set forth in any other clause of this Section 4.2(b) except in the ordinary course of business consistent with past practice or as otherwise permitted by this Section 4.2(b), (A) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material rights or claims under any Material Contract or (B) enter into any Contract which would have been a Material Contract if such Contract was outstanding as of the execution and delivery of this Agreement;
(xiv) except as required by applicable Legal Requirements, (A) make any material change to any accounting method or accounting period used for Tax purposes or change any annual Tax accounting period; (B) make, rescind or change any material Tax election; (C) file a material amended Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment or file a request for a ruling or other relief regarding any material Tax matter with any Governmental Body; (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund; or (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return, other than automatic waivers or extensions obtained in the ordinary course of business;
(xv) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;
(xvi) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $500,000 individually or $1,000,000 in the aggregate or (B) results in no monetary or other material non-monetary obligation of any Acquired Corporation; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.7 or Section 5.6, as applicable;
(xvii) (A) modify, terminate, extend, or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;
(xviii) implement any employee layoffs, temporary layoffs, furloughs, reductions in force, plant closings, work schedule changes, reductions in compensation or other similar actions that could reasonably be expected to trigger notice obligations under the WARN Act;
(xix) waive or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other material restrictive covenant obligation of any current or former employee or independent contractor of the Company or its Subsidiaries;
(xx) adopt or implement any stockholder rights plan or similar arrangement;

(xxi) fail to maintain in full force and effect the existing insurance policies of the Acquired Corporations or to renew or replace such insurance policies with comparable insurance policies;
(xxii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or
(xxiii) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxii) of this Section 4.2(b).
Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Corporations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.
(c) Subject to Section 4.1, from the date hereof until the Effective Time, the Company shall (i) provide Parent with a reasonable opportunity to review the material portions of any applications or filings to be made with the FDA or any other Healthcare Regulatory Authority, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Healthcare Regulatory Authority by the Company with respect to the Company’s products or clinical activities, (ii) to the extent reasonably practicable and permissible under applicable Legal Requirements, consult with Parent in connection with any proposed meeting with the FDA or any other Healthcare Regulatory Authority relating to the Company’s products or clinical activities, and (iii) to the extent reasonably practicable and permissible under applicable Legal Requirements, keep Parent reasonably informed of any material communication (written or oral) with or from the FDA or any other Healthcare Regulatory Authority regarding the Company’s products or clinical activities.
4.3 No Solicitation.
(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.3 or otherwise prohibit the Company from complying with its obligations under this Section 4.3 and Section 5.1.
(b) Except as permitted by this Section 4.3, during the Pre-Closing Period the Acquired Corporations shall not, and shall cause their Representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal; (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or (iii) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of an Acquired Corporation, unless in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. As promptly as reasonably practicable following the date hereof (and in any event within twenty-four (24) hours), the Company shall terminate access to any data room or similar facility established by the Company or its Representatives in connection with a potential Acquisition Proposal, and the Company shall request not later than two (2) business days following the date hereof the prompt return or destruction of all non-public information previously furnished to any Person (other than Parent and Parent’s Representatives) during the twelve (12) months before the date of this Agreement in accordance with any confidentiality agreement entered into in connection with a potential Acquisition Proposal. The Company shall be responsible for any action taken by its or the other Acquired Corporations’ Representatives that, had such action been taken by the Company, would constitute a breach of this Section 4.3 and any such action taken by any Representative of an Acquired Corporation shall constitute a breach of this Section 4.3 by the Company.
(c) Notwithstanding anything in this Agreement to the contrary, if at any time after the execution and delivery of this Agreement and prior to the receipt of the Company Stockholder Approval (the “Cut-off Time”) any Acquired Corporation or any of their Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed after the execution and delivery of this Agreement and did not arise out of or result from a breach of this Section 4.3 or Section 5.1, and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such (i) Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (ii) the failure to take such action described in clauses (x) or (y) of this Section 4.3(c) would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may until the Cut-Off Time (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Corporations to the Person or group of Persons who has made such Acquisition Proposal and the Representatives of such Person or group of Persons; provided that the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Acquired Corporations that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and the Representatives of such Person or group of Persons. If the Board of Directors makes any determination described in the foregoing clauses (i) or (ii) of this Section 4.3(c) or takes any initial action set forth in the foregoing clauses (x) or (y) of this Section 4.3(c), the Company shall notify Parent within twenty-four (24) hours thereof.
(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within twenty-four (24) hours after the receipt thereof) notify Parent if any inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal are received by any Acquired Corporation and provide to Parent (x) a copy of any written Acquisition Proposal or written inquiries, proposals or offers with respect thereto (including any proposed term sheet, letter of intent, acquisition agreement, financing commitment or similar agreement with respect thereto, to the extent such documents are provided to the Company in connection with such Acquisition Proposal) and a summary of any material unwritten terms and conditions thereof and (y) the identity of the Person or group of Persons making such inquiry, proposal or offer and (ii) keep Parent reasonably informed of the status of, and any material developments, discussions or negotiations regarding, any such inquiry, proposal, offer or Acquisition Proposal on a reasonably prompt basis (and in any event within twenty-four (24) hours of such material development, discussion or negotiation). The Company will, promptly upon receipt or delivery thereof (and in any event within twenty-four (24) hours), provide Parent with copies of all drafts and final versions of definitive agreements, including schedules and exhibits thereto relating to such Acquisition Proposal, in each case, exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand.
(e) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, however, that nothing in this Section 4.3(e) shall permit the Board of Directors to make a Company Adverse Recommendation Change other than in accordance with the provisions of Section 5.1(b) and, unless the Board of Directors has made a Company Adverse Recommendation Change in accordance with the provisions of Section 5.1(b) that remains in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.

4.4 Preparation of Merger Proxy Statement; Stockholder Meeting.
(a) As promptly as reasonably practicable (and in any event within fifteen (15) business days) after the date of this Agreement, the Company shall prepare and file with the SEC the Merger Proxy Statement. The Company shall give Parent and its Representatives a reasonable opportunity to review and comment on the initial preliminary Merger Proxy Statement and all subsequent forms or versions of or supplements or amendments to the Merger Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares, and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Merger Proxy Statement, all information concerning Parent and Merger Sub and their Affiliates required under applicable Legal Requirements to be included in the Merger Proxy Statement as is reasonably requested by the Company. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding each of them that is necessary to include in the Merger Proxy Statement in order to satisfy applicable Legal Requirements. The Company covenants and agrees that the Merger Proxy Statement (i) at the time the Merger Proxy Statement (including the preliminary Merger Proxy Statement and all subsequent forms or versions of or supplements or amendments to the Merger Proxy Statement) is filed with the SEC, (ii) at the time the Merger Proxy Statement is first published, sent or disseminated to the holders of Shares, and (iii) at the time of the Company Stockholder Meeting, will (A) comply in all material respects with the Exchange Act and other applicable Legal Requirements and (B) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Merger Proxy Statement. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Merger Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Merger Proxy Statement as so corrected to be promptly filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall (x) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments (including oral comments) from, and all correspondence with, the SEC or its staff with respect to the Merger Proxy Statement and shall promptly notify Parent of any request by the SEC or its staff for any supplement or amendment thereto or for additional information, (y) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Merger Proxy Statement and shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives and (z) promptly provide Parent with final copies of any correspondence sent by the Company or any of its Representatives to the SEC or its staff with respect to the Merger Proxy Statement, and of any supplements or amendments to the Merger Proxy Statement. The Merger Proxy Statement shall include the Company Board Recommendation, unless the Board of Directors has made a Company Adverse Recommendation Change in compliance with Section 5.1. The Merger Proxy Statement shall include (i) the fairness opinion of the Company’s financial advisor referenced in Section 2.25, (ii) the notice of the Company Stockholder Meeting and (iii) the notice and other information required by Section 262(d) of the DGCL.
(b) The Company shall establish a record date for, duly call, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) as reasonably promptly as practicable after the date on which the SEC confirms that it will not review or has no further comments on the Merger Proxy Statement (the “SEC Clearance Date”; provided, that if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Merger Proxy Statement with the SEC that it will or will not be reviewing the Merger Proxy Statement, then such date shall be the “SEC Clearance Date”). The Company Stockholder Meeting shall in no event be scheduled for later than the fortieth (40th) day following the first mailing of the Merger Proxy Statement to the Company’s stockholders without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Within five (5) business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct “broker searches” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the Company Stockholder Meeting to be held by such date. In connection with the foregoing, the Company shall file the definitive Merger Proxy Statement with the SEC and cause the definitive Merger Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as reasonably promptly as practicable and in any event within four (4) business days after the SEC Clearance Date. The Company may adjourn or postpone the Company Stockholder Meeting solely (i) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum at the Company Stockholder Meeting, (iii) to the extent necessary, and for the minimum period required by applicable Legal Requirements or the rules and regulations of Nasdaq, to allow reasonable additional time for the filing and/or mailing, and review by the Company’s stockholders prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Board of Directors determines in good faith (after consultation with outside legal counsel) is required by applicable Legal Requirements or the rules and regulations of Nasdaq or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clauses (ii) or (iv) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clauses (ii) or (iv) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) business days. Upon prior written request of Parent, the Company shall adjourn or postpone the Company Stockholder Meeting to a date specified by Parent under the circumstances described in clauses (ii) or (iv) of the sentence that precedes the immediately preceding sentence; provided, however, that in no event shall the Company Stockholder Meeting be so postponed or adjourned at the request of Parent more than twice or for more than twenty (20) business days in the aggregate, or to a date that is less than four (4) business days prior to the End Date, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements. Unless the Board of Directors shall have made a Company Adverse Recommendation Change in compliance with Section 5.1, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Board of Directors shall have made a Company Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) business days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and a nonbinding advisory vote on compensation matters shall be the only matters (other than related procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.
SECTION 5

ADDITIONAL COVENANTS OF THE PARTIES
5.1 Company Board Recommendation.
(a) During the Pre-Closing Period, subject to Section 5.1(b), neither the Board of Directors nor any committee thereof shall (i)(A) withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the

Company to execute or enter into any Contract with respect to any Acquisition Proposal, or Contract that would require, or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).
(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Cut-off Time:
(i) if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) solely if such Acquisition Proposal did not arise out of or result from a material breach of Sections 4.3 or 5.1, the Company may terminate this Agreement pursuant to Section 7.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case under (x) or (y), if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(e) at least three (3) business days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent, prior to the commencement of such three (3)-business day period, the information with respect to such Acquisition Proposal required to be provided pursuant to Section 4.3(c) and Section 4.3(d), (2) the Company shall have given Parent the three (3)-business day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1 to the extent that any such communication expressly reaffirms the Company Board Recommendation. The provisions of this Section 5.1(b)(i) shall also apply to any financial or other material amendment to any Acquisition Proposal and shall require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days; and
(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice describing in reasonable detail the facts and circumstances relating to such Intervening Event and that render a Company Adverse Recommendation Change necessary at least three (3) business days prior to making any such Company Adverse Recommendation Change and, if desired by Parent, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary; and (C) (1) the Company shall have given Parent the three (3)-business day period after its receipt of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (2) after giving effect to the proposals made by Parent during such period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event, which shall require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days.
5.2 Notices, Filings, Consents and Approvals.
(a) Subject to the remainder of this Section 5.2, the Parties agree to use (and shall cause their respective Affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under applicable Legal Requirements, that may be asserted by any Governmental Body, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub or any of their Affiliates be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any Governmental Body. Nothing in this Section 5.2 shall require Parent, Merger Sub or the Company to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing, and the Company shall not take or propose to undertake any divestiture, sale, disposition, license, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion).
(b) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any Legal Proceeding under applicable Antitrust Laws, whether judicial or administrative, is instituted by a Governmental Body challenging or seeking to restrain or prohibit the Transactions, the Parties shall (and shall cause their respective Affiliates to) defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date. Parent shall not, without the consent of the Company, commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period or withdraw its filing under the HSR Act or any other applicable Antitrust Laws, or enter into any similar timing agreement, without the prior written consent of the Company (in each case, not to be unreasonably withheld, conditioned or delayed). Subject to the terms of this Section 5.2, and subject to Parent consulting with and considering in good faith the views and comments of the Company, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and communications (including any negotiations) with, any Governmental Body in connection with Regulatory Filings and (ii) control the defense and settlement of any investigation or Legal Proceeding relating to the Transactions that is brought by or before any Governmental Body in connection with the Regulatory Filings.
(c) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to): (i) as promptly as reasonably practicable make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions (the foregoing clauses (i) and (ii) collectively, “Regulatory Filings”).
(d) Without limiting the generality of anything contained in this Section 5.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any substantive request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions,

(ii) keep the other Parties reasonably informed as to the status of any such substantive request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and wherever practicable give the other Parties reasonable advance notice of, and the opportunity to participate in, any substantive communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vi) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other party reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Notwithstanding anything to the contrary in this Section 5.2, the Parties may (x) as they deem reasonably advisable and necessary based on the advice of outside counsel to prevent a violation of Antitrust Law, designate competitively sensitive materials and information provided to the other under this Section 5.2 as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials, and (y) redact materials provided to one another (A) to remove information concerning valuation of the other Party, as applicable; (B) as necessary to comply with Legal Requirements and Contracts; and (C) as necessary to address reasonable attorney-client privilege or other privilege or confidentiality concerns.
(e) The Company shall give prompt notice to Parent of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 impossible on or prior to the End Date, and Parent shall give prompt notice to the Company of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 impossible on or prior to the End Date.
(f) The delivery of any notice pursuant to Section 5.2(e) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.
5.3 Employee Benefits. For a period ending on the first anniversary of the Effective Time (or until the date of termination of the relevant Continuing Employee, if earlier) (the “Continuation Period”), Parent shall provide, or cause to be provided, to each employee of the Company or its Subsidiaries who is employed by the Company or its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof, including, for the avoidance of doubt, Parent and Parent’s Affiliates) during such Continuation Period (each, a “Continuing Employee”) with (i) a base salary or wage rate and target annual cash compensation opportunities that are no less favorable, in the aggregate, than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to, in the discretion of Parent, (A) those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time under Employee Plans set forth on the Section 2.17(a) of the Company Disclosure Schedule (other than under any defined benefit pension, post-employment welfare, nonqualified deferred compensation, retention, change in control or similar compensation or benefits, equity or equity-based incentive plans or arrangements or employee stock purchase plans (the “Specified Arrangements”)), (B) those provided to similarly situated employees of Parent or its Affiliates (other than the Specified Arrangements), or (C) a combination of (A) and (B). Without limiting the foregoing:
(a) Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts to cause all Continuing Employees to be eligible to continue to participate in the Surviving Corporation’s group health and welfare benefit plans in which such Continuing Employee participated immediately prior to the Effective Time (to the same extent and for the same purpose such Continuing Employees were eligible to participate under the corresponding Employee Plans set forth on Section 2.17(a) of the Company Disclosure Schedule (other than the Specified Arrangements) immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to establish, amend or terminate any Employee Plan, Parent Plan, or other benefit or compensation plan, program, policy, arrangement or agreement at any time and (ii) if Parent or the Surviving Corporation terminates any Employee Plan that is a group health or welfare benefit plan then the Parent shall use reasonable best efforts to cause the Continuing Employees to be eligible to participate in the Surviving Corporation’s (or an Affiliate’s, including, for the avoidance of doubt, Parent’s and Parent’s Affiliates’) corresponding health and welfare benefit plan to the same extent and for the same purposes such Continuing Employee satisfied the eligibility requirements under the corresponding Employee Plans. To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation(other than the Specified Arrangements) (the “Parent Plans”), then Parent shall, or shall cause the Surviving Corporation to, use reasonable best efforts to, provide that such Parent Plan shall, for purposes of eligibility and vesting, but not for purposes of defined benefit pension accrual or future equity awards, credit Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the analogous benefit plan of the Company or the same purpose; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or compensation. In addition, Parent and/or the Surviving Corporation shall credit each Continuing Employee with paid time off equal to the accrued paid time off such Continuing Employee had accrued with the Company that was unused as of the Effective Time. To the extent that service is relevant for severance and paid time off benefit levels, following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide that any severance or paid time off benefit of Parent and/or the Surviving Corporation shall, for purposes of benefit levels only, credit Continuing Employees for service prior to the Effective Time with the Company to the same extent and for the same purpose that such service was recognized prior to the Effective Time under the analogous Employee Plan that is a severance or paid time off plan.
(b) Following the Effective Time, Parent or an Affiliate of Parent shall use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any Parent Plan that is a group health plan in which Continuing Employees are eligible to participate following the Effective Time in the plan year in which the Effective Time occurs, other than any limitations that were in effect with respect to such Continuing Employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) during the plan year in which the Effective Time occurs, honor any deductible, coinsurance and out-of-pocket maximums paid by the Continuing Employees and their eligible dependents under the Employee Plan that is a group health plan in which such Continuing Employee participated immediately prior to transitioning onto the corresponding Parent Plan that is a group health plan for the portion of the plan year prior to such transition in satisfying any deductibles, coinsurance or out-of-pocket maximums under the Parent Plan that is a group health plan, and (iii) for the plan year in which the Effective Time occurs, waive any waiting period limitation or evidence of insurability requirement under the applicable Parent Plans that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied such limitations or requirements under the analogous Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time.
(c) If requested by Parent at least five (5) days prior to the Closing Date, the Company shall, no later than one (1) business day prior to the Closing Date, cease contributions to, and adopt a written consent or resolution and take other necessary and appropriate action to, terminate the Mirati Therapeutics, Inc.

401(k) Plan (the “401(k) Plan”) and to one hundred percent (100%) vest all participants under the 401(k) Plan, with such termination and vesting to be effective no later than the business day immediately prior to the Closing Date; provided, however, that such 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the Closing. The Company shall provide Parent with an advance copy of such proposed consent or resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.
(d) Parent shall provide, or shall cause its Affiliates to provide, each Continuing Employee who experiences a termination of employment from Parent or any of their respective Affiliates during the Continuation Period with severance benefits that are no less favorable, in the aggregate, than those that would have been provided to such Continuing Employee by any Acquired Corporation under the applicable severance policies had such termination occurred prior to the Effective Time.
(e) The provisions of this Section 5.3 are solely for the benefit of the Parties, and no provision of this Section 5.3 is intended to, or shall, constitute the establishment, termination, or adoption of or an amendment to any Employee Plan, Parent Plan, or other benefit or compensation plan, program, policy, agreement, or arrangement, and no current or former employee or any other individual or Person associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment or engagement with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.
5.4 ESPP. The Company shall take all actions necessary pursuant to the terms of the Company ESPP to provide that (i) participation in the Company ESPP shall be limited to those employees who are participants in the Company ESPP as of the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) no new offering period other than the offering period in effect as of the date of this Agreement, will be authorized, continued or commenced following the date hereof under the Company ESPP, (iv) the Company ESPP shall terminate, effective no later than the earlier of (A) the end of the current offering period and (B) the fifth trading day before the Effective Time, and (v) each purchase right issued pursuant to the Company ESPP under the purchase period ongoing as of the date hereof shall be fully exercised not later than five (5) business days prior to the Effective Time.
5.5 Indemnification of Officers and Directors.
(a) For a period of six (6) years from the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation pursuant to the organizational documents thereof and any indemnification or other similar agreements of any Acquired Corporation set forth in Section 5.5(a) of the Company Disclosure Schedule, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and the Acquired Corporations shall perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause its Subsidiaries to, indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) Parent shall, and shall cause its Subsidiaries to, pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (y) Parent shall, and shall cause its Subsidiaries to, reasonably cooperate in the defense of any such matter.
(b) For a period of six (6) years from and after the Effective Time, the Acquired Corporations shall (and Parent shall cause the Acquired Corporations to) cause to be maintained in effect the current policies of directors’ and officers’ insurance maintained by or for the benefit of the Acquired Corporations or provide substitute policies for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations as of the date of this Agreement, in either case, of not less than the existing coverage and having other terms not less favorable in the aggregate to the insured Persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Acquired Corporations prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.5(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ insurance policy for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then the Company may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect for a period of six (6) years after the Effective Time, and continue to honor the obligations thereunder.
(c) In the event that any Acquired Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Acquired Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Corporation assume the obligations set forth in this Section 5.5.
(d) The provisions of this Section 5.5 (i) shall survive the Effective Time and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.5 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.
5.6 Stockholder Litigation. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any litigation against the Company and/or its directors or officers relating to the Transactions (and shall give due consideration to Parent’s comments and other advice with respect to such litigation), and the right to consult on any settlement with respect to such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

5.7 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 5.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided that (i) without the prior written consent of Parent, the Company shall not, and shall cause each of the other Acquired Corporations not to, pay or commit to pay to such Person that is not a Governmental Body, whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor any of its Affiliates shall be required to pay or commit to pay to any Person that is not a Governmental Body whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation to any such Person; and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third Person against such Party.
5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party); (b) subject to Section 5.1, a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party as is feasible and giving the other Party a right to review such press release or public statement, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and (c) no Party needs to consult with any other Party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(e) or with respect to any Acquisition Proposal, Superior Offer or Company Adverse Recommendation Change in each case, made in accordance with the terms of this Agreement (it being understood, for the avoidance of doubt, that nothing in this Section 5.8 shall limit the Company’s obligations under Section 4.3 and Section 5.1).
5.9 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions or the transactions contemplated by the CVR Agreement, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
5.10 CVR Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
5.11 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options and Company RSUs in the Merger by applicable individuals in order to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.12 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
SECTION 6

CONDITIONS PRECEDENT TO THE MERGER
6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Approvals Under Antitrust Laws. (i) Any waiting period (or any extension thereof) under the HSR Act applicable to the Merger and any commitment by the Parties not to consummate the Transactions before a certain date under a timing agreement shall have expired or been terminated, and (ii) any clearance or affirmative approval applicable to the Merger under the Antitrust Laws of the Governmental Bodies set forth on Section 6.1(b) of the Company Disclosure Schedule shall have been obtained and any mandatory waiting period related thereto shall have expired or been terminated.
(c) No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction in a jurisdiction where Parent or any of its Affiliates or any of the Acquired Corporations operate their respective businesses or own any material assets (a “Specified Governmental Body”) and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Specified Governmental Body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.
6.2 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in (A) the first sentence of Section 2.1(a) (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), clauses (b) and (h) of Section 2.3 (Capitalization, Etc.), Section 2.22 (Authority; Binding Nature of Agreement), Section 2.23 (Takeover Laws), Section 2.25 (Opinion of Financial Advisors) and Section 2.26 (Brokers and Other Advisors) shall be accurate in all material respects as of the date of this Agreement and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), (B) clauses (a) and (d) of Section 2.3 (Capitalization, Etc.) shall be accurate in all respects except for any de minimis inaccuracies as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), and (C) Section 2.5(b) (No Material Adverse Effect) shall be accurate in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date with respect to the earlier period set forth in Section 2.5(b); and (ii) the representations and warranties of the Company set forth in this Agreement, other than those referred to in clauses (i)(A) through (i)(C) above, shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(d) Delivery of Officer Certificates. Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.
6.3 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.1 (Due Organization), Section 3.2 (Merger Sub), Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.10 (Brokers and Other Advisors) shall be accurate in all material respects (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement, other than those referred to in clause (i) above, shall be accurate (without taking into account any “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing Date.
(c) Delivery of Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on its behalf by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
(d) CVR Agreement. The CVR Agreement shall be in full force and effect.
SECTION 7

TERMINATION
7.1 Termination. This Agreement may be terminated prior to the Effective Time:
(a) by mutual written consent of Parent and the Company at any time prior to the Closing;
(b) by either Parent or the Company, at any time prior to the Closing, if the Closing shall not have occurred on or prior to midnight Eastern Time, on October 8, 2024 (the “End Date”); provided, however, that in the case of this Section 7.1(b), (x)(i) if on the End Date all of the conditions set forth in Section 6, other than Sections 6.1(b) and 6.1(c) (solely in respect of the HSR Act and the Antitrust Laws of the Governmental Bodies set forth on Section 6.1(b) of the Company Disclosure Schedule), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied), then the End Date shall automatically be extended by a period of 90 days (and all references to the End Date herein shall be as so extended) and (ii) if on such date as extended by the immediately preceding clause (i), all of the conditions set forth in Section 6, other than Sections 6.1(b) and 6.1(c) (solely in respect of the HSR Act and the Antitrust Laws of the Governmental Bodies set forth on Section 6.1(b) of the Company Disclosure Schedule), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied), then the End Date shall be further automatically extended by a period of 90 days (and all references to the End Date herein shall be as so extended); and (y) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose material breach of this Agreement has proximately caused or resulted in the Merger not being consummated by such date;
(c) by either Parent or the Company if a Specified Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose material breach of this Agreement has proximately caused or resulted in the issuance of such final and nonappealable order, decree, ruling or other action;
(d) by Parent at any time prior to the Cut-off Time, if: (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Merger Proxy Statement when mailed, or shall have effected a Company Adverse Recommendation Change; (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer or fails to publicly reaffirm the Company Board Recommendation within ten (10) business days of the commencement of such tender offer or exchange offer; or (iii) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three (3) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three (3) occasions);
(e) by the Company at any time prior to the Cut-off Time, in order to accept a Superior Offer and substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors shall have determined, in good faith, constitutes a Superior Offer in accordance with Section 5.1 (a “Specified Agreement”); provided that such termination shall be effective only if the Company shall have paid the Termination Fee immediately prior to or substantially concurrently with such termination;
(f) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholder Meeting or any adjournment or postponement thereof at which the vote was taken in respect of this Agreement and the Merger;
(g) by Parent at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred, in each case such that a condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 7.1(h); or
(h) by the Company at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case, such that a condition set forth in Sections 6.3(a) or 6.3(b) would not be satisfied and cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit Parent to terminate this Agreement pursuant to Section 7.1(g).
7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination;

provided, however, that (a) the final sentence of Section 4.1, this Section 7.2, Section 7.3 and Section 8 (other than Section 8.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or Willful Breach of this Agreement prior to termination.
7.3 Expenses; Termination Fees.
(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
(b) In the event that:
(i) this Agreement is terminated by the Company pursuant to Section 7.1(e);
(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or
(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to proviso (y) to Section 7.1(b)) or Section 7.1(f) or by Parent pursuant to Section 7.1(g), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal or an Acquisition Proposal has otherwise been communicated to the Board of Directors after the execution and delivery of this Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally, and in the case of a publicly disclosed Acquisition Proposal, publicly withdrawn prior to such termination and (C) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of this clause (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “100%”;
then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), prior to or substantially concurrently with such termination (or if termination occurs on a day that is not a business day, the next business day), (y) in the case of Section 7.3(b)(ii), within three (3) business days after such termination or (z) in the case of Section 7.3(b)(iii), prior to or substantially concurrently with the earlier of entering into the definitive agreement with respect to, or consummating the Acquisition Proposal referred to in clause (C) of Section 7.3(b)(iii) (or if the entry into or the consummation, as applicable, occurs on a day that is not a business day, the next business day); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $168,000,000. Payment of the Termination Fee pursuant to this Section 7.3(b), together with any amounts that become due pursuant to Section 7.3(d), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Parent Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and no Parent Related Party shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that the foregoing shall not relieve the Company from any liability for fraud or Willful Breach of this Agreement prior to such termination. In the event of any termination described in this Section 7.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to this Section 7.3(b) together with any amounts that become due pursuant to Section 7.3(d), shall be the sole and exclusive remedy of the Parent Related Parties against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve the Company from any liability for fraud or Willful Breach of this Agreement prior to such termination; provided, further, that Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5(b), but in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee.
(c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(c) as a result of a final and nonappealable order, decree, ruling or other action by a court of competent jurisdiction or any other Governmental Body of competent jurisdiction and solely to the extent arising under the HSR Act or other Antitrust Laws or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b), (B) any of the conditions set forth in Sections 6.1(b) or 6.1(c) (solely in respect of the HSR Act and other Antitrust Laws) have not been satisfied and (C) all of the conditions set forth in Section 6.1, other than any of the conditions set forth in Sections 6.1(b) or 6.1(c) (solely in respect of the HSR Act and other Antitrust Laws), and in Section 6.2 shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Closing, each of which is then capable of being satisfied); then Parent will promptly pay or cause to be paid to the Company a reverse termination fee (the “Reverse Termination Fee”) of $240,000,000 in cash, but in no event later than three (3) business days after such termination in the event of a termination by the Company and concurrently with and as a condition to termination in the event of a termination by Parent. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 7.3(c) more than once. Payment of the Reverse Termination Fee pursuant to this Section 7.3(c), together with any amounts that become due pursuant to Section 7.3(d), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any Company Related Party or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and no Company Related Party shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided, that the foregoing shall not relieve Parent or Merger Sub from any liability for fraud or Willful Breach of this Agreement prior to such termination. In the event of any termination described in this Section 7.3(c), (i) payment from Parent to the Company of the Reverse Termination Fee pursuant to this Section 7.3(c), together with any amounts that become due pursuant to Section 7.3(d), shall be the sole and exclusive remedy of the Company Related Parties against Parent, Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not relieve Parent or Merger Sub from any liability for fraud or Willful Breach of this Agreement prior to such termination.
(d) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 7.3(b), or Parent fails to timely pay any amount due pursuant to Section 7.3(c), and, in order to obtain the payment, the Party to whom payment is due commences a Legal Proceeding which results in a judgment against the other Party, the other Party shall pay the Party to whom payment is due its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
SECTION 8

MISCELLANEOUS PROVISIONS
8.1 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of the respective Boards of Directors of the Company, Parent and Merger Sub at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent permissible under applicable Legal Requirements, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, no waiver shall be made which by applicable Legal Requirement requires further approval by the holders of Shares without obtaining such further approval. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
8.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time.
8.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule), the CVR Agreement (including any annexes, schedules and exhibits thereto) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.
(a) This Agreement, the Transactions and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.9. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in

Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.
(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5(c).
8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any controlled Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement.
8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration, as applicable, pursuant to Section 1 following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Options and Company RSUs to receive the Merger Consideration pursuant to Section 1.8 following the Effective Time in accordance with the terms of this Agreement; (b) the provisions set forth in Section 5.5 of this Agreement; and (c) the limitations on liability of the Company Related Parties set forth in Section 7.3(b).
8.8 Transfer Taxes. Except as otherwise provided in Section 1.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.
8.9 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):
if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08540
Attention: Executive Vice President, Strategy and Business Development

with a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08540
Attention: Senior Vice President and Associate General Counsel,
Transactions Law
Email: transactionslegal@bms.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Daniel Wolf, P.C.; Jonathan Davis, P.C., Emily Lichtenheld
Email: Daniel.Wolf@kirkland.com; Jonathan.Davis@kirkland.com;
Emily.Lichtenheld@kirkland.com

if to the Company (prior to the Effective Time):

Mirati Therapeutics, Inc.
3545 Cray Court
San Diego, California 92121
Attention: Chief Legal Officer
Email: info@mirati.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention: Graham Robinson; Laura Knoll
Email: graham.robinson@skadden.com; laura.knoll@skadden.com
8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
8.11 Obligation of Parent. Parent shall ensure that Merger Sub (and, following the Effective Time, the Surviving Corporation) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation, as applicable, under this Agreement, and Parent shall be jointly and severally liable with Merger Sub or the Surviving Corporation, as applicable, for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

8.12 Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.
(d) As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified.
(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.
(f) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(g) The term “dollars” and character “$” shall mean United States dollars.
(h) The phrases “made available” and “delivered,” when used in reference to any documents or information made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i) uploaded to, and accessible to Parent, Merger Sub or any of their respective Representatives in, the online data rooms hosted on behalf of the Company at www.dfsvenue.com under the name “Project Vineyard” in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement or (ii) provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives in complete and unredacted form at least 24 hours prior to the execution and delivery of this Agreement.
(i) Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).
(j) The phrases “ordinary course of business” and “ordinary course” shall mean “ordinary course of business consistent with past practice.”
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
MIRATI THERAPEUTICS, INC.

By:	/s/ Charles Baum
Name: Charles Baum, M.D., PhD.
Title: Founder, President and CEO

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Elizabeth A. Mily
Name: Elizabeth A. Mily
Title: Executive Vice President, Strategy and Business Development

VINEYARD MERGER SUB INC.

By:	/s/ Elizabeth A. Mily
Name: Elizabeth A. Mily
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
401(k) Plan. “401(k) Plan” is defined in Section 5.3(c) of the Agreement.
Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 4.3(a) of the Agreement.
Acquired Corporations. “Acquired Corporations” is defined in Section 2.1(a) of the Agreement.
Acquisition Proposal. “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or license of, partnership, collaboration or revenue-sharing arrangement with respect to, assets of the Acquired Corporations equal to 20% or more of the fair market value of the consolidated assets of the Acquired Corporations or to which 20% or more of the Acquired Corporations’ revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or 20% or more of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, in each case other than the Transactions.
Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
Agreement. “Agreement” is defined in the preamble to the Agreement.
Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.
Antitrust Laws. “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign anti-trust laws, any laws relating to foreign direct investment, and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or intended to prohibit, restrict or regulate foreign direct investment or investment that could affect national security interests.
Applicable Company RSU. “Applicable Company RSU” is defined in Section 1.8(e) of the Agreement.
Board of Directors. “Board of Directors” is defined in the Introduction to the Agreement.
Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.
business day. “business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.
Certificated Shares. “Certificated Shares” is defined in Section 1.6(b) of the Agreement.
Certificates. “Certificates” is defined in Section 1.6(b) of the Agreement.
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Change of Control Payment. “Change of Control Payment” is defined in Section 2.10(a)(vii) of the Agreement.
Closing. “Closing” is defined in Section 1.3(a) of the Agreement.
Closing Consideration. “Closing Consideration” is defined in the Introduction of the Agreement.
Closing Date. “Closing Date” is defined in Section 1.3(a) of the Agreement.
Code. “Code” shall mean the Internal Revenue Code of 1986.
Company. “Company” is defined in the preamble to the Agreement.
Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 5.1(a) of the Agreement.
Company Associate. “Company Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or its Subsidiaries.
Company Board Recommendation. “Company Board Recommendation” is defined in the Introduction to the Agreement.
Company Common Stock. “Company Common Stock” shall mean the common stock, $0.001 par value per share, of the Company.
Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent concurrently with the execution of this Agreement.
Company Equity Plans. “Company Equity Plans” shall mean the Company’s 2022 Equity Incentive Plan, 2013 Equity Incentive Plan and Inducement Plan, each as amended (but shall not include the Company ESPP).
Company ESPP. “Company ESPP” shall mean the Company’s 2013 Employee Stock Purchase Plan.
Company IP. “Company IP” shall mean (a) all Intellectual Property Rights that are owned or purported to be owned by any of the Acquired Corporations (“Company Owned IP”) and (b) all third party Intellectual Property Rights exclusively licensed to any of the Acquired Corporations.
Company Options. “Company Options” shall mean all compensatory options to purchase Shares.
Company Owned IP. “Company Owned IP” is defined in the definition of Company IP.
Company Preferred Stock. “Company Preferred Stock” shall mean the preferred stock, $0.001 par value per share, of the Company.
Company Related Parties. “Company Related Parties” is defined in Section 7.3(b) of the Agreement.
Company Returns. “Company Returns” is defined in Section 2.16(a) of the Agreement.
Company RSUs. “Company RSUs” shall mean restricted stock units with respect to Shares, including performance vesting restricted stock units with respect to Shares.
Company SEC Documents. “Company SEC Documents” is defined in Section 2.4(a) of the Agreement.
Company Securities. “Company Securities” is defined in Section 2.3(h).
Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 2.22 of the Agreement.
Company Stockholder Meeting. “Company Stockholder Meeting” is defined in Section 4.4(b) of the Agreement.
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Company Systems. “Company Systems” shall mean the computer systems, servers, hardware, software, websites, networks, servers, workstations, and all other physical or virtual information technology equipment used by or on behalf of, or owned or controlled by, the Acquired Corporations.
Company Warrants. “Company Warrants” shall mean, collectively, all unexpired and unexercised issued and outstanding warrants to purchase shares of Company Common Stock issued by or on behalf of the Company.
Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 4.1 of the Agreement.
Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.
Continuation Period. “Continuation Period” is defined in Section 5.3 of the Agreement.
Continuing Employee. “Continuing Employee” is defined in Section 5.3 of the Agreement.
Contract. “Contract” shall mean any legally binding agreement.
Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.
Cut-off Time. “Cut-off Time” is defined in Section 4.3(c) of the Agreement.
CVR. “CVR” is defined in the Introduction of the Agreement.
CVR Agreement. “CVR Agreement” is defined in the Introduction of the Agreement.
Data Security Requirements. “Data Security Requirements” shall mean, to the extent governing the privacy, data protection or security of any Personal Information, all applicable (i) Legal Requirements (including the Health Insurance Portability and Accountability Act of 1996 and the EU General Data Protection Regulation), (ii) external-facing policies (including privacy policies), programs and notices of the Acquired Corporations, and (iii) contractual requirements to which any Acquired Corporation is a party.
Delaware Courts. “Delaware Courts” is defined in Section 8.5(a) of the Agreement.
Determination Notice. “Determination Notice” is defined in Section 5.1(b)(i) of the Agreement.
DGCL. “DGCL” shall mean the Delaware General Corporation Law.
Dissenting Shares. “Dissenting Shares” is defined in Section 1.7 of the Agreement.
DOJ. “DOJ” shall mean the U.S. Department of Justice.
Effective Time. “Effective Time” is defined in Section 1.3(b) of the Agreement.
Eligible Option. “Eligible Option” is defined in Section 1.8(b) of the Agreement.
Employee Plan. “Employee Plan” shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom equity, other equity or equity-based plan, severance, termination, retention, death and disability benefits, hospitalization, medical, welfare, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension, retirement, employment, consulting, separation or similar agreement, and each other benefit or compensation plan, policy, program, agreement or arrangement, in each case (i) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Affiliates, (ii) that provides benefits or compensation to any current or former employee or other individual service provider of the Company or any of its Subsidiaries, (iii) with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including on account of an ERISA Affiliate, or (iv) to which the Company or any of its Subsidiaries is a party.
Encumbrance. “Encumbrance” shall mean any lien, pledge, charge, hypothecation, mortgage, security interest, encumbrance, right of first refusal, preemptive right or similar restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the use of, or receipt of any income derived from, any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
End Date. “End Date” is defined in Section 7.1(b) of the Agreement.
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Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
ERISA Affiliate. “ERISA Affiliate” is defined in Section 2.18(b) of the Agreement.
Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
Excluded Shares. “Excluded Shares” is defined in Section 1.5(a)(iii) of the Agreement.
Ex-Im Laws. “Ex-Im Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Legal Requirements administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
FDA. “FDA” shall mean the United States Food and Drug Administration.
FDCA. “FDCA” shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), and all binding rules, regulations and guidelines promulgated thereunder.
FTC. “FTC” shall mean the U.S. Federal Trade Commission.
GAAP. “GAAP” is defined in Section 2.4(b) of the Agreement.
Good Clinical Practices. “Good Clinical Practices” shall mean FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312.
Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, franchise, permission, clearance, consent, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal (public or private).
Governmental Health Program. “Governmental Health Program” shall mean any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other healthcare program administered by a Governmental Body.
Hazardous Materials. “Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.
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Healthcare Laws. “Healthcare Laws” shall mean all healthcare Legal Requirements including, to the extent applicable to the business of the Acquired Corporations: (a) the FDCA and laws promulgated thereunder, including current Good Manufacturing Practice (cGMP) regulations as set out in 21 C.F.R. Parts 210 and 211 and 21 C.F.R. Parts 600-680; (b) the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) the Physician Payments Sunshine Act; (d) the federal Anti-Kickback Statute (42 U.S.C.A § 1320a7b(b)), the Anti-Kickback Act of 1986 (41 U.S.C. § 51 et seq.), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a), the False Claims Law (42 U.S.C. §1320a-7b(a)), the anti-inducement law (42 U.S.C. § 1320a-7a(a)(5)), the Exclusion law (42 U.S.C. § 1320a-7), the Deficit Reduction Act of 2005, the Patient Protection and Affordable Care Act of 2010 and all amendments thereto, the 21st Century Cures Act (Pub. L. 114-255); (e) state and federal pharmaceutical licensing, disclosure and reporting regulatory requirements, including any applicable state and federal controlled substance and drug diversion Legal Requirements, including the Federal Controlled Substances Act (21 U.S.C. § 801, et seq); (f) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act; (g) regulations promulgated pursuant to any of the items referenced in sub-clauses (a) through (f), and any and all amendments or modifications made from time to time; and (h) any comparable foreign laws.
Healthcare Regulatory Authority. “Healthcare Regulatory Authority” is defined in Section 2.13(a) of the Agreement.
HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Indebtedness. “Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including that portion of obligations with respect to any capital leases that is classified as a liability on a balance sheet in conformity with GAAP, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts for indebtedness for borrowed money owing to any Person other than an Acquired Corporation, (iii) any reimbursement obligations in respect of letters of credit and bankers’ acceptances (other than obligations in respect of letters of credit and bankers’ acceptances used as security for leases), (iv) all indebtedness created with respect to, or arising under, any deferred purchase price of property or services, any conditional sale or other title retention agreement with respect to property acquired or (v) any guaranty of any such obligations described in clauses (i) through (iv) of any Person other than an Acquired Corporation (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business consistent with past practice).
Indemnified Persons. “Indemnified Persons” is defined in Section 5.5(a) of the Agreement.
Intellectual Property Rights. “Intellectual Property Rights” shall mean all intellectual property and industrial property rights of every kind and description throughout the world, and without limiting the foregoing, all U.S. and foreign (i) patents, patent applications and all related provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing and applications and registrations for the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, and all registrations and applications for the foregoing (“Copyrights”), (iv) trade secrets and confidential ideas, know-how, inventions, proprietary processes, formulae, models, methodologies, and rights in data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content, data layers, devices, assays, specifications and information with respect to physical, chemical and biological materials, compounds, compositions of matter, and compound libraries, whether or not patentable (“Trade Secrets”), and (v) all rights to prosecute and perfect the same and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
Intervening Event. “Intervening Event” shall mean any event, development, occurrence, circumstance, change or effect (other than any event, development, occurrence, circumstance, change or effect resulting from or arising out of a breach of this Agreement by any Acquired Corporation) occurring
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after the date of this Agreement that has a material positive effect on the financial condition or results of operations of the Acquired Corporations (taken as a whole) and that: (a) was not known to the Board of Directors prior to the date of this Agreement (or, if known, the consequences of which were not reasonably foreseeable as of or prior to the date of this Agreement), and (b) does not relate to (A) any Acquisition Proposal, (B) any change in the price of the Company Common Stock in and of itself, or (C) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the underlying reasons for such changes or events described in clauses (B) and (C) may be taken into account when determining whether an Intervening Event has occurred.
In the Money Option. “In the Money Option” is defined in Section 1.8(a) of the Agreement.
IRS. “IRS” shall mean the U.S. Internal Revenue Service.
knowledge. “knowledge” with respect to an Entity shall mean, with respect to any matter in question, the actual knowledge of any of such Entity’s executive officers (and where such Entity is the Company, the executive officers set forth on Section A of the Company Disclosure Schedule) after reasonable inquiry by such executive officer, including of their direct reports; provided that the foregoing shall not require any freedom to operate analysis with respect to validity or non-infringement of Intellectual Property Rights.
Labor Agreement. “Labor Agreement” is defined in Section 2.10(a)(xi) of the Agreement.
Last Trading Price. “Last Trading Price” shall mean the last trading price of a Share before the Effective Time as reported by the principal exchange on which the Shares are traded.
Leased Real Property. “Leased Real Property” is defined in Section 2.7(b) of the Agreement.
Legal Proceeding. “Legal Proceeding” shall mean any action, suit, claim, charge, audit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard (whether formally or informally, whether publicly or privately) by or before any Governmental Body or any arbitrator.
Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, act, order, injunction, award, writ, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange).
Material Adverse Effect. “Material Adverse Effect” shall mean any event, development, occurrence, circumstance, change or effect which, individually or when taken together with all other events, developments, occurrences, circumstances, changes or effects, has had or would reasonably be expected to have, a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date or (b) the business, assets, financial condition or results of operations of the Acquired Corporations, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, development, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 2.23 and the condition set forth in Section 6.2(a)(ii) solely as such condition relates to Section 2.23); (iii) any event, development, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, financial or market conditions; (iv) any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (v) any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material
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Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from or otherwise relating to any action taken by an Acquired Corporation at the written direction of Parent or any action specifically required to be taken by an Acquired Corporation under this Agreement, or the failure of an Acquired Corporation to take any action that such Acquired Corporation is specifically prohibited by the terms of the Agreement from taking to the extent Parent fails to give its consent thereto after a written request therefor pursuant to Section 4.2; (viii) any event, development, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; or (ix) any event, development, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); provided that any event, development, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (ix) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, development, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate.
Material Contract. “Material Contract” is defined in Section 2.10(a) of the Agreement.
Maximum Amount. “Maximum Amount” is defined in Section 5.5(b) of the Agreement.
Maximum Total Consideration. “Maximum Total Consideration” shall mean the sum of the Closing Consideration and the maximum amount payable in respect of one CVR.
Merger. “Merger” is defined in the Introduction to the Agreement.
Merger Consideration. “Merger Consideration” is defined in the Introduction to the Agreement.
Merger Proxy Statement. “Merger Proxy Statement” is defined in Section 2.4(g) of the Agreement.
Merger Sub. “Merger Sub” is defined in the Preamble to the Agreement.
Nasdaq. “Nasdaq” shall mean The Nasdaq Global Select Market.
Non-U.S. Plan. “Non-U.S. Plan” is defined in Section 2.18(f) of the Agreement.
OCR. “OCR” shall mean the U.S. Department of Health and Human Services Office for Civil Rights.
OFAC. “OFAC” shall mean the Office of Foreign Assets Control within the U.S. Department of the Treasury.
Parent. “Parent” is defined in the preamble to the Agreement.
Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, development, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Transactions in a timely manner on the terms set forth herein.
Parent Plans. “Parent Plans” is defined in Section 5.3(a) of the Agreement.
Parent Related Parties. “Parent Related Parties” is defined in Section 7.3(c) of the Agreement.
Parties. “Parties” shall mean Parent, Merger Sub and the Company.
Patents. “Patents” is defined in the definition of Intellectual Property Rights.
Paying Agent. “Paying Agent” is defined in Section 1.6(a) of the Agreement.
Payment Fund. “Payment Fund” is defined in Section 1.6(a) of the Agreement.
Per Share Exercise Price. “Per Share Exercise Price” is defined in Section 1.8(a) of the Agreement.
Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary
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course of business consistent with past practice under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice), (c) any interest or title of a lessor under leases (other than capital leases) entered into by the Company or its Subsidiaries in the ordinary course of business, and any Encumbrance related thereto, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (e) licenses of or other grants of rights to use or obligations with respect to Intellectual Property Rights entered into in the ordinary course of business, and (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report.
Person. “Person” shall mean any individual, Entity or Governmental Body.
Personal Information. “Personal Information” means data or other information that is defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” or similar terms under any applicable Legal Requirements.
Pre-Closing Period. “Pre-Closing Period” is defined in Section 4.1 of the Agreement.
Processed. “Processed” means any operation or set of operations that is performed on data or Company Systems, including access, collection, use, processing, securing, storage, transfer, disclosure, destruction, modification, or disposal.
Recall. “Recall” is defined in Section 2.13(e) of the Agreement.
Reference Date. “Reference Date” is defined in Section 2.3(a) of the Agreement.
Registered Company IP. “Registered Company IP” is defined in Section 2.8(a) of the Agreement.
Regulatory Filings. “Regulatory Filings” is defined in Section 5.2(c) of the Agreement.
Regulatory Permit. “Regulatory Permit” shall mean any and all licenses, permits, certifications, authorizations, approvals, registrations and enrollments required for the operation of the business of the Acquired Corporations that are issued or enforced by a Governmental Body with jurisdiction over any Healthcare Laws, including investigational new drug applications, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, as defined in 21 C.F.R. § 601.2, establishment registrations, as defined in 21 C.F.R. § 207, and product listings, as defined in 21 C.F.R. § 207, all supplements or amendments thereto, and all comparable Governmental Authorizations.
Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.
Reverse Termination Fee. “Reverse Termination Fee” is defined in Section 7.3(c) of the Agreement.
Rights Agent. “Rights Agent” is defined in the Introduction of the Agreement.
Sanctioned Country. “Sanctioned Country” shall mean any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).
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Sanctioned Person. “Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons, the UK Sanctions List, and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.
Sanctions Laws. “Sanctions Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to economic or trade sanctions, including the Legal Requirements administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and any member state thereof, His Majesty’s Treasury of the UK, or other relevant sanctions authority.
Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 2.4(a) of the Agreement.
SEC. “SEC” shall mean the United States Securities and Exchange Commission.
SEC Clearance Date. “SEC Clearance Date” is defined in Section 4.4(b) of the Agreement.
Securities Act. “Securities Act” shall mean the Securities Act of 1933.
Security Incident. “Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (ii) incident in which Personal Information was or is reasonably expected to have been Processed (including any exfiltration or disclosure) in an unauthorized or unlawful manner (whether any of the foregoing was possessed or controlled by the Acquired Corporations or by another Person on behalf of the Acquired Corporations).
Shares. “Shares” is defined in the Introduction to the Agreement.
Specified Agreement. “Specified Agreement” is defined in Section 7.1(e) of the Agreement.
Specified Arrangements. “Specified Arrangements” is defined in Section 5.3 of the Agreement.
Specified Governmental Body. “Specified Governmental Body” is defined in Section 6.1(c) of the Agreement.
Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 5.1(b)(i)); provided that (x) for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “100%” and (y) the reference to “license”, “partnership”, “collaboration” and “revenue-sharing arrangement” in the definition of Acquisition Proposal shall be disregarded and deemed deleted.
Surviving Corporation. “Surviving Corporation” is defined in the Introduction to the Agreement.
Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).
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Tax. “Tax” shall mean any U.S. federal, state, local, or non-U.S. or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto.
Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.
Termination Fee. “Termination Fee” is defined in Section 7.3(b) of the Agreement.
Total Consideration. “Total Consideration” is defined in Section 1.8(b) of the Agreement.
Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.
Trade Control Laws. “Trade Control Laws” is defined in Section 2.14(a) of the Agreement.
Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.
Transactions. “Transactions” shall mean (a) the execution and delivery of the Agreement and (b) all of the transactions contemplated by the Agreement, including the Merger.
Voting Agreement. “Voting Agreement” is defined in the Introduction of the Agreement.
WARN Act. “WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, or any similar Legal Requirements.
Willful Breach. “Willful Breach” shall mean a material breach of this Agreement prior to or in connection with the termination of this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would result in such breach.
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Exhibit B
Final Form
FORM OF CONTINGENT VALUE RIGHTS AGREEMENT1
This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between Bristol-Myers Squibb Company, a Delaware corporation (“Parent”) and [•], a [•], as Rights Agent (as defined herein). Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined herein).
RECITALS
WHEREAS, Parent, Vineyard Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Mirati Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of October 8, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, whereby (i) each issued and outstanding share of common stock of the Company, par value $0.001 per share (“Company Common Stock”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive (A) $58.00 per share, in cash, without interest and (B) one (1) contingent value right (a “CVR”), which shall represent, subject to the terms set forth in this Agreement, the right to receive the Milestone Payment (as defined below) (clauses (A) and (B), collectively, the “Merger Consideration”), and (ii) the Company shall continue as a wholly-owned subsidiary of Parent; and
WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, holders of Company Common Stock (other than Excluded Shares and Dissenting Shares), including holders of Company Warrants, In the Money Options or Eligible Company RSUs will become entitled (any such holders, the “Initial Holders”) to receive up to one contingent cash payment per CVR, such payment being contingent upon, and subject to, the achievement of the Milestone (as defined below) prior to the earlier of the Milestone Expiration (as defined below) and the Termination (as defined below), subject to and in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:
ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:
“Acting Holders” means, at the time of determination, Holders of not less than fifty percent (50%) of outstanding CVRs as set forth in the CVR Register.
“Agreement” has the meaning set forth in the preamble hereto.
“Assignee” has the meaning set forth in Section 6.3.
“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity, and (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.
“Commercially Diligent Efforts” means, with respect to a particular task, a level of efforts that is consistent with the efforts and resources normally used by a biopharmaceutical company of comparable size and resources as Parent in the exercise of its commercially reasonable business practices relating to
[1]	Note to Draft: Draft remains subject to the Rights Agent’s review.
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performance of a task for a similar compound or product (including the research and development of a compound or product), as applicable, at a similar stage in its research and development or commercial life as the CVR Product, and of similar scientific data/validation, and that has commercial and market potential similar to the CVR Product, taking into account issues of intellectual property coverage, safety, tolerability and efficacy, stage of development, product profile, the competitiveness of other products in development or the marketplace, supply chain management considerations, proprietary position, regulatory exclusivity, the regulatory structure involved, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, any delays or pauses of programs relating to external factors (including, but not limited to, pandemic, natural disaster, government shutdown, war, terrorist attack and cyber-attack), profitability (including pricing and reimbursement status achieved or likely to be achieved), amounts payable to licensors of patents or other intellectual property rights, alternative products and programs, and legal issues.
“Company” has the meaning set forth in the Recitals hereto.
“Company Common Stock” has the meaning set forth in the Recitals hereto.
“Company Warrants” means, collectively, all issued and outstanding warrants to purchase shares of Company Common Stock issued by or on behalf of the Company that are unexpired and unexercised as of the Effective Time.
“CVRs” means the rights of Holders hereunder (granted to Initial Holders as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive contingent cash payments on the terms and subject to the conditions of this Agreement and the Merger Agreement.
“CVR Product” means MRTX1719.
“CVR Product Milestone” means all of the following: (a) the submission of the CVR Product NDA to the FDA and (b) the FDA’s confirmation of acceptance of the filing of the CVR Product NDA.
“CVR Product Milestone Achievement Outside Date” means [•]2.
“CVR Product NDA” means a New Drug Application for the approval of the CVR Product for the treatment of either locally advanced or metastatic non-small cell lung cancer that is indicated for use in patients who have received no more than two prior lines of systemic therapy (i.e., indicated for use in the first, second and/or third line settings).
“CVR Register” has the meaning set forth in Section 2.3(b).
“Delaware Courts” has the meaning set forth in Section 6.5(a).
“Depositary” means Computershare Trust Company, N.A.
“DTC” means The Depository Trust Company or any successor thereto.
“Eligible Company RSUs” means Company RSUs other than (a) 2024 Awards and/or (b) Company RSUs described in Section 1.8(d)(iii)-(iv) of the Company Disclosure Schedule.
“Equity Award CVR” means a CVR received by an Initial Holder in respect of an In the Money Option or Eligible Company RSU.
“FDA” means the United States Food and Drug Administration.
“Funds” has the meaning set forth in Section 2.6.
“Holder” means a Person in whose name a CVR is registered in the CVR Register as of the applicable date and time of determination.
“Initial Holder” has the meaning set forth in the Recitals hereto.
“Merger” has the meaning set forth in the Recitals hereto.
“Merger Agreement” has the meaning set forth in the Recitals hereto.
[2]	Note to Draft: To reflect the seventh anniversary of the closing date.
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“Merger Consideration” has the meaning set forth in the Recitals hereto.
“Merger Sub” has the meaning set forth in the Recitals hereto.
“Milestone” means the CVR Product Milestone has occurred.
“Milestone Expiration” means if as of the end of the CVR Product Milestone Achievement Outside Date, the Milestone has not occurred, 12:01 a.m. New York City time on the calendar day following the CVR Product Milestone Achievement Outside Date.
“Milestone Notice” has the meaning set forth in Section 2.4(a).
“Milestone Payment” means twelve dollars ($12.00) per CVR, without interest.
“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.
“Milestone Payment Date” has the meaning set forth in Section 2.4(a).
“New Drug Application” means a new drug application (including any supplemental new drug application) filed with the FDA pursuant to 21 U.S.C. § 355(b) and 21 C.F.R. Part 314 (for clarity, including accelerated approval under 21 C.F.R., Part 314 Subpart H) or a biologics license application (including any supplemental biologics license application) filed with the FDA pursuant to 42 U.S.C. § 262 and 21 C.F.R. Part 601 (for clarity, including accelerated approval under 21 C.F.R. Part 601 Subpart E).
“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.
“Parent” has the meaning set forth in the preamble hereto.
“Permitted CVR Transfer” means: a transfer of CVRs (a) by will or intestacy upon death of a Holder; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger of the Holder) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any Holder that is a corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended); or (g) as provided in Section 2.7.
“Regulatory Approval” means the approval by the FDA of the CVR Product NDA that is necessary for the commercial marketing and sale of the CVR Product in the United States of America, regardless of any (a) limitations on patient population, (b) obligation to conduct any post-marketing study or (c) other than with respect to the Milestone, as set forth in the definition thereof, contraindications or limitations on use, or other conditions, restrictions or commitments placed on such approval.
“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
“Termination” has the meaning set forth in Section 6.8.
Section 1.2 Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Except as otherwise indicated, all references in this Agreement to “Sections” or “Exhibits” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. As used in this Agreement, the word “including” and words of similar
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import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” and “ordinary course” shall mean the ordinary course of business consistent with past practice. All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein. Any reference to (i) any Governmental Body includes any successor to that Governmental Body; and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date). The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1 CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payment pursuant to, and subject to the terms and conditions of, this Agreement.
Section 2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer; the foregoing restrictions shall apply notwithstanding that certain of the CVRs will be held through DTC. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will not be evidenced by a certificate or other instrument.
(A) The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in book-entry position and Permitted CVR Transfers thereof. The CVR Register shall set forth (x) with respect to holders of Company Common Stock that hold such shares in book-entry form through DTC immediately prior to the Effective Time, one (1) position for Cede & Co. (as nominee of DTC) representing all such shares of Company Common Stock that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, and (y) with respect to (A) holders of shares of Company Common Stock that hold such shares in certificated form immediately prior to the Effective Time that were converted into the right to receive the Merger Consideration as a consequence of the Merger in accordance with the terms of the Merger Agreement, upon delivery to the Depositary by each such holder of the applicable stock certificates, together with a validly executed letter of transmittal and such other customary documents as may be reasonably requested by the Depositary, in accordance with the Merger Agreement, (B) holders of shares of Company Common Stock who hold such shares in book-entry form through the Company’s transfer agent immediately prior to the Effective Time, and (C) holders of Company Warrants, In the Money Options and Eligible Company RSUs, in each case of clauses (A), (B) and (C), the applicable number of CVRs to which each such holder is entitled pursuant to the Merger Agreement or the Company Warrants (other than, in the case of the foregoing clauses (x), (y)(A) and (y)(B), those who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Legal Requirement of the State of Delaware). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent.
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(b) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with Section 2.2 that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.
(c) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.
Section 2.4 Payment Procedures; Notices.
(a) If the Milestone is attained prior to the Milestone Expiration for such Milestone and before the Termination, then on or prior to the date that is fifteen (15) Business Days following the achievement of the Milestone (such date, the “Milestone Payment Date”), (i) Parent shall deliver to the Rights Agent (x) a written notice indicating that the Milestone has been achieved (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement and that the Holders are entitled to receive the Milestone Payment and (y) any letter of instruction reasonably requested by the Rights Agent and (ii) Parent shall deliver to the Rights Agent the payment required by Section 4.2. For the avoidance of doubt, the Milestone Payment shall only be due once, subject to the conditions set forth herein, if at all.
(b) The Rights Agent will promptly, and in any event within fifteen (15) Business Days after receipt of the Milestone Notice as well as any letter of instruction reasonably requested by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and pay the Milestone Payment Amount to each Holder (other than a Holder of an Equity Award CVR) (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instruction. Parent, Surviving Corporation or their Affiliate will pay the Milestone Payment Amount to each Holder of an Equity Award CVR within fifteen (15) Business Days of the receipt of the Milestone Notice, subject to Section 2.4(c) of this Agreement.
(c) Parent and its Affiliates and the Rights Agent shall be entitled to deduct and withhold from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Legal Requirement. With respect to Initial Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ payroll system or any successor payroll system. Prior to paying any Milestone Payment Amount to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information in order to avoid or reduce any applicable withholding amount. Unless otherwise directed by Parent, the Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and remitted, such amounts shall be treated for all purposes of this
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Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The parties intend that each Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.
(d) Any portion of the Milestone Payment Amount that remains undistributed six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Legal Requirement.
(e) None of Parent, any of its Affiliates or the Rights Agent will be liable to any person in respect of any Milestone Payment Amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. If, despite efforts by the Rights Agent to deliver the Milestone Payment Amount to the applicable Holder pursuant to the Rights Agent’s customary unclaimed funds procedures, such Milestone Payment Amount has not been paid prior to the two (2) year anniversary of the Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Body), such Milestone Payment Amount will, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence.
(f) The Rights Agent shall be responsible for information reporting required under applicable Legal Requirement with respect to the CVRs, including upon the Holders’ receipt of such CVRs on Internal Revenue Service Form 1099-B or other applicable form and reporting any Milestone Payments hereunder on Internal Revenue Service Form 1099-B or other applicable form to the extent required under applicable Legal Requirement. Parent shall use commercially reasonable efforts to cooperate with the Rights Agent to provide any information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.4(f).
Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.
(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.
(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries.
(c) Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.
Section 2.6 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall keep funds received by it under this Agreement separate on its books and records so that such deposits can be subsequently identified on an individual basis and any such funds shall not be invested by the Rights Agent and shall not be used for any purpose not expressly provided for this Agreement or the Merger Agreement. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with
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this Section 2.6, including any losses resulting from a default by any bank or financial institution; provided, that in the event the Funds are diminished below the level required for the Rights Agent to make the Milestone Payment Amount (to the extent remaining due) to Holders that are not Holders of Equity Award CVRs, as required under this Agreement, including any such diminishment as a result of investment losses, Parent shall promptly pay additional cash to the Rights Agent in an amount equal to the deficiency in the amount required to make such payments.
Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding or entitled to further Milestone Payments for purposes of this Agreement.
Section 2.8 Tax Treatment. The parties hereto agree to treat (a) the CVRs (other than the Equity Award CVRs) for all U.S. federal and applicable state and local Tax purposes as additional consideration for or in respect of the Company Common Stock pursuant to the Merger Agreement and (b) the Equity Award CVRs for all U.S. federal and applicable state and local Tax purposes as additional compensation for or in respect of In the Money Options or Eligible Company RSUs, as applicable, pursuant to the Merger Agreement, and none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Body related to Taxes or for other Tax purposes except as otherwise required by applicable Legal Requirement. Parent and/or Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, except as required by applicable Legal Requirement.
ARTICLE III
THE RIGHTS AGENT
Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.
Section 3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:
(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;
(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;
(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;
(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
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(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;
(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;
(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful or intentional misconduct, bad faith or gross negligence;
(i) Parent agrees (i) to pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s income and franchise or similar Taxes imposed on it (in lieu of income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; notwithstanding the foregoing, Parent shall have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel, in each case in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders except in the case of any suit enforcing the provisions of Section 2.4(a) or Section 3.2(h); and
(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
Section 3.3 Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.
(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.
(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor
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Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.3(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.3.
(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.
Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.
ARTICLE IV
COVENANTS
Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, Company Warrants, Company Options or Eligible Company RSUs), the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.
Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved prior to the earlier of (x) the Milestone Expiration and (y) the Termination, Parent shall, in accordance with and subject to the achievement of the Milestone prior to the earlier of the Milestone Expiration or Termination, on or prior to the Milestone Payment Date, (i) deposit with the Rights Agent, for payment to the Holders who are not Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder who is not a Holder of an Equity Award CVR and (ii) deposit with Parent, Surviving Corporation, or their Affiliates, for payment to the Holders of Equity Award CVRs, in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder of an Equity Award CVR. For the avoidance of doubt, the Milestone Payment Amount shall only be paid, one time, if at all, subject to the achievement of the Milestone prior to the Milestone Expiration or Termination, and the maximum aggregate potential amount payable under this Agreement shall be $12.00 per CVR, without interest. If the Milestone has not been achieved prior to the Milestone Expiration, then Parent will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of the Milestone.
Section 4.3 Additional Covenants.
(a) Parent shall, and shall cause its Subsidiaries, licensees and transferees to, use Commercially Diligent Efforts to achieve the Milestone as promptly as practicable following the Effective Time; provided that use of Commercially Diligent Efforts does not guarantee that Parent will achieve the Milestone by a specific date or at all.
(b) In the event that the Milestone has not yet been achieved and Parent desires to consummate a Change of Control prior to the Milestone Expiration, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent to assume Parent’s and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement (including, for the avoidance of doubt, Section 6.11). No later than five (5) Business Days prior to the consummation of any Change of Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.3(b) and that all conditions precedent herein relating to such transaction have been complied with.
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ARTICLE V
AMENDMENTS
Section 5.1 Amendments without Consent of Holders.
(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;
(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not change the Milestone, the Milestone Expiration or the amount of the Milestone Payment;
(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4; or
(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.
(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.
(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.
Section 5.2 Amendments with Consent of Holders.
(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.
(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (which may include internal counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.
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Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.
ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION
Section 6.1 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):
If to the Rights Agent, to it at:
[•]

With a copy (which shall not constitute notice) to:

[•]
Attention:	[•]
Telephone:	[•]
Email:	[•]

If to Parent, to it at:

Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08540
Attention:	Executive Vice President, Strategy and Business Development

With a copy (which shall not constitute notice) to:

Bristol-Myers Squibb Company
Route 206 & Province Line Road
Princeton, New Jersey 08540
Attention:	Senior Vice President and Associate General Counsel, Transactions Law
Email:	transactionslegal@bms.com

and

Kirkland & Ellis LLP
601 Lexington Avenue New York, New York 10022
Attention:	Daniel Wolf, P.C.; Jonathan Davis, P.C., Emily Lichtenheld
Email:	Daniel.Wolf@kirkland.com;
Jonathan.Davis@kirkland.com
Emily.Lichtenheld@kirkland.com
Any party may specify a different address by giving notice in accordance with this Section 6.1.
Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not
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later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.
Section 6.3 Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (a) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (b) to any purchaser, transferee, licensee, or sublicensee that is a company in the pharmaceutical industry of substantially all of the Company IP and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (x) held, owned or entered into by Parent or its Subsidiaries immediately after the Effective Time and (y) necessary for the production, development or sale of the CVR Product; (c) in compliance with Section 4.3(b); or (d) otherwise with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b), (c) or (d), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent, as applicable, pursuant to the prior sentence. In connection with any assignment to an Assignee described in clauses (a) or (b) above in this Section 6.3, Parent (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments and Section 4.3(b), this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.
Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment amount has been finally determined in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.
Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement and any matters or disputes relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement: (i) each of the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns Parent, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate
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court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 6.1. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.
(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(b).
Section 6.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability or obligations hereunder (other than with respect to monies due and owing by Parent to the Rights Agent in respect of the Rights Agents’ services hereunder and any services to be performed by the Rights Agent under Section 2.4(f) hereof), and no payments will be required to be made, upon the earliest to occur of (such time, the “Termination”) (a) the failure to achieve the Milestone before the Milestone Expiration, (b) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the last of the Milestone Payment Amounts (if any) required to be paid under the terms of this Agreement, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. For the avoidance of doubt, the right of any Holder to receive the Milestone Payment with respect to the Milestone, and any covenants and obligations of Parent (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if the Milestone is not achieved before the Milestone Expiration or the Termination, whichever is earlier. Notwithstanding the foregoing, no termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 6.4, 6.5, 6.6, 6.7, 6.9, 6.12 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.
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Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof.
Section 6.10 Legal Holiday. In the event that the Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.
Section 6.11 Obligation of Parent. Parent shall ensure that the Surviving Corporation duly performs, satisfies and discharges each of the covenants, obligations and liabilities applicable to the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities.
Section 6.12 Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or is otherwise required by law or regulation.
[Remainder of Page Left Blank Intentionally]
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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:
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ANNEX I

FORM OF CERTIFICATE OF INCORPORATION OF
THE SURVIVING CORPORATION

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MIRATI THERAPEUTICS, INC.
ARTICLE ONE
The name of the corporation is Mirati Therapeutics, Inc. (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE FOUR
The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 per share.
ARTICLE FIVE
The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.
ARTICLE SIX
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE SEVEN
Subject to the provisions of the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subsequent to the adoption of this ARTICLE SEVEN, except to the extent that such liability arises (i) from a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this ARTICLE SEVEN, nor the adoption of any provision of the Certificate of Incorporation, the Bylaws or of any statute inconsistent with this ARTICLE SEVEN, shall eliminate or reduce the effect of this ARTICLE SEVEN, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.
To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advance expense to) directors and officers of the Corporation through Bylaws provisions, agreements with such persons, a vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this ARTICLE SEVEN to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
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Any repeal or modification of this ARTICLE SEVEN shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this ARTICLE SEVEN in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
ARTICLE EIGHT
The Corporation reserves the right to amend or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.
* * * *
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Annex B
Centerview Partners LLC 31 West 52nd Street New York, NY 10019 October 8, 2023
The Board of Directors
Mirati Therapeutics, Inc.
3545 Cray Court
San Diego, CA 92121
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.001 per share (the ”Shares”) (other than Excluded Shares, as defined below), of Mirati Therapeutics, Inc., a Delaware corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Vineyard Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) any Shares held immediately prior to the Effective Time (as defined in the Agreement) by (x) the Company (or held in the Company’s treasury), (y) Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or Merger Sub and (z) any wholly owned Subsidiary of the Company and (ii) any Dissenting Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive (a) $58.00 per Share in cash, without interest (the “Closing Consideration”) plus (b) one contractual contingent value right (a “CVR”) issued pursuant to and in accordance with the Contingent Value Rights Agreement in substantially the form attached to the Agreement (the “CVR Agreement”), per Share, representing the right to receive the Milestone Payment (as such term is defined in the CVR Agreement), (the Closing Consideration, taken together (and not separately) with one CVR, collectively, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger . In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Merger Sub, and we have not received any compensation from Parent or Merger Sub during such period. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated October 6, 2023 and a draft of the form of the CVR Agreement attached thereto (collectively, the “Draft Agreements”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2022, December 31, 2021 and December 31, 2020; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections and probabilities of success relating to the Company and the probability of realizing the Milestone Payment under the CVR Agreement prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement and the final executed CVR Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement and the CVR Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement, the CVR Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, the form or terms of the CVR with respect to transferability, illiquidity or otherwise, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

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V25369-S76470

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MIRATI THERAPEUTICS, INC.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V25370-S76470

MIRATI THERAPEUTICS, INC.
Special Meeting of Shareholders
December 13, 2023 at 9:00 AM, PT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Charles Baum and John Moriarty, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and with discretionary authority on all other matters that properly come before the meeting or any adjournment thereof, all of the shares of common stock of MIRATI THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 AM, PT on December 13, 2023, at www.virtualshareholdermeeting.com/MRTX2023SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side